Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of December 22, 2019

by and among

DRAFTKINGS INC.,

SBTECH (GLOBAL) LIMITED,

THE SBT SELLERS’ REPRESENTATIVE

THE SBT SELLERS,

DIAMOND EAGLE ACQUISITION CORP.,

DEAC NV MERGER CORP.

and

DEAC MERGER SUB INC.

TABLE OF CONTENTS

i

EXHIBITS AND SCHEDULES

Exhibit A – Amended and Restated New DK Charter
Exhibit B – Amended and Restated New DK Bylaws
Exhibit C – Amended and Restated Certificate of Incorporation of the Surviving Company
Exhibit D – Amended and Restated Bylaws of the Surviving Company
Exhibit E – Form of Stockholders Agreement
Exhibit F – NV Merger Agreement and Plan of Merger
Exhibit G – Declaration of Israeli Tax Resident

Schedule 1 – Pro Forma Capitalization Table of New DK

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 22, 2019, is by and among DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the sellers set forth on the signature pages hereto (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned Subsidiary of DEAC (“DEAC Newco”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of DEAC (“Merger Sub”). Each of DK, SBT, the SBT Sellers, DEAC and Merger Sub is individually a “Party” and collectively, the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into a business combination transaction upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, DEAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned Subsidiary of DEAC, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement (the “Transactions”);

WHEREAS, DEAC Newco is a newly formed, wholly-owned, direct Subsidiary of DEAC and was formed for the purpose of consummating the Transactions, and the parties hereto have agreed that it is desirable to utilize DEAC NewCo to effectuate the Transactions and file the Registration Statement with the SEC;

WHEREAS, the Parties intend to undertake a business combination transaction involving (i) the merger of Merger Sub with and into DK (the “DK Merger”), with DK surviving the DK Merger and continuing as a subsidiary of DEAC, followed immediately by (ii) the acquisition of all of the issued and outstanding share capital of SBT by New DK (as defined below);

WHEREAS, prior to the date hereof, as part of the Equity Offering, DEAC has conducted a private placement equity offering and has obtained firm commitments for US$304,713,520 in proceeds;

WHEREAS, the Parties intend that, at the closing of the Transactions (the “Closing”), (i) DEAC will merge with and into DEAC NewCo, with DEAC NewCo surviving (the “NV Merger”), (ii) DEAC NewCo will change its name to DraftKings Inc. (the entity surviving the merger, “New DK”) (for clarity, any reference in this Agreement to New DK shall also mean DEAC to the extent the matter relates to the pre-Closing period and any reference to DEAC shall also mean New DK to the extent the matter relates to the post-Closing period) and (iii) the Parties will execute the Stockholders Agreement, substantially in the form attached as Exhibit E hereto;

WHEREAS, prior to the Closing, DK intends to amend and restate its certificate of incorporation (the “DK Charter”) to implement a dual class structure (the “Dual Class Structure”) pursuant to which the existing shares of DK Common Stock (including shares of DK Preferred Stock that will be converted into shares of DK Common Stock) will be re-designated into shares of Class A common stock and, solely with respect to shares held by Jason Robins (the “CEO”), shares of Class B common stock, which will carry additional voting rights in the form of ten (10) votes per share, and with such shares of Class A common stock having voting rights of one (1) vote per share;

WHEREAS, the board of directors of DK (the “DK Board”) has unanimously (i) determined that it is in the best interests of DK and its stockholders to enter into this Agreement and declared advisable this Agreement, (ii) approved the execution, delivery and performance by DK of this Agreement and the consummation of the Transactions, including the Reincorporation Merger, the DK Merger and the SBT Acquisition, and (iii) resolved to recommend the adoption of this Agreement to the DK stockholders;

WHEREAS, the board of directors of SBT (the “SBT Board”) has approved (i) this Agreement and the Transactions and (ii) the execution, delivery and performance of this Agreement by SBT and the consummation of the Transactions;

WHEREAS, the board of directors of DEAC (the “DEAC Board”) has unanimously (i) determined that it is in the best interests of DEAC and its stockholders to enter into this Agreement and declared advisable this Agreement and (ii) approved the execution, delivery and performance by DK of this Agreement and the consummation of the Transactions and (iii) resolved to recommend the adoption of this Agreement to the DEAC stockholders;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and, with respect to Merger Sub, subject to adoption of this Agreement by DEAC in its capacity as sole stockholder of Merger Sub, performance of this Agreement by Merger Sub, and the consummation of the Transactions;

WHEREAS, the board of directors of DEAC Newco has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and, with respect to DEAC Newco, subject to adoption of this Agreement by DEAC in its capacity as sole stockholder of DEAC Newco, performance of this Agreement by DEAC Newco, and the consummation of the Transactions;

WHEREAS, the SBT stockholders have approved and adopted the Agreement and waived any pre-emptive or other similar rights that they have under SBT’s Organizational Documents or any other agreement in connection with the Transactions;

WHEREAS, the Transactions are subject to, among other things, obtaining the required approvals of the DK stockholders and the DEAC stockholders; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I
THE TRANSACTIONS

Section 1.1            The NV Merger. (a) To effectuate the NV Merger, at the Closing, DEAC and DEAC NewCo shall execute an Agreement and Plan of Merger, in the form attached hereto as Exhibit F and DEAC shall file (i) with the Secretary of State of the State of Nevada articles of merger (the “Nevada Articles of Merger”) in accordance with, and containing such information as is required by Section 92A.180 of the Nevada Revised Statutes, as amended (the “NRS”), and (ii) a certificate of merger in such form as required by the Delaware General Corporation Law (the “DGCL”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware.  At the NV Merger Effective Time, DEAC shall merge with and into DEAC NewCo, with DEAC Newco surviving the merger (the entity surviving the merger is herein referred to as New DK). The “NV Merger Effective Time” shall be that date on which the Nevada Articles of Merger are filed in the office of the Nevada Secretary of State, and after satisfaction of the respective requirements of the applicable laws of Delaware and Nevada prerequisite to such filings.

(b)            At the NV Merger Effective Time, (i) the articles of incorporation of New DK shall be amended and restated in its entirety as set forth on Exhibit A (the “Amended and Restated New DK Charter”), which shall be the articles of incorporation of New DK immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law. Prior to the NV Merger Effective Time, New DK shall take all actions necessary to amend and restate the bylaws of New DK (as in effect immediately prior to the NV Merger Effective Time) in their entirety as set forth on Exhibit B (the “Amended and Restated New DK Bylaws”), effective as of immediately prior to the NV Merger Effective Time, which shall be the bylaws of New DK immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law. As set forth in the Amended and Restated New DK Charter, the name of New DK shall be “DraftKings Inc.”

Section 1.2            The DK Merger.

(a)            On the Closing Date, immediately following the NV Merger Effective Time, DK and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the DK Merger. The DK Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time on the Closing Date as is agreed among the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is referred to herein as the “DK Merger Effective Time”).

(b)            At the DK Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the DGCL, Merger Sub will be merged with and into DK, whereupon the separate existence of Merger Sub shall cease, and DK will continue its existence as the surviving corporation in the DK Merger and a wholly-owned Subsidiary of New DK (the “Surviving Company”).

(c)            The DK Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the DK Merger Effective Time, the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company, in each case as provided under the DGCL.

Section 1.3            The SBT Acquisition.

(a)            Each SBT Seller agrees to sell all of its right, title and interest in and to the issued SBT Shares beneficially owned by it, free and clear of any Encumbrances, which SBT Shares are listed against its name in Section 1.3(a) of the SBT Disclosure Letter, and DEAC (immediately upon it becoming New DK) agrees to purchase, as of the DK Merger Effective Time, such right, title and interest in and to such SBT Shares on the terms and subject to the conditions set out in this Agreement.

(b)            Each SBT Seller and SBT hereby irrevocably waive all rights of pre-emption over any of the SBT Shares conferred upon them by the Organizational Documents of SBT or otherwise and undertake to take all other steps necessary to ensure that any other rights of pre-emption over any of such SBT Shares are irrevocably waived by any other person.

Section 1.4            Transaction Structure. Each Party shall, if requested by any other Party to implement any reorganization transactions or implement any changes to the structure of the Transactions, consider such reorganization transactions or transaction structure changes in good faith and cooperate with the other party to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable and will not (a) have an adverse impact on such Party or its direct or indirect Subsidiaries or equity holders, (b) alter or change the amount or kind of the consideration to be received by any of its or any of its equity holders in connection with the Transactions, (c) have an adverse effect on the Tax consequences of the Transactions to it or its direct or indirect equity holders or (d) materially impede or delay consummation of the Transactions. Any such changes to the structure of the Transactions that are agreed upon by the parties shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.

Section 1.5            Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on (a) the fifth (5th) Business Day following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the Parties benefiting from such conditions) occurs (provided, that if the satisfaction or waiver of such conditions occurs on or after the fifteenth (15th) day in a month and at least five (5) Business Days prior to the last Business Day of such month, the Closing shall occur on the last Business Day of such month), or (b) at such other place, time and date as shall be agreed in writing by DK, SBT and DEAC. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages and wire transfer of immediately available funds to avoid the necessity of a physical Closing. None of the Transactions described in Sections 1.1 through 1.3 above shall be completed unless all of them are completed substantially concurrently.

Section 1.6            Organizational Documents of the Companies.

(a)            At the NV Merger Effective Time, pursuant to Section 1.1(b), the articles of incorporation and the bylaws of New DK shall be as set forth in Exhibit A and Exhibit B, respectively, until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)            Immediately following the DK Preferred Stock Conversion and immediately prior the DK Merger Effective Time, DK shall take all actions necessary to amend and restate the DK Charter to implement the Dual Class Structure as set forth in Article IV of the Amended and Restated New DK Charter (the “A&R DK Charter”). In connection therewith, all shares of DK Common Stock shall convert into the right to receive (i) in the case of all stockholders (including the CEO), the same number of shares of Class A common stock, par value $0.001 per share, of DK (“DK Class A Common Stock”), and (ii) in the case of the CEO, such additional number of shares of Class B common stock, par value $0.001 per share, of DK (“DK Class B Common Stock”) such that as of immediately following the completion of the Transactions, the CEO shall have ninety percent (90%) of the voting power of the capital stock of New DK on a fully-diluted basis at such time. The related exchange agreement to be entered into in respect of such DK Class B Common Stock to be issued to the CEO in exchange for the shares of DK Common Stock held by the CEO as of immediately prior to the DK Merger Effective Time in accordance with this Section 1.6(b) shall provide that New DK agrees to report the share exchange as a tax-free recapitalization and agrees to indemnify the CEO for taxes and any applicable penalties and associated costs if such exchange is not tax free.

(c)            At the DK Merger Effective Time, the A&R DK Charter, as in effect immediately prior to the DK Merger Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit C hereto and shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. DK shall take all actions necessary to amend and restate the bylaws of DK (as in effect immediately prior to the DK Merger Effective Time) in their entirety as set forth on Exhibit D, effective as of the DK Merger Effective Time, which shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 1.7            Post-Closing Governance.

(a)            New DK. Prior to the Closing, the parties hereto shall take all necessary action to cause the board of directors of New DK (the “New DK Board”) and the committees thereof to be constituted, effective immediately as of the DK Merger Effective Time, as set forth in the Stockholders Agreement.

(b)            Directors and Officers of DK.

(i)             The directors of Merger Sub immediately prior to the DK Merger Effective Time shall resign or otherwise be removed as of the DK Merger Effective Time, and the directors of the Surviving Company immediately after the DK Merger Effective Time shall be such persons as determined by DK not less than five (5) Business Days prior to Closing.

(ii)             The officers of DK immediately prior to the DK Merger Effective Time shall be, as of the DK Merger Effective Time, the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c)             SBT. SBT shall procure board meetings of each of SBT and its relevant Subsidiaries, as applicable, to be held, or duly executed written directors’ resolutions of the same at the Closing Date:

(i)              approving the registration of the transfers of the issued SBT Shares pursuant to the Transactions and the register of New DK as the holder of such SBT Shares concerned in the register of members of SBT;

(ii)             accepting the resignations of those directors and officers of SBT or its relevant Subsidiary, as applicable, (or causing the dismissal of such directors and or officer who have not so resigned) whose resignations were requested in writing by DK to the SBT Sellers’ Representative not less than five (5) Business Days prior to Closing; and

(iii)            appointing each of the persons requested by DK to be appointed as directors or officers of SBT or any of its relevant Subsidiaries, as applicable (such persons to be requested in writing not less than five (5) Business Days prior to Closing), as directors and/or officers of SBT or its relevant Subsidiaries, as the case may be, such appointments to take effect, subject only to any post-Closing registration, filing or other requirement by applicable Law, on the Closing Date. In addition, DK shall request each director so appointed to deliver a written consent to such appointment.

Section 1.8            Earnout.

(a)            Delivery of the Earnout Shares. Upon the Closing, the DEAC Founder Group shall (i) deliver electronically through the Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System to the Earnout Escrow Agent (as defined below), the number of shares of New DK Class A Common Stock that formerly constituted DEAC Shares (the “Former Founder Shares”) that is six million (6,000,000) less the number of SBT Earnout Shares to be held in escrow in accordance with this Section 1.8; and (ii) forfeit and deliver to New DK for cancellation the number of Former Founder Shares equal to the number of SBT Earnout Shares, following which New DK shall (A) cancel such forfeited Former Founder Shares and (B) issue such number of new shares of New DK Class A Common Stock constituting the SBT Earnout Shares, of which such number of SBT Earnout Shares which are subject to the 104H Tax Ruling, if any, shall be held with such trustee as may be required pursuant to the 104H Tax Ruling (the “104H Trustee”) in accordance with this Section 1.8 and the remaining SBT Earnout Shares shall be held with the Earnout Escrow Agent. Three million (3,000,000) of such Former Founder Shares described in the preceding clause (i), as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, shall be allocated on a Pro Rata Basis among the DEAC Founder Group (the “DEAC Earnout Shares”), and the remainder of such Former Founder Shares (i.e., the DK Earnout Shares) together with the SBT Earnout Shares, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, shall be allocated as follows: (x) the SBT Earnout Shares shall be allocated on a Pro Rata Basis among the SBT Sellers (the “SBT Earnout Group”), and (y) the DK Escrowed Earnout Shares shall be allocated on a Pro Rata Basis among the DK Stockholders and holders of Exchanged DK Options as of immediately following the Closing (the “DK Earnout Group”), in each case in accordance with this Section 1.8. For the avoidance of doubt, the total number of DK Earnout Shares and SBT Earnout Shares shall be three million (3,000,000), as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination.

(b)            Procedures Applicable to the Earnout of the Earnout Shares.

(i)             Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant an escrow agreement in form and substance reasonably acceptable to DK, DEAC and the SBT Sellers’ Representative, to be entered into at the Closing by New DK, the DEAC Founder Group, the SBT Sellers’ Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”); provided, that the SBT Earnout Shares owned by any Israeli member of the SBT Earnout Group shall be deposited with the 104H Trustee pursuant to a trust agreement to be entered with the 104H Trustee (the “Trust Agreement”) to the extent requested by such member of the SBT Earnout Group.

(ii)             Promptly upon the occurrence of any triggering event described in Section 1.8(c) below, or as soon as practicable after any party becomes aware of the occurrence of such triggering event or receives written notice of a triggering event from the DEAC Founder Group or the SBT Sellers’ Representative, New DK shall prepare and deliver, or cause to be prepared and delivered, in consultation with the DEAC Founder Group and the SBT Sellers’ Representative, a mutually agreeable written notice to each of the Earnout Escrow Agent and, if applicable, the 104H Trustee (each a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released). New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) shall negotiate in good faith to resolve any disputes that may arise between any of them with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice. In the event New DK, the DEAC Founder Group and the SBT Sellers’ Representative are unable to reach mutual agreement with each other with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of New DK, the DEAC Founder Group and the SBT Sellers’ Representative (the “Independent Accountant”). If such Independent Accountant is not appointed within seven (7) Business Days from the date on which New DK, the DEAC Founder Group or the SBT Sellers’ Representative has asked in writing to appoint one, the Parties shall draw lots to determine the Independent Accountant, provided that it shall be the New York main office of one of the “big 5” accounting firms. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable triggering event and related Release Notice as promptly as practicable and to resolve only those unresolved disputed items. New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination in which case the matter will be brought back to the Independent Accountant for correction no more than one time by a Party after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by New DK, the DEAC Founder Group, DK Stockholder Group and the SBT Sellers (provided, that the total amount paid out-of-pocket by each of the DEAC Founder Group and the SBT Sellers in respect of such fees and expenses shall be one-third of such fees and expenses).

(iii)            The DEAC Earnout Shares that are to be released from the Earnout Escrow Account and distributed to the DEAC Founder Group shall be distributed to each member of the DEAC Founder Group on a Pro Rata Basis. The DK Earnout Shares that are to be released from the Earnout Escrow Account, as applicable, and distributed to each member of the DK Earnout Group, shall be distributed to each member of the DK Earnout Group on a Pro Rata Basis. The SBT Earnout Shares that are to be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to each member of the SBT Earnout Group, shall be distributed to each member of the SBT Earnout Group on a Pro Rata Basis.

(iv)            Subject to the terms of the Stockholders Agreement, as may be applicable, the holders of the Earnout Shares shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares until the date on which the relevant vesting triggers have been satisfied as described in Section 1.8(c) below and such shares have been released to the members of the DEAC Founder Group, the DK Earnout Group and SBT Earnout Group entitled thereto.

(v)            For the avoidance of doubt, no additional shares of capital stock of New DK will be placed in the Earnout Escrow Account or with the 104H Trustee for release or issuance pursuant to this Section 1.8, and upon release of all of the Earnout Shares in the Earnout Escrow Account and with the 104H Trustee in accordance with this Section 1.8, the Earnout Escrow Agreement and Trust Agreement shall terminate pursuant to their terms and the provisions of this Section 1.8 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Shares not eligible to be released from the Earnout Escrow Account or by the 104H Trustee in accordance with the terms of Section 1.8(c) after the lapse of the four (4)-year anniversary of the Closing Date shall thereafter be forfeited to New DK and cancelled and no member of the DEAC Founder Group, the DK Earnout Group or the SBT Earnout Group shall have any rights with respect thereto.

(c)            Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i)             one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors);

(ii)            one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $14.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors); and

(iii)            one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors).

(d)            For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 1.8(c), then all of the Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the Earnout Recipients in accordance with this Section 1.8.

(e)            Definitions. For purposes of this Section 1.8:

(i)             “Earnout Recipients” means the members of the DK Earnout Group, the SBT Earnout Group and the DEAC Founder Group.

(ii)             “Pro Rata Basis” means (A) with respect to each member of the DEAC Founder Group, in accordance with the ratio calculated by dividing (x) the number of shares of New DK Class A Common Stock held by such member, by (y) the aggregate number of shares of New DK Class A Common Stock held by the DEAC Founder Group; (B) with respect to each member of the DK Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of New DK Class A Common Stock held and the number of shares of New DK Class A Common Stock underlying Exchanged DK Options held by such member, by (y) the sum of the aggregate number of shares of New DK Class A Common Stock held by the DK Earnout Group and the aggregate number of shares of New DK Class A Common Stock underlying Exchanged DK Options, and in either of case (A) or (B), as of immediately following the Closing; and (C) with respect to each member of the SBT Earnout Group, in accordance with the ratio calculated by dividing (x) the number of SBT Shares held by such member immediately prior to Closing, by (y) the aggregate number of shares of SBT held by all members of the SBT Earnout Group immediately prior to the Closing.

(iii)            “DK Earnout Shares” means 2,280,000 shares of New DK Class A Common Stock out of the DK/SBT Earnout Shares, as such number may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, to which the members of the DK Earnout Gorup may be entitled pursuant to this Section 1.8 on a Pro Rata Basis.

(iv)            “SBT Earnout Shares” means 720,000 shares of New DK Class A Common Stock as such number may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, to which the members of the SBT Earnout Group may be entitled pursuant to this Section 1.8 on a Pro Rata Basis.

(v)            “Volume Weighted Average Share Price” means the volume-weighted average share price of New DK Class A Common Stock as displayed on New DK’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

Article II
CONVERSION OF DK SECURITIES

Section 2.1            Effect on Capital Stock of DK and Merger Sub. At the DK Merger Effective Time, by virtue of the DK Merger and without any action on the part of DK, New DK, Merger Sub or the holder of any DK Shares:

(a)            Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the DK Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Company, par value $0.001 per share.

(b)            Cancellation of Certain DK Common Stock. Each DK Share issued and outstanding immediately prior to the DK Merger Effective Time that is owned or held by DK in treasury, DEAC, SBT or by any of their respective Subsidiaries shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)            Conversion of All Other DK Common Stock. Each share of DK Class A Common Stock (including shares of DK Preferred Stock converted to DK Common Stock in connection with the DK Preferred Share Conversion and re-designated as shares of DK Class A Common Stock in accordance with Section 1.6(b)) issued and outstanding immediately prior to the DK Merger Effective Time, other than any Cancelled Shares, shall be converted into the right to receive (i) such number of shares of duly authorized, validly issued, fully paid and nonassessable New DK Class A Common Stock (the “DK Merger Consideration”) equal to the number that is the quotient of (I) (A) US$ 2,055,241,409, divided by (B) the sum of (i) the number of all outstanding shares, as of immediately prior to the Closing, of DK Common Stock and DK Preferred Stock (assuming their conversion to shares of DK Common Stock) plus (ii) the number of shares of DK Common Stock to be issued assuming the exercise of all DK Options and DK Warrants that are vested as of immediately prior to the Closing, on a net exercise basis as of the Closing Date, divided by (II) the DEAC Liquidation Value (the “DK Share Exchange Ratio”) (and the aggregate number of shares of New DK Class A Common Stock to be received by each holder of DK Class A Common Stock, as a result of applying the DK Share Exchange Ratio shall be rounded down or up to the nearest whole number); and (ii) a right to receive Earnout Shares, if and as determined pursuant to Section 1.8; provided, however, that each DK Stockholder that is a Non-Accredited Investor shall not receive the DK Merger Consideration in the form of shares of New DK Class A Common Stock and shall instead receive cash in an amount equivalent to the value of the shares of New DK Class A Common Stock as of the Closing Date that such DK Stockholder would have otherwise received. By way of example, assuming the capitalization of DK, SBT and DEAC as set forth in Schedule 1, the DK Share Exchange Ratio would be 0.3574. Each share of DK Class B Common Stock issued and outstanding immediately prior to the DK Merger Effective Time shall be converted into the right to receive the same number of shares of duly authorized, validly issued, fully paid and nonassessable New DK Class B Common Stock.

Section 2.2            Exchange of DK Certificates and DK Book-Entry Shares.

(a)            Exchange Agent. Prior to the DK Merger Effective Time, DK and DEAC shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate DK Merger Consideration in accordance with this Section 2.2. At or immediately following the DK Merger Effective Time, New DK shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of New DK Class A Common Stock comprising the aggregate DK Merger Consideration in respect of (i) certificates that immediately prior to the DK Merger Effective Time represented DK Shares (“DK Certificates”) and (ii) non-certificated outstanding DK Shares represented by book entry (“DK Book-Entry Shares”), in each case other than Cancelled Shares, and the number of shares of New DK Class B Common Stock to be issued in accordance with Section 1.6(b), for exchange in accordance with this Section 2.2 through the Exchange Agent (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate DK Merger Consideration contemplated to be issued pursuant to Section 2.1(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. Promptly following the DK Merger Effective Time, New DK shall send, or shall cause the Exchange Agent to send, to each record holder of a DK Certificate or DK Book-Entry Share, in each case which shares were converted into the right to receive the DK Merger Consideration in respect thereof at the DK Merger Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the DK Certificates shall pass, only upon delivery of the DK Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as DK, New DK and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the DK Certificates or DK Book-Entry Shares in exchange for the aggregate DK Merger Consideration in respect thereof, as applicable. Upon surrender of DK Certificates and DK Book-Entry Shares for cancellation to the Exchange Agent and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such DK Certificates or DK Book-Entry Shares, the holder of such DK Certificates or DK Book-Entry Shares shall be entitled to receive the DK Merger Consideration for each share of DK Common Stock formerly represented by such DK Certificates or such DK Book-Entry Shares. Any DK Certificates and DK Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any DK Merger Consideration is to be made to a person other than the person in whose name any surrendered DK Certificate is registered, it shall be a condition precedent to payment that the DK Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate DK Merger Consideration in respect thereof, as applicable, to a person other than the registered holder of the DK Certificate so surrendered and shall have established to the satisfaction of New DK that such Taxes either have been paid or are not required to be paid. Delivery of the aggregate DK Merger Consideration, as applicable, with respect to DK Book-Entry Shares shall only be made to the person in whose name such DK Book-Entry Shares are registered. Until surrendered as contemplated hereby, each DK Certificate or DK Book-Entry Share shall be deemed at any time after the DK Merger Effective Time to represent only the right to receive the aggregate DK Merger Consideration in respect thereof.

(c)            Transfer Books. At the DK Merger Effective Time, the stock transfer books of DK shall be closed and thereafter there shall be no further registration of transfers of DK Shares outstanding immediately prior to the DK Merger Effective Time on the records of DK. From and after the DK Merger Effective Time, the holders of DK Certificates and DK Book-Entry Shares representing DK Shares outstanding immediately prior to the DK Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the DK Merger Effective Time, DK Certificates representing DK Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the aggregate DK Merger Consideration in respect thereof as provided in this Agreement.

(d)            Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, New DK shall be entitled to require the Exchange Agent to deliver to it any shares of New DK Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of DK Certificates or DK Book-Entry Shares, and thereafter such holders shall be entitled to look only to New DK (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate DK Merger Consideration payable upon due surrender of their DK Certificates or DK Book-Entry Shares and compliance with the procedures in this Section 2.2. Notwithstanding the foregoing, neither New DK, the Surviving Company nor the Exchange Agent shall be liable to any holder of a DK Certificate or DK Book-Entry Shares for any DK Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any DK Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed DK Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate DK Merger Consideration payable in respect thereof pursuant to Section 2.1(c); provided, however, that New DK or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such aggregate DK Merger Consideration, require the owners of such lost, stolen or destroyed DK Certificates to deliver a customary indemnity against any claim that may be made against New DK, the Surviving Company or the Exchange Agent with respect to the DK Certificates alleged to have been lost, stolen or destroyed.

(f)            Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the DK Merger Effective Time with respect to the New DK Shares with a record date after the DK Merger Effective Time shall be paid to the holder of any unsurrendered DK Certificate or DK Book-Entry Share with respect to the New DK Shares issuable in respect thereof unless and until the holder of such DK Certificate or DK Book-Entry Share shall surrender such DK Certificate or DK Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such DK Certificate or DK Book-Entry Share, there shall be paid by New DK to the holder of whole shares of New DK Class A Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the DK Merger Effective Time theretofore paid with respect to such whole shares of New DK Class A Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the DK Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of New DK Class A Common Stock.

Section 2.3            Treatment of DK Options and Warrants.

(a)            Treatment of DK Options. At the DK Merger Effective Time, each DK Option (as defined below) that is outstanding immediately prior to the DK Merger Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase DK Shares (a “DK Option”) under the DK Stock Plans and shall be converted into (i) an option to purchase a number of shares of New DK Class A Common Stock (such option, an “Exchanged DK Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of DK Shares subject to such DK Option immediately prior to the DK Merger Effective Time and (y) the DK Share Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per DK Share of such DK Option immediately prior to the DK Merger Effective Time divided by (B) the DK Share Exchange Ratio and (ii) a right to receive Earnout Shares, if and as determined pursuant to Section 1.8; provided, however, that the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to the Exchanged DK Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged DK Option to which Section 422 of the Code applies, the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the DK Merger Effective Time, each Exchanged DK Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former DK Option immediately prior to the DK Merger Effective Time.

(b)            DK Actions. At or prior to the DK Merger Effective Time, DK, the DK Board and the compensation committee of the DK Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the DK Options pursuant to Section 2.3(a) and (ii) take all actions necessary to ensure that from and after the DK Merger Effective Time neither New DK nor the Surviving Company will be required to deliver DK Shares or other shares of capital stock of DK to any Person pursuant to or in settlement of DK Options after the DK Merger Effective Time.

(c)            New DK Actions.

New DK shall take all actions that are necessary for the assumption of the DK Options pursuant to Section 2.3(a) including the reservation, issuance and listing of shares of New DK Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.3. If registration of shares of New DK Class A Common Stock under the DK Stock Plans is required under the Securities Act, New DK shall file with the SEC as promptly as practicable after the date that is sixty (60) days following the Closing Date (or any such earlier date permitted by applicable Law) a registration statement on Form S-8 with respect to such shares of New DK Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the applicable DK Stock Plan remains in effect and such registration of the shares of New DK Class A Common Stock issuable thereunder continues to be required.

(d)            At the DK Merger Effective Time, New DK shall assume the DK Stock Plans, except that the DK Stock Plans (and any option agreement thereunder) shall be amended at the DK Merger Effective Time to conform with the requirements of Section 2.3(a) and to include additional amendments required to comply with any Law applicable to New DK (the “Assumed DK Stock Plans”). New DK shall be entitled to grant stock-based awards under the Assumed DK Stock Plans to the extent permissible under applicable Law and the terms thereof, using the share reserve of the DK Stock Plans as of the DK Merger Effective Time (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the DK Stock Plans), except that: (A) shares covered by such awards shall be shares of New DK Class A Common Stock, with the rights and subject to the limitations of such shares of New DK Class A Common Stock issuable under New DK’s equity incentive plan as in effect from time to time; (B) all references in the DK Stock Plans to a number of DK Shares shall be deemed amended to refer instead to a number of shares of New DK Class A Common Stock determined by multiplying the number of referenced DK Shares by the DK Share Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (C) New DK’s board of directors or an applicable committee thereof shall succeed to the authority and responsibility of the DK Board or any duly authorized committee thereof with respect to the administration of the Assumed DK Stock Plans; and (D) the Assumed DK Stock Plans shall be subject to administrative procedures consistent with those in effect under New DK’s equity incentive plans as in effect from time to time.

(e)            Treatment of DK Warrants. At the DK Merger Effective Time, each DK Warrant that is issued and outstanding immediately prior to the DK Merger Effective Time and not terminated pursuant to its terms, by virtue of the DK Merger and without any action on the part of New DK, DK or the holder of any such DK Warrant, shall be converted into a warrant exercisable for the DK Merger Consideration which such holder would have received if it had exercised such DK Warrant immediately prior to the DK Merger Effective Time (assuming such DK Warrants were then fully vested).

Section 2.4            DK Preferred Stock Conversion. DK shall take all actions necessary to effect the conversion of all outstanding shares of DK Preferred Stock into shares of DK Common Stock (the “DK Preferred Stock Conversion”) as of immediately prior to the DK Merger Effective Time.

Section 2.5            Wage Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any cash amount needs to be paid to any employee or former employee of DK or SBT (or any of their subsidiaries) that constitutes “wages”, such amount shall be deposited (in case of SBT, by the Paying Agent) in the payroll account of the applicable entity and the amounts due to the employee (net of withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable entity (except that payments to an Israeli Optionee, shall be made through the 102 Trustee).

Article III
SBT Post-Closing Adjustments

Section 3.1            SBT Consideration.

(a)            The aggregate cash consideration to be paid by New DK to the Paying Agent for the purchase of the issued SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options shall be the sum of:

(i)             a cash amount of € 180,000,000 (the “SBT Cash Amount”); plus

(ii)            the Actual SBT Net Debt Amount (it being understood that if the Actual SBT Net Debt Amount is a negative amount (i.e., the Cash Balances of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount are less than the Indebtedness of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount), the absolute value of the Actual SBT Net Debt Amount will be deducted from the SBT Cash Amount, and if the Actual SBT Net Debt Amount is a positive amount (i.e., the Indebtedness of SBT as at the date and time set out in the definition of Actual SBT Net Debt Amount is less than the Cash Balances of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount) the Actual SBT Net Debt Amount will be added to the SBT Cash Amount); plus or minus

(iii)            the SBT Working Capital Adjustment; plus

(iv)            the Aggregate Strike Price Amount; plus

(v)             the Collected Amount Purchase Price (which will be payable to the SBT Sellers in accordance with the terms of Section 9.11).

(the aggregate amount being the “SBT Cash Consideration”).

(b)            Out of the SBT Cash Consideration, each of the SBT Sellers shall be entitled to an amount equal to (i) the Cash Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement; plus (ii) an amount equal to the Cashed-Out SBT Options Exercise Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement. Each of the SBT Optionees holding Cashed-Out SBT Options shall, in accordance with Section 3.3(a), be entitled to an amount that equals (i) the Cash Price Per SBT Share for each Cashed-Out SBT Option multiplied by the number of SBT Shares exercisable under such SBT Optionee’s Cashed-Out SBT Options, less (ii) the aggregate exercise price per SBT Share of all of Cashed-Out SBT Options of such SBT Optionee.

(c)            In addition to the SBT Cash Consideration, at the Closing, New DK shall (i) allot and issue to each of the SBT Sellers (or a trustee on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) such number of shares of New DK Class A Common Stock equal to the result of multiplying such SBT Seller’s aggregate number of issued SBT Shares held by such SBT Seller immediately prior to the Closing by the SBT Share Exchange Ratio (and the result being rounded down or up to the nearest whole number) (the “SBT Consideration Shares”) and together with the SBT Cash Consideration, the “SBT Consideration”) as consideration (in addition to the SBT Cash Consideration) for the purchase of the SBT Shares of each SBT Seller by New DK; (ii) grant the applicable number of New DK Options (Exchanged SBT Options) to each of the holders of the Rolled-Over SBT Options (or to the 102 Trustee or other appointed option trustee on their behalf), all in accordance with the provisions of Section 3.2(a)(ii); and (iii) grant the SBT Sellers a right to receive Earnout Shares, if and as determined pursuant to Section 1.8.

Section 3.2            SBT Closing Deliveries.

(a)            SBT Consideration.

(i)             SBT Cash Consideration. On the Closing Date, New DK shall deposit or cause to be deposited with the Paying Agent (for payment by the Paying Agent to the SBT Sellers and holders of Cashed-Out SBT Options) as the cash portion of the consideration for the purchase of the SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options the following amount in Euros:

A.            the SBT Cash Amount; plus

B.             the Estimated SBT Net Debt Amount (it being understood that if the Estimated SBT Net Debt Amount is a negative amount (i.e., the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b) are less than the Indebtedness of SBT estimated pursuant to Section 3.2(b), the absolute value of the Estimated SBT Net Debt Amount will be deducted from the SBT Cash Amount, and if the Estimated SBT Net Debt Amount is a positive amount (i.e., Indebtedness of SBT estimated pursuant to Section 3.2(b) is less than the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b)) the Estimated SBT Net Debt Amount will be added to the SBT Cash Amount); plus or minus

C.             the Estimated SBT Working Capital Adjustment; minus

D.            the Escrow Amount; minus

E.             the Adjustment and Expense Fund; plus

F.              the Aggregate Strike Price Amount.

(the aggregate amount being “Initial SBT Cash Consideration”).

In addition, at the Closing, New DK shall pay (i) to the Escrow Agent the Escrow Amount (payable in US$ based on the Euro-US$ average exchange rate for the consecutive seven (7) Business Day period ending on the fifth (5th) Business Day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on NASDAQ at market close at the end of each of such seven (7) Business Days)) to be held by it in accordance with the terms of the Section 3.6 and the Escrow Agreement, and (ii) to the Paying Agent (in its capacity as the Adjustment and Expense Fund agent) the Adjustment and Expense Fund in Euros, to be held by it in accordance with the terms of Section 3.4 and the Paying Agent Agreement.

Each SBT Seller’s entitlement in the Initial SBT Cash Consideration shall be an amount equal to (i) the SBT Closing Cash Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement, plus (ii) an amount equal to the Cashed-Out SBT Options Exercise Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement. The entitlement of each SBT Optionee in the Initial SBT Cash Consideration in respect of such SBT Optionee’s Cashed-Out SBT Options, shall be an amount equal to (i) the SBT Closing Cash Price Per SBT Share for a Cashed-Out SBT Option multiplied by the number of such SBT Optionee’s Cashed-Out SBT Options, less (ii) the aggregate exercise price per SBT Share of all of the Cashed-Out SBT Options of such SBT Optionee. The SBT Sellers’ Representative shall calculate the portion of Initial SBT Cash Consideration to which each SBT Seller and holder of Cashed-Out SBT Options is entitled in accordance with the terms of this Section 3.2(a) and shall accordingly indicate in the applicable tables in Section 3.2(a) of the SBT Disclosure Letter, the names of the applicable SBT Security Holders and their entitlement in such consideration against each such Security Holder’s name, and deliver to DEAC and to DK such tables not later than seven (7) days prior to the Closing Date and upon the delivery of such tables, they will be regarded as being part of this Agreement.

(ii)             SBT Consideration Shares. In addition to the payment of the Initial SBT Cash Consideration in respect of the SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options, on the Closing Date, New DK shall allot and issue to each SBT Seller (or to a trustee on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) for the purchase of the SBT Shares of such SBT Seller, such number of SBT Consideration Shares to which such SBT Seller is entitled in accordance with Section 3.1(c), which SBT Consideration Shares shall be duly authorized, validly issued, fully paid, nonassessable and free from Encumbrances (other than as contemplated in New DK’s Organizational Documents), ranking pari passu with all other shares of New DK Class A Common Stock and with the right to receive all dividends, returns of capital and other benefits declared to the holders of shares of New DK Class A Common Stock, paid or made by New DK on or after the issuance thereof, and issued to the SBT Sellers with full title guarantee and have such rights as set out in New DK’s Organizational Documents. At Closing, each SBT Optionee (or a trustee on its behalf) shall, in respect of his or her Rolled-Over SBT Options, be allocated a number of New DK Options in accordance with Section 3.3(b). By way of example, assuming that the capitalization of DK, SBT and DEAC is as set forth in Schedule 1, the SBT Share Exchange Ratio would be 998.5. The SBT Sellers’ Representative shall calculate the number of SBT Consideration Shares and New DK Options to be issued or allocated to the applicable SBT Security Holders in accordance with the terms of this Section 3.2(a)(ii) and shall accordingly indicate in the applicable tables set out in Section 3.2(a)(ii) of the SBT Disclosure Letter, the names of the applicable SBT Security Holders and their entitlement in the SBT Consideration Shares or New DK Options, as applicable, and deliver to DEAC and to DK such tables not later than seven (7) days prior to the Closing Date, and upon the delivery of such tables, they will be regarded as being part of the Agreement. In addition to the above, SBT Sellers shall have a right to receive Earnout Shares, if and as determined pursuant to Section 1.8.

(iii)           Wherever in this Agreement provision is made for the payment by one party to another (or to a third party on its behalf), such payment shall be made by crediting for same day value the account specified in the Payment Account Details (such Payment Account Details to be notified in writing by the payee to the payor prior to the due date for payment) of the party entitled to the payment by way of telegraphic transfer on or before the due date for payment. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

(iv)            If any payment is made by any SBT Security Holder to New DK in respect of any claim under this Agreement or any agreement entered into pursuant to this Agreement or pursuant to any indemnity hereunder or thereunder, the payment shall be made by way of a reduction of the consideration paid by New DK which shall, to the extent possible, be deemed to have been reduced by the amount of such payment.

(b)            Calculation of Initial SBT Cash Consideration.

Not less than five (5) Business Days (and not more than ten (10) Business Days) prior to the Closing Date, the SBT Sellers’ Representative shall notify DK and DEAC of:

A.              the Estimated SBT Net Debt Amount;

B.              the Estimated SBT Working Capital Adjustment;

C.              the Aggregate Strike Price Amount; and

D.              its calculation of the Initial SBT Cash Consideration,

in each case, together with such documentation as may support such estimates.

Thereafter, DK and the SBT Sellers’ Representative shall consult with one another with respect to the determination of the amounts contemplated in Section 3.2(b), and the SBT Sellers’ Representative, having taken account of DK’s comments in good faith, shall, not less than three (3) Business Days prior to the Closing Date, determine and notify DK of any changes in such amounts, if any, which absent fraud and manifest error shall be final for purposes of Section 3.2(b).

(c)            SBT Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, SBT or the SBT Sellers, as applicable, shall deliver or cause to be delivered to DEAC and DK:

(i)             transfers in respect of such SBT Seller’s SBT Shares duly executed by the registered holders in favor of New DK and share certificates for such SBT Shares in the name of the relevant transferors (or an express indemnity in a reasonable and customary form in the case of any certificate found to be missing) and any power of attorney, if required, under which any transfer is executed on behalf of any such SBT Seller or nominee. The duly executed transfers in respect of the issued SBT Shares and the share certificates (or indemnities) shall not be brought into the United Kingdom;

(ii)            such waivers or consents as may be required to enable New DK or its nominees to be registered as holders of the issued SBT Shares;

(iii)            counterparts of each of the other Ancillary Agreements (including the Stockholders Agreement) to which SBT or a SBT Seller is a party, duly executed by SBT or such SBT Seller;

(iv)            subject to satisfactory KYC being completed pursuant to applicable law on New DK by SBT’s registered agent in the Isle of Man, the register of members of SBT, duly updated to reflect New DK as the sole shareholder of SBT;

(v)            the written resignations or dismissal, pursuant to applicable Law and the Organizational Documents of SBT or its applicable Subsidiary, of each director and secretary of SBT and each of its Subsidiaries as requested by DK in writing to the SBT Sellers’ Representative at least five (5) Business Days prior to the Closing Date, from his or her office as a director or secretary, in a form reasonably acceptable to DK and DEAC;

(vi)            a copy of the minutes of a duly held meeting of the directors of J Gleek Properties Limited authorizing the execution by such SBT Seller of the Ancillary Agreements to which it is party (such copy minutes being certified as correct by the secretary of such SBT Seller); and

(vii)            evidence that all remaining balances of SBT and its Subsidiaries owed to or by any Related Parties set forth on Section 3.2(c) of the SBT Disclosure Letter have been repaid in full or settled without penalty and that all contracts, transactions, arrangements or liabilities with such Related Parties have been terminated.

(d)            New DK and DK Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, DEAC or DK, as applicable, shall deliver or cause to be delivered to SBT and the SBT Sellers’ Representative:

(i)              reasonable evidence of the allotment and issue of the SBT Consideration Shares to the SBT Sellers (or trustees on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) and the New DK Shares to any SBT Optionee exercising its New DK Option(s) at the Closing, and in case of an SBT Seller, together with (at such SBT Seller’s discretion) either, (a) share certificates in respect of such shares, or (b) book-entry positions, in the name of such SBT Seller (or its nominee or trustee in accordance with its delivery instructions) or to a custodian designated by the SBT Seller;

(ii)             reasonable evidence of the allotment and issue of the SBT Earnout Shares to the Escrow Earnout Agent or the 104H Trustee, as applicable in accordance with the terms of Section 1.8;

(iii)            reasonable evidence of the assumption of the SBT Plan (or adoption of the Amended Plan) and the execution of any other document and taking of any other action as may be required to be taken by New DK in accordance with Section 3.3 (including the grant of the applicable New DK Options to the applicable SBT Optionees, or trustees on their behalf);

(iv)           delivery to the SBT Optionees of grant letters indicating (A) the number of New DK Options to which they are entitled, (B) the exercise price per New DK Share subject to such New DK Option and (C) the portion of such New DK Option which is unvested and the vesting schedule applicable to such unvested portion, each as determined in accordance with the terms of this Agreement;

(v)            counterparts of each of the other Ancillary Agreements (including the Stockholders Agreement) to which New DK or DK or any of their respective stockholders is a party, duly executed by New DK or DK or such stockholder, as applicable;

(vi)           share certificates in the name of each SBT Seller and any SBT Optionee exercising its New DK Option at the Closing (or a trustee designated by any of them) in respect of such SBT Seller’s Consideration Shares (or at the sole discretion of any SBT Security Holder and as notified in writing to DEAC and DK at least five (5) Business Days prior to the Closing, book-entry positions in respect of such Consideration Shares, in the name of such SBT Security Holder (or its nominee or trustee in accordance with its delivery instructions) or a custodian designated by such SBT Security Holder) and an updated shareholders’ register evidencing each such SBT Security Holder as a shareholder of New DK in respect of the number of SBT Consideration Shares issued to him or it;

(vii)          payment to an account specified by the Paying Agent of (A) the Initial SBT Cash Consideration calculated in accordance with Section 3.2(b) and (B) the Adjustment and Expense Fund; and

(viii)         payment to the Escrow Account of the Escrow Amount in accordance with Section 3.6(a).

Section 3.3            Treatment of SBT Options. The following provisions shall apply to SBT Options which are outstanding and in effect immediately prior to the Closing:

(a)            At the Closing, thirty percent (30%) of the Vested SBT Options held by each SBT Optionee (other than any Out-of-the-Money Vested SBT Options) that are outstanding immediately prior to the Closing (the “Cashed-Out SBT Options”), shall be cashed out on a cashless exercise basis, such that each such Cashed-Out SBT Option shall automatically, and without any required action on the part of the holder thereof, be cancelled and be with no further force and effect and automatically converted into the right of the holder thereof to receive for each such Cashed-Out SBT Option its Cash Price Per SBT Share less the exercise price per SBT Share of such Cashed-Out SBT Option. As soon as practicable following the date of this Agreement, SBT Sellers’ Representative, DEAC and DK shall agree in good faith to a form of option waiver letter pursuant to which each holder of Cashed-Out SBT Options shall acknowledge and agree to the treatment of his or her Cashed-Out SBT Options under this Agreement (the “SBT Option Waiver Letter”) and as soon as administratively practicable thereafter, SBT shall deliver a SBT Option Waiver Letter to each holder of Cashed-Out SBT Options and shall use commercially reasonable efforts to have each holder of Cashed-out SBT Options execute such SBT Option Waiver Letter prior to the Closing. Notwithstanding anything to the contrary set out in this Agreement, each holder of Cashed-Out SBT Options shall be entitled to receive, when and if payable as contemplated in this Agreement, such SBT Optionee’s applicable portion of the SBT Cash Consideration, upon delivery by such SBT Optionee to New DK of a duly executed and completed SBT Option Waiver Letter, in accordance with the instructions thereto, it being understood and agreed that each reference in this Agreement to any payment of SBT Cash Consideration in respect of a Cashed-Out SBT Option shall be deemed subject to the condition that the applicable SBT Optionee has delivered a duly executed and completed SBT Option Waiver Letter pursuant to this Section 3.3(a).

(b)            All SBT Options (other than the Cashed-Out SBT Options), including all Unvested SBT Options, Out-of-the-Money Vested SBT Options and all Vested SBT Options which are not Cashed-Out SBT Options, which are outstanding as of immediately prior to the Closing (collectively, the “Rolled-Over SBT Options”), shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase SBT Shares and shall be converted into an option to purchase a number of shares of New DK Class A Common Stock (such option, an “Exchanged SBT Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of SBT Shares subject to such Rolled-Over SBT Option immediately prior to the Closing and (y) the SBT Share Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per SBT Share of such Rolled-Over SBT Option immediately prior to the Closing divided by (B) the SBT Share Exchange Ratio; provided, however, that the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to the Exchanged SBT Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged SBT Option to which Section 422 of the Code applies, the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in this Section 3.3(b), following the Closing, each Exchanged SBT Option shall continue to be governed by the same terms and conditions (including vesting schedule, same original vesting commencement date and exercisability terms) as were applicable to the corresponding former Rolled-Over SBT Option immediately prior to the Closing DK Merger Effective Time, and the terms of the SBT Plan and any option agreement governing such Rolled-Over SBT Options shall be deemed amended so that a “Transaction” (as such term is defined and used in the SBT Plan) is no longer a condition for the exercise of any such Exchanged SBT Options assumed pursuant to this Section 3.3(b). Each SBT Optionee may, at its discretion, concurrently at the Closing or thereafter, exercise any of its vested Exchanged SBT Options into shares of New DK Class A Common Stock, subject to applicable Law, the terms of the SBT Plan and the option agreements relating thereto (in each case, after giving effect to this Section 3.3(b)).

(c)            Prior to the Closing, SBT shall take (or shall cause its applicable Subsidiary to take) all actions and issue all notices, in each case necessary, and shall use (or shall cause its applicable Subsidiary to use) reasonable efforts to obtain any consent required (including making any amendments necessary to the SBT Plan or any applicable option agreement), to effect the transactions anticipated by this Section 3.3 with respect to all SBT Options, as required under the SBT Plan, any other plan, any option award agreement or other arrangement of SBT or any of its Subsidiaries (whether written or oral, formal or informal) governing the terms of any SBT Options or applicable Law (including, without limitation, all actions necessary to ensure that from and after the Closing, no SBT Shares or other capital stock of SBT or any of its Subsidiaries shall be required to be issued or delivered to any person pursuant to or in settlement of SBT Options). As soon as practicable after the date of this Agreement, SBT shall instruct its Israeli legal counsel, advisors and/or accountants to prepare and file with the ITA, in coordination with DK’s and DEAC’s legal counsel, advisors and/or accountants, an application for the Option Tax Ruling, and if SBT reasonably anticipates that the Option Tax Ruling will not be granted prior to Closing, SBT shall instruct its Israeli legal counsel, advisors and/or accountants to prepare and file with the ITA, in full coordination with DK’s and DEAC’s legal counsel, advisors and/or accountants, an application for the Interim Option Ruling. Each of SBT, DK and DEAC shall use commercially reasonable efforts to cooperate, including to instruct their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be reasonably necessary, proper or advisable to obtain the Option Tax Ruling or the Interim Option Ruling, it being understood that the Option Tax Ruling, the Interim Option Ruling and any written or oral submissions relating thereto shall be in a form approved in good faith by DK; provided that such approval shall not be unreasonably withheld, conditioned or delayed so long as DK and its advisors are provided with a copy of, and have a reasonable period of time to review and comment on, the Option Tax Ruling, the Interim Option Ruling and any related submission, as applicable, and SBT considers and implements such comments in good faith. To the extent the Interim Option Ruling is obtained, all references in this Agreement (other than in this Section 3.3(c)) to the Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Option Tax Ruling is obtained.

(d)            New DK Actions.

(i)             New DK (and for the avoidance of doubt, prior to Completion DEAC) shall take all actions that are reasonably necessary for the assumption of the Rolled-Over SBT Options pursuant to Section 3.3(b) including the reservation, issuance and listing of shares of New DK Class A Common Stock as necessary to effect the transactions contemplated by this Section 3.3. If registration of shares of New DK Class A Common Stock under the SBT Plan is required under the Securities Act, New DK shall file with the SEC as promptly as practicable after the date that is sixty (60) days following the Closing Date (or any such earlier date permitted by applicable Law) a registration statement on Form S-8 with respect to such shares of New DK Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the SBT Plan remains in effect and/or for as long as such registration of the shares of New DK Class A Common Stock issuable thereunder continues to be required. Without derogating from the generality of the above, such action will include, the assumption by New DK of the Rolled-Over SBT Options held by Israeli Optionees in order that, with respect to Israeli Optionees, as of the Closing Date, the capital gains route of Section 102 of the ITO shall apply to such Israeli Optionees in accordance with the applicable requirements of applicable Law and the Interim Option Ruling or Option Tax Ruling with respect to their Exchanged SBT Options (such steps to include, assuming the SBT Plan as a share incentive plan under the capital gains route of Section 102 of the ITO, filing any applicable notices regarding the assumption of the SBT Plan by New DK/DEAC with the ITA and depositing the Rolled-Over SBT Options which are assumed by New DK under this Section 3.3 and held by Israeli Optionees with the 102 Trustee in accordance with the requirements and provisions of the Interim Option Ruling and/or Option Tax Ruling and Section 102 of the ITO). Prior to the Closing, SBT and its Subsidiaries, SBT Sellers’ Representative, DK and DEAC (together with their respective counsel, advisors and/or accountants) shall examine whether any other action is required or desirable with respect to the treatment under this Section 3.3 of any SBT Options held by any SBT Optionees who are not Israeli Optionees and shall use commercially reasonable efforts to take such actions which are necessary to eliminate or minimize any adverse Tax effect that may be incurred by such SBT Optionees, New DK and its post-Closing Subsidiaries as a result of the transactions contemplated in this Section 3.3 (which measures may include paying any SBT Cash Consideration with respect to the Cashed-Out SBT Options through the payroll of their employing companies, after making such deductions and withholding as required by applicable Law by such employers).

(ii)            At the Closing, New DK shall assume the SBT Plan, except that the SBT Plan (and any option agreement under it) shall be amended at the Closing to conform with the requirements of Section 3.3(b) and to include additional amendments required to comply with any Law applicable to New DK, in a form to be agreed in good faith between SBT Sellers’ Representative and DK prior to Completion (the “Amended Plan”). New DK shall be entitled to grant stock-based awards under the Amended Plan to the extent permissible under applicable Law and the terms thereof, using the share reserve of the SBT Plan as of the Closing (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the SBT Plan), except that: (A) shares covered by such awards shall be shares of New DK Class A Common Stock, with the rights and subject to the limitations of such shares of New DK Class A Common Stock issuable under New DK’s equity incentive plan as in effect from time to time; (B) all references in the SBT Plan to a number of SBT Shares shall be deemed amended to refer instead to a number of shares of New DK Class A Common Stock determined by multiplying the number of referenced SBT Shares by the SBT Share Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (C) New DK’s board of directors or an applicable committee thereof shall succeed to the authority and responsibility of SBT’s board of directors or any duly authorized committee thereof with respect to the administration of the Amended Plan; and (D) the Amended Plan shall be subject to administrative procedures consistent with those in effect under New DK’s equity incentive plans as in effect from time to time.

Section 3.4            Paying Agent; Post-Closing Adjustments.

(a)            Prior to the Closing, the SBT Sellers’ Representative shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”) pursuant to which the SBT Sellers’ Representative and New DK shall jointly appoint the Paying Agent to act as agent for the SBT Sellers and the applicable SBT Security Holders in connection with the Transactions: (i) to receive any payment to which the applicable SBT Security Holders may be entitled pursuant to this Agreement, including their applicable portions of the Initial SBT Cash Consideration, as it may be adjusted, the Actual Adjustment Amount, the Collected Amount Purchase Price and any indemnity amount pursuant to Article X, and (ii) to hold and disburse as an adjustment and expense fund agent, the Adjustment and Expense Fund in accordance with the terms of this Section 3.4 and the Paying Agent Agreement. The allocation of any consideration payable to the SBT Security Holders by the Paying Agent among such SBT Security Holders shall be in accordance with a funds allocation table to be prepared and updated by the SBT Sellers’ Representative from time to time and submitted to the Paying Agent. The Paying Agent Agreement shall be in form and substance reasonably acceptable to DK and DEAC. All costs and expenses relating to the Paying Agent shall be paid by the SBT Security Holders (including any such costs and expenses borne by SBT or any of its Subsidiaries following the Closing).

(b)            On the Closing Date, an amount of cash representing the Cash Transaction Percentage in the Adjustment and Expense Fund in respect of each SBT Seller and each holder of Cashed-Out SBT Options shall be deposited with and held in the Adjustment and Expense Fund by the Paying Agent in accordance with the terms of the Paying Agent Agreement and Section 3.2(a). The Adjustment and Expense Fund shall be held by the Paying Agent and invested as determined by the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and the holders of Cashed-Out SBT Options) from time to time at his sole discretion and in accordance with the terms of the Paying Agent Agreement. The Adjustment Fund Amount and any interest and profit accrued thereon are for the use by the SBT Sellers’ Representative to first pay (on behalf of the applicable SBT Security Holders) any Actual Adjustment Amount to New DK, if applicable pursuant to Section 3.4(d). The Expense Fund Amount (and following the Adjustment Fund Release Date, also the Adjustment Fund Amount), may be used at SBT Sellers’ Representative sole discretion, to pay any costs, fees, indemnities and other expenses of the SBT Security Holders pursuant to this Agreement or of the SBT Sellers’ Representative, to the extent they are related to the performance by the SBT Sellers’ Representative of his duties and obligations hereunder, on behalf of the SBT Security Holders. Amounts shall be disbursed from the Adjustment and Expense Fund in accordance with written instructions from the SBT Sellers’ Representative to the Paying Agent from time to time and at any time at the SBT Sellers’ Representative sole discretion, except that the Adjustment Fund Amount (or any portion thereof) may be so disbursed only following the Adjustment Fund Release Date. The outstanding balance of the Adjustment and Expense Fund shall be distributed by the Paying Agent to the SBT Sellers and the holders of Cashed-Out SBT Options at such time and for time to time, as determined by the SBT Sellers’ Representative at his sole discretion, except that the Adjustment Fund Amount may be so distributed only following the Adjustment Fund Release Date. The portion of the Adjustment and Expense Fund amount allocable to each SBT Seller and holder of Cashed-Out SBT Options shall be determined by multiplying the aggregate amount distributed to SBT Sellers and holders of Cashed-Out SBT Options from the Adjustment and Expense Fund by such SBT Seller’s or holder’s Cash Transaction Percentage. All amounts in the Adjustment and Expense Fund shall be held by the Paying Agent exclusively for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, and neither DEAC, DK nor any of their respective Affiliates or Representatives shall have any interest, right, Encumbrance or claim in respect of the Adjustment and Expense Fund and any amounts held therein, except that New DK may claim against the release of the Adjustment Fund Amount or any portion thereof, to the extent that any amount in the Adjustment Fund Amount is disbursed to any person other than New DK prior to the Adjustment Fund Release Date. Neither DEAC, DK nor any of their respective Affiliates shall be allowed to take any action with respect to, or grant to any person any right with respect to, the Adjustment and Expense Fund and any amounts held therein, or instruct the SBT Sellers’ Representative, the Paying Agent or any other person regarding any actions to take with respect to the Adjustment and Expense Fund and any amounts held therein, or prevent or delay any payment of any amounts therefrom to any person, other than the right of New DK to claim against any payment from the Adjustment Fund Amount to any person other than New DK, prior to the Adjustment Fund Release Date.

(c)            If the amount (the “Actual Adjustment Amount”) that equals (a) the Actual SBT Working Capital plus (b) the Actual SBT Net Debt Amount, exceeds the amount (the “Estimated Adjustment Amount”) that equals (x) the Estimated SBT Working Capital, plus (y) the Estimated SBT Net Debt Amount, New DK shall, on the date falling not later than five (5) Business Days following the last date on which both the SBT Net Debt Statement and SBT Working Capital Statement become final and binding in accordance with the provisions of Section 3.5, pay in Euros to the Paying Agent (for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options) an amount equal to such excess. Any Actual Adjustment Amount distributed by the Paying Agent to the SBT Sellers and the holders of the Cashed-Out SBT Options shall be distributed to each SBT Seller and holder of Cashed-Out SBT Options based on its or his Cash Transaction Percentage.

(d)            If the Actual Adjustment Amount is less than the Estimated Adjustment Amount, the SBT Sellers’ Representative shall instruct the Paying Agent to pay on behalf of each SBT Seller and holder of Cashed-Out SBT Options (each in respect of his, her or its Cash Transaction Percentage) on the date falling not later than five (5) Business Days following the last date on which both, the SBT Net Debt Statement and SBT Working Capital Statement, become final and binding in accordance with the provisions of Section 3.5, from the Adjustment and Expense Fund in Euros to New DK an amount equal to such shortfall (it being understood that to the extent such shortfall between the Actual Adjustment Amount and the Estimated Adjustment Amount exceeds the amount then held in the Adjustment and Expense Fund, such excess shall be severally paid by the SBT Sellers and holders of Cashed-Out SBT Options each in respect of his, her or its Cash Transaction Percentage of such shortfall).

(e)            Any payments made from the Adjustment and Expense Fund to New DK in accordance with this Section 3.4 shall be treated as an adjustment to the SBT Consideration.

Section 3.5            Preparation of Working Capital Statement and Net Debt Statement.

(a)            New DK shall within forty five (45) days after Closing prepare and deliver to the SBT Sellers’ Representative (i) a draft of the SBT Working Capital Statement (the “Draft SBT Working Capital Statement”) and (ii) a draft of the SBT Net Debt Statement (the “Draft SBT Net Debt Statement”), each prepared in accordance with the general and specific accounting principles and treatments set forth in Section 3.5 of the SBT Disclosure Letter.

(b)            The SBT Sellers’ Representative shall notify New DK within thirty (30) days of receipt of the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement whether or not it accepts either (or any portion thereof) for the purposes of this Agreement.

(c)             In order to enable the SBT Sellers’ Representative to review the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement, New DK shall make available to the SBT Sellers’ Representative and to the representatives and accountants of the SBT Sellers’ Representative (i) relevant books and records necessary for the confirmation of the Draft SBT Working Capital Statement and Draft SBT Net Debt Statement (and the calculations set out therein) and (ii) employees of SBT and its Subsidiaries as the SBT Sellers’ Representative may reasonably request to assist the SBT Sellers’ Representative with regard to acceptance of or objection to the Draft SBT Working Capital Statement and Draft SBT Net Debt Statement or any portion thereof.

(d)            If the SBT Sellers’ Representative notifies New DK within the period specified in Section 3.5(b) above that it does not accept the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement:

(i)             it shall set out in reasonable detail in such notice (the “Disagreement Notice”) its reasons for non-acceptance (together with such supporting information as may be reasonably necessary to support the reasons stated) and specify the adjustments which, in its reasonable opinion, should be made to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement in order to comply with the requirements of this Agreement;

(ii)            the SBT Sellers’ Representative and New DK shall attempt in good faith, to reach agreement in respect of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement and, if they are unable to do so within thirty (30) days following receipt by New DK of the Disagreement Notice, the SBT Sellers’ Representative or New DK may by notice to the other require that the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement be referred to the Reporting Accountants (an “Appointment Notice”); and

(iii)           except for the matters specifically set out in the Disagreement Notice, the SBT Sellers’ Representative shall be deemed to have agreed the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement in full.

(e)            If the SBT Sellers’ Representative is satisfied with the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement (either as originally submitted by New DK or after adjustments agreed in writing between New DK and the SBT Sellers’ Representative) or if the SBT Sellers’ Representative fails to notify New DK of its non-acceptance of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement within the thirty (30) day period referred to in Section 3.5(b) above, then the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement (incorporating any agreed adjustments) shall constitute the final and binding SBT Net Debt Statement and/or SBT Working Capital Statement for the purposes of this Agreement.

(f)             If an Appointment Notice is given under Section 3.5(d)(i) above, the Reporting Accountants shall be engaged jointly by the SBT Sellers’ Representative and New DK on the terms set out in this Section 3.5 and otherwise on such terms as shall be agreed in writing by the SBT Sellers’ Representative and New DK. If the terms of engagement of the Reporting Accountants have not been settled within thirty (30) days of their identity having been determined (or such longer period as the SBT Sellers’ Representative and New DK may agree in writing) then, unless the SBT Sellers’ Representative or New DK is unreasonably refusing its agreement to these terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

(g)            The Reporting Accountants shall determine their own procedure, subject to the following:

(i)             New DK or New DK’s accountants and the SBT Sellers’ Representative or the SBT Sellers’ Representative’s accountants shall each promptly (and in any event within thirty five (35) days of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and shall each, simultaneously with the delivery, instruct the Reporting Accountants to promptly deliver a copy of their respective written statement to the other party;

(ii)            following delivery of their respective submissions, New DK and the SBT Sellers’ Representative shall have the opportunity to comment once only (provided that nothing in this Section 3.5(g)(i) shall prevent the parties from responding to any requests from the Reporting Accountants under Section 3.5(h) below) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than twenty (20) days (the “Last Comments Date”) after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to Section 3.5(g) above;

(iii)           apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:

A.             whether any of the arguments for an alteration to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement put forward in the Disagreement Notice is correct in whole or in part; and

B.             if so, what alterations should be made to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement in order to correct the relevant inaccuracy in it and the result of the Reporting Accountants’ determination may be only within the range between New DK’s position in the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement, as applicable, and the SBT Sellers’ Representative’s position in his Disagreement Notice in respect of such statements;

(iv)           the Reporting Accountants shall make their determination in accordance with the terms of this Agreement and apply the policies set out in Section 3.5 of the SBT Disclosure Letter;

(v)            the Reporting Accountants shall make their determination pursuant to Section 3.5(g)(ii) above within thirty (30) days of the Last Comments Date, or as soon thereafter as is reasonably possible, and such determination shall be in writing and shall be made available for collection by the SBT Sellers’ Representative and New DK at the offices of the Reporting Accountants and shall (unless otherwise agreed by the SBT Sellers’ Representative and New DK in writing) include reasons for each relevant determination;

(vi)           the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination, and their determination of any matter falling within their jurisdiction shall be final, binding and non-appealable on the SBT Sellers’ Representative and New DK, and without prejudice to any other rights which they may respectively have under this Agreement with respect to all other matters, the parties waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it (except in the event of: (i) fraud in the determination of the Reporting Accountants, in which case the determination shall be referred to different Reporting Accountants and matters shall be re-evaluated in accordance with the procedures in this Section 3.5; or (ii) manifest error in good faith in the determination of the Reporting Accountants, in which case such error may be referred back to the Reporting Accountants only for correction of such error and the terms of this Section 3.5 shall apply to such correction);

(vii)          the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and

(viii)         the charges and expenses of the Reporting Accountants shall be borne as between New DK on the one hand and the SBT Sellers’ Representative (on behalf of all of the SBT Sellers) on the other hand in the same proportion as any determination made by the Reporting Accountants pursuant to Section 3.5(g)(ii) above as determined by the Reporting Accountants (except that each shall bear VAT thereon to the extent that VAT is attributable to supplies made to it by the Reporting Accountants). For example, if New DK’s position is that an Actual Adjustment Amount of € 100,000 is required to be paid to New DK pursuant to Section 3.4 and this Section 3.5, and the SBT Sellers’ Representative’s position is that the Actual Adjustment Amount is zero, and the Reporting Accountants’ final determination provides that an Actual Adjustment Amount of € 70,000 is required to be paid by the SBT Security Holders to New DK pursuant to Section 3.4 and this Section 3.5, then New DK shall bear 30% of the charges and expenses of the Reporting Accountants and the SBT Security Holders shall bear 70% of such charges and expenses. Other than pursuant to this Section 3.5 each party shall bear its own costs and expenses pursuant to this Section 3.5.

(h)            The SBT Sellers’ Representative and New DK shall cooperate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. Without prejudice to the generality of the foregoing, New DK shall keep up to date and, subject to reasonable notice, make available to the SBT Sellers’ Representative’s representatives, the SBT Sellers’ Representative’s accountants and the Reporting Accountants relevant books and records relating to SBT and its Subsidiaries and access to their applicable employees, in each case during Working Hours during the period from the appointment of the Reporting Accountants to the making of the relevant determination.

(i)             Any determination of the Reporting Accountants under Section 3.5(g)(ii) above shall (subject to Section 3.5(g)(iv)) be deemed to be incorporated into the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall then become the SBT Working Capital Statement and the SBT Net Debt Statement and be final and binding on the SBT Sellers’ Representative (on behalf of the SBT Sellers and the holders of the Cashed-Out SBT Options) and New DK.

(j)             Nothing in this Section 3.5 shall entitle a Party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this Section 3.5(j) to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

(k)             Each Party shall, and shall procure that its accountants, representatives and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this Section 3.5 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

Section 3.6            Escrow and Lockup Shares.

(a)            At the Closing, New DK the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and the holders of Cashed-Out SBT Options) and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) in form and substance reasonably acceptable to DK, DEAC and the SBT Sellers’ Representative. At the Closing, New DK shall transfer the Escrow Amount to the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement and this Section 3.6. No amount shall be released from the Escrow Account other than in accordance with the Escrow Agreement and this Section 3.6. New DK and the SBT Sellers, respectively, shall each pay one half of the Escrow Agent’s costs in respect of any work done pursuant to the Escrow Agreement and this Section 3.6.

(b)            Following the Closing, the Escrow Amount, together with any interest accrued thereon (the “Escrow Fund”) shall be held in the Escrow Account in accordance with the terms of this Section 3.6 and the Escrow Agreement. Any interest that accrues on the credit balance of the Escrow Account from time to time shall be credited to the Escrow Account. Each of the SBT Sellers and the holders of Cashed-Out SBT Options shall be the beneficial owners of their respective Cash Transaction Percentages of the Escrow Fund and any interest on any amount in the Escrow Account.

(c)            Prior to the Closing, the Parties shall cooperate and work together in good faith to calculate, and shall within two (2) Business Days prior to the Closing determine and agree, the number of shares of New DK Class A Common Stock that would constitute an aggregate value of US$ 45,000,000 at the Closing (taking into account the DEAC Liquidation Value), which shares shall be allocated from the SBT Sellers and the SBT Optionees, pro rata in accordance with their respective expected ownership of shares of (i) New DK Class A Common Stock (received as SBT Share Consideration) as of immediately following the Closing and (ii) shares of New DK Class A Common Stock underlying their New DK Options granted to them at the Closing in respect of their Rolled-Over SBT Options, using the treasury stock method (collectively and as may be reduced pursuant to Section 3.6(g), the “Lockup Shares”, and the aggregate number of Lockup Shares as of the Closing Date, the “Closing Date Lockup Shares”). Beginning on the Closing Date and ending on the date that is five (5) years following the Closing Date (the “Lockup End Date” or “Final Release Date”), each SBT Security Holder shall not without the prior written consent of New DK, directly or indirectly, (x) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future), any Lockup Shares acquired pursuant to the Agreement or (y) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares, whether or not any such swap or transaction described in clause (x) or (y) above is to be settled by delivery of any Lockup Shares, but except in each case of (x) or (y), in the event of a transfer or sale as a result of a merger or sale of all or substantially all of the shares of New DK or similar transactions or arrangements effected by operation of law or pursuant to the Organizational Documents of New DK or by an agreement or arrangement approved by the Board of New DK or its Stockholders (a “Permitted Transfer”), in which case and notwithstanding any other provision in this Agreement to the contrary, all Lockup Shares at that time shall cease to be restricted pursuant to the provisions of this Section 3.6(c), immediately prior to the closing of any such transaction. Notwithstanding the foregoing, a SBT Security Holder (a “Transferor”) may transfer his or its Lockup Shares or any rights in respect of them to: a person or entity who (i) as of the date of this Agreement, wholly owns such Transferor, (ii) is wholly owned by such Transferor, (iii) is wholly owned by the same person or entity who wholly owns such Transferor as of the date of this Agreement, in each case of (i)-(iii), whether directly or indirectly, or (iv) is an immediate family member of such Transferor or to a trust the sole beneficiaries of which are such Transferor and/or his immediate family members, provided that in each case of the preceding clauses (i), (ii), (iii) or (iv), the transferee undertakes in writing to the benefit of New DK to be bound by the lockup provisions of this Section 3.6 (in so far as they relate to the Lockup Shares transferred to such transferee) as if such transferee was the Transferor. Lockup Shares shall be transferable by operation of law (including as a result of the death or bankruptcy of an SBT Security Holder). For the avoidance of doubt, (i) any transferees or assignees (including heirs or other transferees by operation of law) of Lockup Shares transferred as permitted by the immediately preceding two sentences (other than transferees pursuant to a Permitted Transfer) shall be subject to the lockup provisions of this Section 3.6(c); and (ii) the SBT Security Holders and their transferees and assigns shall continue to enjoy the economic benefits of any Lockup Shares held during the period in which the above lockup provisions apply, including the right to receive any dividends distributed on such Lockup Shares. The Parties agree that, if requested by the SBT Sellers’ Representative prior to the Closing, including if such request is in light of adverse tax consequences potentially applying as a result of the above lock-up arrangement to any SBT Optionee or a group of them, then such SBT Optionee(s) shall be excluded from the provisions of this Section 3.6(c) and the number of Lockup Shares of each of the other SBT Security Holders shall be increased on a pro-rata basis among them (based on their holdings in the SBT Consideration Shares or shares of New DK Class A Common Stock underlying the New DK Options at Closing, as applicable), such that the aggregate number of Lockup Shares intended to be locked up pursuant to the terms of this Section 3.6(c) at the Closing shall remain the same.

(d)            Subject to the limitations on liability set forth in this Agreement (including in Article X), if there is determined to be any Losses indemnifiable pursuant to Section 10.2 (including any breach of a SBT Representation and any Seller Taxes), (i) the amount of the then-remaining funds in the Escrow Fund may be claimed against by New DK as the first recourse with respect to any and all such Losses; (ii) second, if the amount of the then-remaining funds in the Escrow Fund is insufficient to satisfy in full any amounts owing to New DK in respect of any such Losses, then New DK shall have recourse for such Losses against the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of and based on the number of Lockup Shares held by each such SBT Security Holder, and (iii) third, only in the event of (x) a breach of any SBT Fundamental Representations or the SBT Sellers Fundamental Representations or (y) any Seller Taxes, where and after the Escrow Fund and the Lockup Shares have been exhausted, the SBT Security Holders, severally (based on his CashTransaction Percentage), in case of a breach of a SBT Fundamental Representation or any Seller Taxes, or the applicable SBT Seller with respect to the breach of his or its specific SBT Sellers Fundamental Representation, as applicable, shall be liable for Losses in respect of such claim for breach of such Fundamental Representations and the SBT Sellers Fundamental Representations for the amount of Losses in excess of the amount of the Escrow Fund and the value of the Lockup Shares (but the SBT Security Holders’ aggregate liability for such breach, together with their liability for all other matters pursuant to this Agreement, shall in no event, exceed the SBT Consideration actually received by them).

(e)            If a Notified Claim arises and is Resolved on or before the Final Release Date, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any even within five (5) Business Days of the Notified Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, (i) instruct the Escrow Agent to release to New DK from the Escrow Account the amount due in respect of that Resolved Notified Claim, if any, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account; and (ii) to the extent there are no remaining funds in the Escrow Account to fully pay the amount Resolved as owed to New DK, New DK shall have recourse for such unpaid portion of the Resolved amount to the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each applicable SBT Security Holder in respect of and based on the number of Lockup Shares then held by each such SBT Security Holder.

(f)             The SBT Sellers’ Representative and New DK shall instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, each based on his, her or its applicable Cash Transaction Percentage): (i) on the date that is two (2) years following the Closing Date (the “Initial Release Date”), the lower of (a) any Escrow Funds then-remaining in excess of $20,000,000 (the “Initial Released Amount”) and (b) the then Unclaimed Amount; (ii) on the date that is three (3) years following the Closing Date (the “Second Release Date”), the lower of (a) any Escrow Funds then-remaining in excess of $15,000,000 (the “Second Released Amount”) and (b) the then Unclaimed Amount; (iii) on the date that is four (4) years following the Closing Date (the “Third Release Date”, and each of the Initial Release Date, the Second Release Date, the Third Release Date and the Final Release Date, a “Release Date”), the lower of (a) any Escrow Funds then-remaining in excess of $7,500,000 (the “Third Released Amount”) and (b) the then Unclaimed Amount; and (iv) on the Final Release Date, the lower of (a) any Escrow Funds then-remaining in the Escrow Account (the “Final Released Amount”, and each of the Initial Released Amount, the Second Released Amount, the Third Released Amount and the Final Released Amount, a “Released Amount”) and (b) the then Unclaimed Amount. For the avoidance of doubt, to the extent that the Unclaimed Amount is lower than the applicable Released Amount, then only the Unclaimed Amount, if any is available, shall be released on the applicable Release Date pursuant to this Section 3.6(f), but in such event, once any further Unclaimed Amount becomes available at any time and from time to time after the applicable Release Date, then, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of any Unclaimed Amount becoming available) instruct the Escrow Agent to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options) any such available Unclaimed Amount but not more, in the aggregate for all such Unclaimed Amounts being released, than an aggregate amount that equals to the then applicable Released Amount. Nothing herein shall derogate from any release provisions which will apply on and following the Final Release Date in accordance with this Section 3.6. “Unclaimed Amount” means the difference between (i) the entire funds available in the Escrow Fund at the relevant time; and (ii) the amounts of Losses in respect of any Outstanding Claims against the Escrow Fund at such time which have not been Resolved (subject to the limitations in this Agreement) and any amounts pursuant to Notified Claims that have been Resolved and are due to be paid to New DK at such time from the Escrow Funds, but have not yet been paid (including by way of forfeiture of Lockup Shares) to New DK at such time (“Claimed Amounts”).

(g)            The Lockup Shares shall be automatically released from the lockup provisions of Section 3.6(c) as follows:

(i)              upon the Initial Release Date, any Lockup Shares in excess of eighty percent (80%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Initial Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Initial Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Initial Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(ii)             upon the Second Release Date, any Lockup Shares in excess of sixty percent (60%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Second Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Second Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Second Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(iii)            upon the Third Release Date, any Lockup Shares in excess of thirty percent (30%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Third Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Third Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Third Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(iv)           upon the Final Release Date, any and all remaining Lockup Shares of all SBT Security Holders shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Final Release Date, the applicable portion of the then-remaining Lockup Shares held by all SBT Security Holders (based on their Market Value as of the Final Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, upon which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(v)            For the avoidance of doubt, any retention or release of the Lockup Shares pursuant to this Section 3.6(g) shall be affected on a pro-rata basis among the SBT Security Holders, each based on his portion in them.

(h)            If following the Final Release Date, the Escrow Fund or any part of it continues to be held in the Escrow Account or any Lockup Shares remain subject to the lockup provisions of Section 3.6(c) pending resolution of any Outstanding Claims or payment of any amounts pursuant to Resolved Notified Claims to New DK:

(i)             upon any Outstanding Claim being Resolved as being due to New DK, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of the Outstanding Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, instruct the Escrow Agent in writing to release to New DK from the Escrow Account the amount Resolved as being due to New DK, if any, in respect of that Outstanding Claim, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account;

(ii)            if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, following the release to New DK of the amount of the Escrow Fund standing to the credit of the Escrow Account, New DK shall take such actions as it deems appropriate in its sole discretion with respect to the Lockup Shares remaining (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of the number of Lockup Shares held by each such SBT Security Holder, for such aggregate number of Lockup Shares the value of which equals the unpaid portion of the Resolved amount;

(iii)           as soon as there is any Unclaimed Amount available in the Escrow Account, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any event within five (5) Business Days thereof) instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options) such Unclaimed Amount; and

(iv)           as soon as there are no Outstanding Claims against any Lockup Shares (based on their then Market Value at the relevant time), such Lockup Shares shall cease to be regarded as Lockup Shares, and the release of such Lockup Shares from the lockup provisions of Section 3.6(c), shall be effected automatically.

(i)             A Notified Claim shall be deemed to be “Resolved” for the purposes of this Section 3.6 if it has been:

A.             settled in writing between New DK and the SBT Sellers’ Representative;

B.             finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is prohibited (by passage or time or otherwise) from making an appeal; or

C.             withdrawn or deemed withdrawn by New DK, and in such event no amount shall have been deemed owed to New DK in respect of such Notified Claim.

(j)             Any payments made from the Escrow Account to New DK or any Lockup Shares forfeited by a SBT Security Holder in accordance with this Section 3.6 and/or the Escrow Agreement shall be treated as an adjustment to the consideration paid by New DK.

Article IV
REPRESENTATIONS AND WARRANTIES OF SBT

Except as set forth in the disclosure letter delivered by SBT to the other parties hereto prior to the execution of this Agreement (the “SBT Disclosure Letter”), SBT represents and warrants, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 4.1            Organization, Standing and Corporate Power; Books and Records.

(a)            (i) Each of SBT and its Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)) and has all requisite corporate, limited liability company or corporate or other legal entity power and authority to carry on its business as now being conducted. Each of SBT and its Subsidiaries is duly qualified or licensed to do business, from a corporate or other legal entity law perspective, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect the current or anticipated operations of the business of SBT and its Subsidiaries or prevent, materially delay or materially impair the ability of SBT and its Subsidiaries to consummate the Transactions. (ii) SBT Data Room has, prior to the date hereof, contains true, complete and correct copies of the Organizational Documents of SBT and its Subsidiaries. There have been no breaches by SBT or any of its Subsidiaries of their respective Organizational Documents that have had or would reasonably be expected to, individually or in the aggregate, restrict in any material respect the current operations of the business of SBT and its Subsidiaries. SBT and its Subsidiaries have, in all material respects, duly made or delivered to company registries in the relevant jurisdictions on a timely basis the registrations, filings, publications and other formalities required by applicable Law.

(b)            Section 4.1(b) of the SBT Disclosure Letter sets forth: (i) each of the Subsidiaries of SBT and, for each such Subsidiary, the ownership interest of SBT in each such Subsidiary and the jurisdiction of formation of each such Subsidiary and (ii) SBT’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(c)            All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of SBT have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by SBT free and clear of any Encumbrances. Except for the capital stock or other equity or voting interests of its Subsidiaries, SBT does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

(d)            Each of SBT and its Subsidiaries has maintained registers and minute books as required under the Laws of the applicable jurisdiction and such registers and minute books contain complete and accurate records of all matters required to be dealt with in such books and records, in each case in all material respects. The books and records of each of SBT and its Subsidiaries are in the possession (or under the control, including through agents) of SBT or its relevant Subsidiary.

Section 4.2            Capital Structure.

(a)            The authorized capital stock of SBT consists of 720,000 shares, par value $0.10 of SBT Common Stock (the “SBT Shares”), of which 40,800 SBT Shares were issued and outstanding as of the close of business on the date of this Agreement. All of the issued SBT Shares have been duly authorized and are validly issued, fully paid and nonassessable. SBT has no SBT Shares reserved for issuance, except as set forth in Section 4.2(c) of the SBT Disclosure Letter. Each of the outstanding shares of capital stock of SBT’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, to the Knowledge of SBT owned by SBT or by a direct or indirect wholly owned Subsidiary of SBT, free and clear of any Encumbrance.

(b)            To the Knowledge of SBT, there are no Encumbrances on the SBT Shares or on any shares of any Subsidiary of SBT.

(c)            Except as set forth in Section 4.2(c) of the SBT Disclosure Letter and except for the grant or issuance of SBT Options and SBT Shares under the SBT Plan as permitted pursuant to Section 8.1 below, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate SBT or any of its Subsidiaries to issue or to sell any shares of its capital stock or other equity securities of SBT or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of SBT or any of its Subsidiaries or to vote with the shareholders of SBT on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)            Neither SBT nor any of its Subsidiaries has any equity interest in, or has agreed to acquire, any share capital or other equity security of any other company (wherever incorporated) or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

(e)            Except for the requirement to obtain shareholder and/or board approval or other requirements or restrictions set forth by applicable Law (including, without limitation, Applicable Gaming Law and any solvency or profit tests), no restrictions are imposed upon the payments of any dividends or the making of any distribution by SBT or any of its Subsidiaries.

(f)            Each SBT Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the SBT Plan to which it was issued, (ii) has a grant date identical to the date on which the board of directors of SBT (or compensation committee thereof) actually awarded such SBT Option; (iii) was granted pursuant to terms of the relevant option agreement, as set forth in Section 4.2(f) or Section 4.2(c) in the SBT Disclosure Letter and which SBT has made available true and complete copies to the other parties hereto (except for the grant or issuance of SBT Options and SBT Shares under the SBT Plan (as permitted pursuant to Section 8.1 below)), and (iv) qualifies for the Tax and accounting treatment afforded to such SBT Option in the Tax returns and the financial and accounting books and records of SBT and its Subsidiaries.

(g)            Section 4.2(g) of the SBT Disclosure Letter sets forth a correct and complete listing of all SBT Options outstanding as of the Relevant SBT Options Date, setting forth the number of shares of SBT Common Stock subject to each SBT Option and the holder, granting date, vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment following consummation of the Transactions and exercise or reference price with respect to each SBT Option, as applicable. Upon any issuance of any shares of SBT Common Stock in accordance with the terms of any SBT Plan, such shares of SBT Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Encumbrance (unless Encumbered by the holder of the SBT Option, without SBT’s Knowledge). No shares of SBT Common Stock have been issued, except: (a) the SBT Shares held by the SBT Sellers, (b) in accordance with the terms of the SBT Plan, and no SBT Options have been granted since the Relevant SBT Options Date other than grant of SBT Options under the SBT Plan as permitted pursuant to Section 8.1 below.

Section 4.3            Corporate Authority; Approval and Noncontravention.

(a)            SBT has all requisite corporate or other legal entity right, power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by SBT of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SBT, and no other corporate or other legal entity actions on the part of SBT are necessary to authorize the execution and delivery by SBT of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by SBT and, assuming due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of SBT, enforceable against SBT in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which SBT is a party, and the consummation of the Transactions and the Ancillary Transactions, by SBT do not, and will not, constitute or result in: (i)  a breach or violation of, or a default under, the Organizational Documents of SBT or any of its Subsidiaries or (ii) a breach or violation of any Law (including any Applicable Gaming Law), order, judgment or decree applicable to SBT or any of its Subsidiaries, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a SBT Material Adverse Effect.

Section 4.4            Financial Statements; Internal Controls.

(a)            The audited consolidated balance sheets of SBT as of December 31, 2018 (the “SBT Balance Sheet Date”) and December 31, 2017, together with the audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of SBT for each of the years ended December 31, 2018 and December 31, 2017, (collectively, the “SBT Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with applicable Law and the IFRS as at the SBT Balance Sheet Date, except as otherwise noted therein, using accounting policies, practices and procedures consistent with those used in the preparation of the relevant financial statements of SBT and its Subsidiaries for the two (2) financial years and two (2) preceding accounting periods prior to the SBT Balance Sheet Date, and the auditor’s reports with respect to the SBT Audited Financial Statements do not contain a “going concern” or qualification or exception as to the scope of the audit. Prior to the date hereof, true, complete and correct copies of the SBT Audited Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available in the SBT Data Room.

(b)            The SBT Audited Financial Statements show a true and fair view of: (i) the assets, liabilities, financial position and state of affairs of SBT and its Subsidiaries as at the SBT Balance Sheet Date; and (ii) the profits and losses, changes in shareholders’ equity and cash flow of SBT and its Subsidiaries for the financial year ended on the SBT Balance Sheet Date, in accordance with and subject to the standards principles and practices specified therein.

(c)            SBT and its Subsidiaries have made available in the SBT Data Room the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of SBT and its Subsidiaries as of September 30, 2019 (the “SBT Unaudited Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the SBT Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the SBT Audited Financial Statements and, subject thereto, in accordance with applicable Law and the IFRS and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of SBT and its Subsidiaries as of September 30, 2019; and (ii) the profits and losses and cash flow of SBT and its Subsidiaries for the period ended as of September 30, 2019.

(d)            SBT and its Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and applicable Laws, and to maintain asset accountability; (iii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iv) accounts, notes and other receivables are recorded accurately. Within the three (3) financial years prior to the SBT Balance Sheet Date, neither SBT nor any of its Subsidiaries (including their personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by SBT or any of its Subsidiaries) has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by SBT or any of its Subsidiaries, (y) any fraud, whether or not material, that involves management of SBT or any of its Subsidiaries or any personnel involved in financial reporting or (z) any written claim or allegation regarding any of the foregoing. The SBT Audited Financial Statements and the SBT Unaudited Financial Statements, when delivered by SBT for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.1, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(e)            Each of SBT and its Subsidiaries has maintained its accounting records on a proper and consistent basis and they are up-to-date, except where failure does not have a SBT Material Adverse Effect.

Section 4.5            Compliance with Laws.

(a)            Except for operations conducted by SBT and its Subsidiaries in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT and its Subsidiaries are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT or its Subsidiaries (as applicable), and (ii) SBT and its Subsidiaries are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT or its Subsidiaries (as applicable) in such jurisdiction, each of SBT and its Subsidiaries is conducting and, within the three (3) years prior to the date hereof, has conducted the business of SBT and its Subsidiaries in material compliance with all Laws, including Applicable Gaming Laws, Environmental Laws, laws related to customers’ and staff’s health and safety and Data Protection Legislation, applicable to them, their properties or other assets or their business or operations.

(b)            Except in relation to any ordinary course investigation with regard to Tax matters, within the three (3) years prior to the date hereof, to the Knowledge of SBT, no investigation, disciplinary proceeding, audit, inquiry, order, decree, decision or judgment or non-ordinary course review of any Governmental Authority or regulatory body (including any Gaming Regulatory Authority or Data Protection Authorities) against SBT, any of its Subsidiaries or any person for whose acts or defaults SBT may be vicariously liable is pending or threatened in writing nor has any Governmental Authority indicated in writing to SBT or any of its Subsidiaries an intention to conduct the same.

(c)            Except in relation to any ordinary course investigation with regard to Tax matters, within the three (3) years prior to the date hereof, neither SBT nor any of its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (including Data Protection Authorities and authorities responsible for enforcing Environmental Laws) (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring SBT or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law. For the purposes of this Section 4.5(c), “material” means for an amount in excess of €500,000 (whether claimed or reasonably expected to result in such amount) as of the date hereof.

Section 4.6            Licenses and Compliance.

(a)            SBT and each of its Subsidiaries has obtained and is in material compliance with all SBT Relevant Licenses necessary to conduct their respective businesses as conducted as of the date of this Agreement. All SBT Relevant Licenses that are necessary to conduct their respective businesses as conducted as of the date of this Agreement are in full force and effect and, except as set forth in Section 4.6(a) of the SBT Disclosure Letter or in copies of the SBT Material Licenses made available in the SBT Data Room, are not subject to unusual conditions, suspension or other unusual limitations. SBT has made available in the SBT Data Room prior to the date hereof true, complete and accurate copies of all SBT Relevant Licenses, including all SBT Material Licenses.

(b)            Section 4.6(b) of the SBT Disclosure Letter sets forth a complete list of all markets in which any customer of SBT and its Subsidiaries, any licensee of SBT’s or any of its Subsidiaries’ Software or any other organization or person using the products or services of SBT and its Subsidiaries as of the date hereof is located.

(c)            Each of SBT and its Subsidiaries that has been issued a license by the Gambling Commission of Great Britain (the “UKGC”) has completed the regulatory returns required to be submitted to the UKGC in accordance with the guidance issued by the UKGC.

(d)            Subject to completion of any regulatory obligations resulting from the Transactions (including, without limitations, SBT, DK, DEAC and/or their respective Representatives complying with any suitability requirements and any other applicable terms), no SBT Relevant License is liable to be varied, suspended or revoked as a result of the Closing.

(e)            As of the date hereof, to the Knowledge of SBT and subject to any change of Law following after the date hereof, there is no fact or circumstance that is reasonably expected to cause any SBT Relevant License to be lapsed, terminated, invalidated, cancelled, revoked, suspended, subject to a variation or additional conditions during its current term or not to be renewed on terms which are no less advantageous to SBT or its relevant Subsidiary than the current terms of such SBT Relevant License, and each action necessary to be undertaken by SBT and its Subsidiaries and SBT Relevant License holders for the renewal or extension of each SBT Relevant License due to expire within three (3) months from the date hereof has been duly taken.

(f)             Neither SBT nor any of its Subsidiaries has (i) made any application for a license from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(g)            Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of SBT and its Subsidiaries have obtained and hold personal management licenses (or local equivalent license) and those licenses, registrations or findings of suitability are in full force and effect.

(h)            All matters which are required to be notified to the relevant Gaming Regulatory Authority in accordance with Applicable Gaming Law and the terms and conditions of any SBT Relevant License have been so notified.

(i)             During the two (2) years prior to the date hereof, neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of its Representatives, has done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds a SBT Relevant License.

(j)             During the two (2) years prior to the date hereof, neither SBT nor any of its Subsidiaries or, to the Knowledge of SBT, any of their respective representatives has received a written notice from a Governmental Authority alleging that the SBT Business and/or IT Systems infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any SBT Relevant License or that such Governmental Authority intends to pursue any review or investigation which might conclude with the imposition of any sanction on SBT or any of its Subsidiaries or any of their respective representatives.

(k)            Section 4.6(k) of the SBT Disclosure Letter sets forth a true and complete list of the compliance policies adopted for ensuring compliance with the terms and conditions of SBT Relevant Licenses and Applicable Gaming Law, and true and complete copies of such compliance policies have been made available in the SBT Data Room (including without limitation current policies adopted in respect of anti-money laundering, responsible gaming, age verification and complaints and risk assessments in respect of regulatory and business risk). Such compliance policies have been designed to provide reasonable assurances as to compliance with the terms and conditions of the SBT Material Licenses and/or Applicable Gaming Laws. SBT and each of its Subsidiaries adheres in all material respects with such compliance policies.

(l)             Except for operations conducted by SBT, its Subsidiaries and the Clients in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT, its Subsidiaries and, in so far as relating to the SBT Software, the Clients are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable), and (ii) SBT, its Subsidiaries and, to the Knowledge of SBT, the Clients are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT, its Subsidiaries or, in so far as relating to the SBT Software, the Clients (as applicable) in such jurisdiction, each of SBT, its Subsidiaries and, to the Knowledge of SBT and in so far as relating to the SBT Software, the Clients is, and during the four (4) years preceding the date of this Agreement has been, in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable).

(m)           As of the date hereof, neither SBT nor any of its Subsidiaries, nor their current respective Representatives has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or to the Knowledge of SBT, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of SBT or (ii) that first arose (regardless of whether SBT has Knowledge) at any time during the period of four (4) years preceding the date of this Agreement,which would reasonably give rise to any such investigation, inquiry, proceeding or action that may result in the imposition of material sanctions in connection with a SBT Material License, may result in the revocation of a SBT Material License or could reasonably be expected to have a SBT Material Adverse Effect.

(n)            Neither SBT nor any of its Subsidiaries has received notice of any actual or threatened proceedings which might adversely affect any SBT Relevant License in any material way.

(o)            To the Knowledge of SBT, there are no circumstances relating to any of the directors, management team or shareholder of SBT or any of its Subsidiaries which has affected, or could materially affect, the ability of SBT or any of its Subsidiaries to obtain or maintain any SBT Relevant License or any other license, permission, authorization, permit or consent which it may be desirable for SBT or any of its Subsidiaries to hold in connection with the SBT Business.

(p)            Except as set forth in Section 4.6(p) of the SBT Disclosure Letter, during the four (4) years prior to the date hereof, there have not been: (i) any complaints, allegations or warnings directed to SBT or any of its Subsidiaries or investigations regarding any SBT Relevant License that SBT or any of its Subsidiaries received in writing from or was notified of in writing by a Gaming Regulatory Authority or any other Governmental Authority in respect of an SBT Relevant License, or (ii) any fines or other formal sanctions that have been, or threatened in writing to be, imposed on SBT or any of its Subsidiaries by a Gaming Regulatory Authority or any other Governmental Authority in relation to the SBT Business relating to a breach of any Applicable Gaming Laws or any SBT Relevant License.

(q)            None of the personal management license holders (or the local equivalent) of SBT or any of its Subsidiaries have been the subject of any formal or informal sanction imposed by or received correspondence or notice from, any Gaming Regulatory Authority in connection with their conduct or failure to comply with the terms and conditions of any such personal management license (or the local equivalent) and/or indicating that it may review, or has commenced a review of, any such personal management license (or the local equivalent).

(r)             Except as set forth in Section 4.6(r) of the SBT Disclosure Letter (true and complete copies of which are contained in the SBT Data Room), there are no written agreements or undertakings in effect on the date of this Agreement between (i) (A) SBT or any of its Subsidiaries or any of their respective employees in their capacity as such, on the one hand, and (B) any Gaming Regulatory Authority (including any conditions, restrictions, restraints, suspensions or impairments of any SBT Relevant License or capacity to do business), on the other hand, and (ii) (X) any shareholders of SBT (or Affiliates thereof, other than SBT and its Subsidiaries), on the one hand, and (Y) any relevant Gaming Regulatory Authority, on the other hand.

(s)            SBT and each of its Subsidiaries: (i) regularly monitors legal and regulatory developments which may impact on the SBT Business in relevant jurisdictions; (ii) maintains a list of excluded and restricted territories (the “Excluded Territories List”); and (iii) has contractual mechanisms and processes in place to require territories or jurisdictions to be blocked if necessary at any time.

(t)             A list of the Clients, as of the date of this Agreement, is contained in Section 4.6(t) of the SBT Disclosure Letter.

(u)            SBT and each of its Subsidiaries undertakes appropriate due diligence on each of its Clients, and requires each of its Clients to conduct appropriate due diligence on their operators, sub-licensees and customers (as applicable) who use the SBT Software.

(v)            SBT and each of its Subsidiaries actively monitors the use of the SBT Software by the Clients, and to SBT’s Knowledge (except for operations conducted by SBT, its Subsidiaries and the Clients in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT, its Subsidiaries and, in so far as relating to the SBT Software, the Clients are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable), and (ii) SBT, its Subsidiaries and, to the Knowledge of SBT, the Clients are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT, its Subsidiaries or, in so far as relating to the SBT Software, the Clients (as applicable) in such jurisdiction), the Clients are not using, and the Clients are not permitting the use by others, of the SBT Software in contravention of Laws related to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable). SBT and its Subsidiaries require each of the Clients to be regulated by a Gaming Regulatory Authority, and, to the Knowledge of SBT, each Client is regulated by a Gaming Regulatory Authority.

(w)           SBT and its Subsidiaries keep the Clients informed of the territories on their Excluded Territories List.

(x)             For the purposes of this Section 4.6:

(i)           “Clients” means the operators and other persons who have at any time licensed the SBT Software directly from SBT or any of its Subsidiaries.

(ii)          “SBT Software” means the Software and/or any other products or services licensed by SBT or any of its Subsidiaries.

Section 4.7            Absence of Certain Changes or Events.

Since the SBT Balance Sheet Date, (a) except as expressly required by this Agreement, SBT and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses, (b) SBT and its Subsidiaries have not entered into any material transactions outside the ordinary course of such businesses and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a SBT Material Adverse Effect.

Section 4.8            Information Supplied. The information supplied in writing by SBT expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of DEAC and at the time of any meeting of DEAC stockholders to be held in connection with the Transactions, including the DEAC Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, SBT makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by DEAC or DK for inclusion therein or (b) any projections or forecasts included in the Registration Statement or Proxy Statement.

Section 4.9            Litigation.

(a)            During the five (5) years prior to the date hereof, SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their present or former employees, in their capacities as such, is or has been engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof. None of SBT or any of its Subsidiaries or, to the Knowledge of SBT, any of their present or former officers, directors or employees, in their capacities as such is subject to any settlement agreements or arrangements (to the extent any material liability thereunder is outstanding), whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims. For the purposes of this Section 4.9, “material” means for an amount in excess of €1,000,000 at the date hereof (whether claimed or reasonably expected to result in such amount).

(b)            As of the date of this Agreement, neither SBT nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding material judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without SBT or any of its Subsidiaries being named therein).

Section 4.10            Contracts.

(a)            Section 4.10(a) of the SBT Disclosure Letter sets forth a true and complete list as of the date hereof, and SBT has, prior to the date of this Agreement, made available in the SBT Data Room true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties), of the following Contracts that are effective as of the date hereof and to which SBT or any of its Subsidiaries is a party or is bound (except for any such intercompany agreements solely among SBT and any of its Subsidiaries) (all such Contracts set forth on Section 4.10(a) of the SBT Disclosure Letter, or which are required to be so disclosed, “SBT Material Contracts”):

(i)             all such Contracts with a customer of the SBT or any of its Subsidiaries, and which accounted for the payment by the customer to SBT and/or any of its Subsidiaries during the 2018 calendar year, of an aggregate amount exceeding € 500,000;

(ii)            all such Contracts with a supplier of the SBT or any of its Subsidiaries, and which accounted for payment by SBT and/or any of its Subsidiaries to the supplier, during the 2018 calendar year, of an aggregate amount exceeding € 1,000,000;

(iii)           all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding €1,000,000 on an annual basis;

(iv)           all such Contracts to which a Related Party receives benefit;

(v)            all such Contracts that contain any covenant materially limiting or prohibiting the right of SBT or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(vi)           all such Contracts in which the aggregate outstanding expenditure or payment obligations of SBT or any of its Subsidiaries exceeds €1,000,000 (provided that, with respect to lease arrangements with a remaining term of more than one year, such amount relates to outstanding payment obligation on annual basis), except for Contracts, transactions, arrangements, liabilities that contain a contingent liability in respect of a breach or indemnification obligations or similar contingent obligations as a result of a breach or default;

(vii)          all such Contracts that require SBT or any of its Subsidiaries to pay any commissions, finder’s fees, royalties or other similar payment (other than employees bonuses,royalties for the use of Intellectual Property Rights in respect of Software, employee/consultant recruitment fees and, for the avoidance of the doubt, excluding distribution or resale agreements) to a single vendor by SBT or any of its Subsidiaries of more than €100,000 within twelve (12) months prior to the date hereof;

(viii)         any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which SBT or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(ix)            all such Contracts providing for distributorship, resale, agency, marketing, management or consultancy which services involved payments by or to SBT or any of its Subsidiaries of more than €500,000 on an annual basis prior to 2019, or from January 1, 2019 until the date hereof; and

(x)             all such material Contracts pursuant to which SBT or any of its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property Rights, excluding any (A) "shrink-wrap", "click-through" and "off-the-shelf" agreements, (B) Open Source Licenses and (C) agreements with customers/clients entered into in the form of customer agreements that are disclosed in the SBT Data Room.

For purposes of this Section 4.10(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on payments made during accruals for the applicable calendar year.

(b)            (i) Neither SBT nor any of its Subsidiaries, as of the date of this Agreement, (A) is, or has received written notice that any other party to any SBT Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (B) has waived or failed to enforce any material rights or material benefits under any SBT Material Contract to which it is a party or any of its properties or other assets is subject; (ii) as of the date of this Agreement, each such SBT Material Contract is not the subject of a notice to terminate, except for any expiration of the term of a SBT Material Contract following the date of this Agreement in accordance with its terms and (iii) each such SBT Material Contract is in full force and effect and is legal, valid and binding on SBT or its Subsidiaries, as applicable, and, to the Knowledge of SBT, each other party thereto, except as would not individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect. There is no default under any such SBT Material Contracts by SBT or its Subsidiaries, or, to the Knowledge of SBT, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by SBT or its Subsidiaries, or, to the Knowledge of SBT, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect.

(c)            Neither the execution of this Agreement and Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will breach, terminate or give any third party the right to terminate any SBT Material Contract pursuant to such a change of control (immediately or upon notice or lapse of time).

Section 4.11          Employment Matters.

(a)            Section 4.11(a) of the SBT Disclosure Letter sets forth in all material respects a true and complete list of the names, job title, date of commencement of employment, location and period of continuous employment of every employee of SBT or any of its Subsidiaries whose annual basic salary exceeds €100,000 per annum (“Relevant SBT Employee”) employed as of the date hereof, and such details are accurate and complete in all material respects.

(b)            Section 4.15(b) of the SBT Disclosure Letter sets forth an accurate and complete list describing, as of the date of this Agreement: (i) all remuneration and emoluments payable and any other material benefits (including those received otherwise than in cash) actually provided by SBT or any of its Subsidiaries and which SBT or any of its Subsidiaries is bound to provide (whether now or in the future) to each current employee of SBT or any of its Subsidiaries (“SBT Employee”) or any of their dependents; (ii) the material terms on which such remuneration, emoluments and benefits are payable and (iii) particulars and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all such SBT Employees (the “Schemes”) as of the date of this Agreement, whether or not legally binding on SBT or any of its Subsidiaries.

(c)            Other than the SBT Consideration or as required by applicable Law, there are no terms and conditions in any contract, agreement, or other arrangement having a legal binding effect on SBT or any of its Subsidiaries (in each case, whether or not in writing) with any director or officer of SBT or any of its Subsidiaries or any SBT Employee pursuant to which (i) any such person will be entitled to receive any payment or benefit (including, without limitation, any increase to such person’s base salary or base wage or any promise or other guarantee with respect to a bonus, commission, retention or other incentive compensation opportunity or entitlement) as a direct consequence of the Transactions, (ii) such person’s rights will change as a direct consequence of the Transaction or (iii) such person has a right to severance or other termination pay or benefits in excess of that required under applicable Law as a direct consequence of the Transactions.

(d)            As of the date of this Agreement, except for ordinary course increases in salaries and benefits and any increases required by applicable Law, there are no binding undertakings to materially amend the terms and conditions of employment of any SBT Employee.

(e)            There are no amounts owing or agreed to be loaned or advanced by SBT or any of its Subsidiaries to any directors or officers of SBT or any of its Subsidiaries or to any SBT Employees (other than amounts representing remuneration and benefits accrued due for the current pay period, accrued sick days, accrued holiday pay or for reimbursement of expenses or any other benefits or amounts which date of payment has not yet arrived) in excess of €50,000 per any such individual.

(f)             No director, officer or Relevant SBT Employee of SBT or any of its Subsidiaries has given (or to SBT’s Knowledge is expected to give) or received notice to terminate his or her employment or engagement.

(g)            There are no directors, officers or Relevant SBT Employees of SBT or any of its Subsidiaries who are on secondment, parental leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

(h)            Within the six (6) months prior to the date hereof, there have been no proposals to terminate the employment of more than twenty (20) SBT Employees in any one location.

(i)             Within the twelve (12) months prior to the date of this Agreement, neither SBT nor any of its Subsidiaries has agreed to make any material payment or agreed to provide any material benefit to any current or former Relevant SBT Employee or any dependent of any such person in connection with the proposed termination or suspension of employment variation of any contract of employment of any such current or former Relevant SBT Employee, except ordinary course increases in salaries or as otherwise required by Law.

(j)             No trade union, works council or association of trade unions or other body representing workers have the right to be informed and consulted on matters which affect the SBT Employees in their capacities as such (including for the avoidance of doubt the transaction contemplated by this Agreement). To the Knowledge of SBT, there has been no written request for recognition of any trade union and no such request is pending.

(k)            Neither SBT nor any of its Subsidiaries is involved in and, to the Knowledge of SBT, there are no circumstances likely to give rise to, any strike or industrial dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing the SBT Employees or former employees of SBT or any of its Subsidiaries.

(l)             No past or present director, officer or employee of SBT or any of its Subsidiaries has any outstanding material claim filed in writing or, to the Knowledge of SBT, any threatened material written claim against SBT or any of its Subsidiaries, including (i) in respect of any accident or injury which is not fully covered by insurance; (ii) for wrongful dismissal or breach of contract; (iii) for loss of office or arising out of or connected with the termination of his or her office or employment; (iv) under any Employment Laws; or (v) in respect of any former employee to be reinstated or re engaged.

(m)           During the three (3) years prior to the date of this Agreement, neither SBT nor any of its Subsidiaries has breached its material obligations under applicable Employment Laws towards its past or current directors, officers or employees in any material respect.

(n)            As of the date hereof, no outstanding offer of employment or engagement has been made by SBT or any of its Subsidiaries to any person who would as a result of such employment or engagement become a Relevant SBT Employee or an individual engaged by SBT or any of its Subsidiaries under a contract for services where the fee exceeds €100,000 per annum (or equivalent) (“Relevant SBT Contractor”) nor has any such person accepted an offer of employment or engagement made by SBT or any of its Subsidiaries but who has not yet commenced such appointment.

(o)            Neither SBT nor any of its Subsidiaries has knowingly employed any director, officer or employee that it suspects, knows or ought reasonably to know is an illegal worker.

(p)            As of the date hereof, neither SBT nor any of its Subsidiaries is a party to any outsourcing, contracting out, agency or consulting arrangements pursuant to which individuals are providing services to SBT or any of its Subsidiaries on a full-time basis.

(q)            All employment Intellectual Property Rights directly related to the SBT Business belong to SBT and its Subsidiaries. None of the SBT Employees can successfully claim any rights and/or title with respect to such Intellectual Property Rights or any part thereof.

Section 4.12            Pensions.

(a)            During the three (3) years prior to the date of this Agreement, the SBT Pension Schemes which SBT and its Subsidiaries are required by applicable Laws and regulations to operate and manage, have been and are in compliance and duly administered in accordance with all applicable Laws and regulations, save where failure to do so would not have a SBT Material Adverse Effect.

(b)            All contributions to the SBT Pension Schemes have at all times been made in accordance with the provisions of the SBT Pension Schemes or as otherwise required by Law and all SBT Pension Schemes are sufficiently funded or properly accrued for under the relevant accounting policies, procedures and practices applicable to the relevant entity, as the case may be.

(c)            There are no material actions, suits or claims pending, or to the Knowledge of SBT, threatened in writing in relation to the SBT Pension Schemes.

Section 4.13            Taxes.

(a)            Each of SBT and its Subsidiaries has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such Tax Returns were and are true, correct and complete in all material respects. To the Knowledge of SBT, none of the Tax Returns are likely to be the subject to any material dispute with any Tax Authority. Section 4.13(a) of the SBT Disclosure Letter set forth full and accurate details of the current status of the Tax Returns of SBT and its Subsidiaries.

(b)            Each of SBT and its Subsidiaries has duly paid and (where relevant) withheld all Taxes, including Tax deduction amounts, prepayments of Taxes and Tax ancillary payments, for which it has been liable to account. Neither SBT nor any of its Subsidiaries is subject to any material Tax liability arising on or before the SBT Balance Sheet Date which has not been paid or fully reserved for in the SBT Audited Financial Statements in accordance with the applicable generally accepted accounting standards and principles applied therein.

(c)            Within the seven (7) years prior to the date hereof, neither SBT nor any of its Subsidiaries has paid or become liable to pay any penalty, fine, surcharge or interest charged by any Tax Authority or any Tax legislation.

(d)            Neither SBT nor any of its Subsidiaries has received from any Tax Authority (and has not subsequently repaid to or settled with that Tax Authority) any payment to which it was not entitled, or any notice in which its liability to Tax was overstated.

(e)            Full provision or reserve (as appropriate) has been made in the SBT Audited Financial Statements in accordance with applicable generally accepted accounting principles in respect of deferred Tax.

(f)             Neither SBT nor any of its Subsidiaries is involved in any outstanding dispute with any Tax Authority or subject to any outstanding investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order, and there is no matter in which SBT expects SBT or any of its Subsidiaries to be the subject of any such investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order. No extension of time is currently in force with respect to any date on which any Tax Returns of SBT or any of its Subsidiaries was or is to be filed, and no waiver or written agreement is in force for the extension of time for the assessment or payment of any Tax by SBT or any of its Subsidiaries.

(g)            Each of SBT or any of its Subsidiaries has, within applicable time limits, kept and maintained completely and accurately such records, invoices and other information in relation to Tax as they are required to keep and maintain according to applicable Laws. Such records, invoices and information form part of tax accounting arrangements that enable the Tax liabilities of SBT and its Subsidiaries to be calculated accurately in all material respects.

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(h)            The liability to Tax of SBT or any of its Subsidiaries during any accounting period (including the accounting period current at Closing) has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation or published extra-statutory concessions) operated by or agreed with any Tax Authority in relation to the Tax affairs of the SBT or its relevant Subsidiary.

(i)             All transactions in respect of which any clearance or consent was required to be obtained prior to such transaction taking effect from any Tax Authority have been entered into by the SBT or its relevant Subsidiary after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

(j)             Each of SBT and its Subsidiaries has duly submitted to the Tax Authorities all claims, disclaimers and elections the making of which has been assumed for the purposes of the SBT Audited Financial Statements and is required. To the Knowledge of SBT, no such claims, disclaimers or elections are reasonably expected to be disputed or withdrawn.

(k)            All transactions or arrangements made by SBT or any of its Subsidiaries have been made in compliance with applicable transfer pricing Laws of the jurisdictions in which SBT or its applicable Subsidiary is incorporated or conducts business, as well as Section 85A of the ITO and the regulations promulgated thereunder.

(l)             Neither SBT nor any of its Subsidiaries has ever (i) performed or been part of any action or transaction that is classified as a “reportable transaction” under Section 131C(2)(g) of the ITO and the regulations promulgated thereunder, (ii) obtained an “Opinion” as defined in Section 131D of the ITO or (iii) taken a position regarding taxation classified as a “Reportable Position” as defined in Section 131E of the ITO or similar provision under the Israel Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963.

(m)           None of SBT or its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(n)            No transaction, act, omission or event has occurred which has resulted or is reasonably likely to result in any Encumbrance or other third party right arising over any of the assets of SBT or any of its Subsidiaries in respect of unpaid Tax.

(o)            Neither SBT nor any of its Subsidiaries is, or will become, liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person due to events, facts or circumstances existing prior to Closing, other than: (i) SBT or another of its Subsidiaries by virtue of a connection between SBT or its relevant Subsidiary and that other person, (ii) as may be required due to indemnity obligations towards third parties under commercial agreements entered into in the ordinary course of business, no principal purpose of which is related to Taxes or (iii) any payment in respect of any withholding Tax.

(p)            Neither SBT nor any of its Subsidiaries has entered into, been a party to, or otherwise been involved in any scheme, arrangement, transaction or series of transactions (i) designed wholly or mainly for the purpose of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Tax Authority, (ii) the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a Tax advantage, (iii) which was a marketed Tax avoidance scheme for the avoidance or deferral of Tax, or (iv) which was required to be notified or disclosed to any Tax Authority pursuant to any statutory regime relating to the avoidance of Tax.

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(q)            Each of SBT and its Subsidiaries is and always has been solely resident for Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty.

(r)             Neither SBT nor any of its Subsidiaries has any permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated. Neither SBT nor any of its Subsidiaries is liable to register with any Tax Authority outside of the territory in which it was incorporated for the purposes of paying or administering any Tax. Neither SBT nor any of its Subsidiaries is an agent or permanent establishment of any other person, business or enterprise for the purposes of assessing that other person, business or enterprise to Tax in the territory in which SBT or its relevant Subsidiary is resident for Tax purposes.

(s)            No claim has ever been made by any Tax Authority in any jurisdiction in which SBT or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction or is otherwise required to file a Tax Return.

(t)             Neither SBT nor any of its Subsidiaries is or was a party to or bound by any Tax sharing or Tax allocation agreement.

(u)            All material Taxes required to have been collected and paid on the sale of products or taxable services by SBT or its Subsidiaries (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all material sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and retained or, to the extent required, submitted to the appropriate Tax Authority.

(v)            Each of SBT and its Subsidiaries is a taxable person and is duly registered in accordance with applicable Law for the purposes of VAT and has, within the seven (7) years prior to the date hereof, complied in all material respects with all of its statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with any Tax Authority.

(w)           Within the seven (7) years prior to the date hereof, neither SBT nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group solely comprised of SBT and/or any of its Subsidiaries) or (ii) has been treated as a member of a group for any VAT purpose (other than a group solely comprised of SBT and/or any of its Subsidiaries).

(x)             Any document that is necessary, under applicable Law, for proving the title of SBT or any of its Subsidiaries to any asset in which SBT or any of its Subsidiaries has an interest at the date of this Agreement is duly stamped for stamp duty (or similar Tax) purposes, to the extent that the stamp is necessary for proving such title, and all such stamp duties (or similar Taxes) together with any interest and penalties have been duly paid if and when due.

(y)            Less than 30% of the aggregate value of SBT and its Subsidiaries is allocable for Israeli Tax purposes to assets held directly or indirectly by SBT and its Subsidiaries that are located in Israel. For purposes of this Section 4.13(y), any Person incorporated, organized or formed by SBT under the Laws of Israel is considered an asset located in Israel and any Person treated for Israeli Tax purposes as a Tax resident in Israel is considered an asset located in Israel.

(z)             The direct or indirect transfer of interests in SBT and its Subsidiaries pursuant to this Agreement will not be subject to any indirect real estate transfer tax in any jurisdiction where SBT or any of its Subsidiaries are resident for tax purposes.

(aa)          None of SBT or any of its Subsidiaries is or has been a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2)).

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(bb)          No Subsidiary of SBT is a controlled foreign corporation (as defined in Section 957 of the Code) that has or had one or more United States shareholders (within the meaning of Section 951(b) of the Code) required to take into account inclusions under Sections 951 or 951A of the Code.

(cc)          Neither SBT nor any of its Subsidiaries has been intended to be treated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code.

(dd)          SBT has made available in the SBT Data Room true and complete copies of (i) all material non-routine written communications to or from any Tax Authority sent or received anytime during the 5-year period ending on the date of this Agreement and all rulings issued by any Tax Authority, in each case as it relates to SBT, any of its Subsidiaries and/or any SBT Seller (in connection with SBT or any of its Subsidiaries) and (ii) all internal and external transfer pricing studies prepared by or for SBT or any of its Subsidiaries or any SBT Seller (in connection with SBT or any of its Subsidiaries) during the 5-year period ending on the date of this Agreement.

Section 4.14            Intellectual Property.

(a)            Section 4.14(a) of the SBT Disclosure Letter contains a complete and accurate list of all Registered SBT IP, indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance.

(b)            SBT or one of its Subsidiaries solely and exclusively own all Registered SBT IP.

(c)            The Registered SBT IP is free from Encumbrances other than licenses or other rights under such SBT IP.

(d)            The Registered SBT IP is subsisting and, excluding any SBT IP which is the subject of an application for registration, is valid and enforceable and nothing has been done, omitted or permitted that would cause the Registered SBT IP to be subject to a revocation, compulsory license, cancellation or amendment.

(e)            SBT and its Subsidiaries own or have sufficient rights to use all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted, all of which rights shall survive the consummation of the Transactions, unchanged.

(f)             To the Knowledge of SBT: (i) the operation of the business of SBT and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and in the three (3) years prior to the date of this Agreement, has not infringed, misappropriated or otherwise violated, any third-party Intellectual Property Rights and (ii) no third party infringes, misappropriates or otherwise violates, and in the three (3) years prior to the date of this Agreement, no third party has infringed, misappropriated or otherwise violated, any SBT IP.

(g)            There is no litigation, opposition, cancellation, proceeding or written claim pending, asserted or, to the Knowledge of SBT, threatened in writing (including “cease and desist” letters or invitations to take a license) against SBT or any of its Subsidiaries concerning (i) the ownership, validity, registrability, patentability, or enforceability of the SBT IP, or (ii) the infringement or misappropriation by SBT or any of its Subsidiaries of any third-party Intellectual Property Right.

(h)            No Software (or products containing Software) sold, licensed, conveyed or distributed by SBT or any of its Subsidiaries to third parties contains, is derived from, or links to any Software that is governed by an Open Source License in such manner which would (a) create, or purport to create, obligations with respect to the Software or a derivative work thereof, including but not limited to obligations regarding the disclosure or distribution of source code for the Software, or (b) grant, or purport to grant, to any third party any rights or immunities under the Software, or (c) impose any restriction on the consideration to be charged for the distribution of the Software, and each of SBT and its Subsidiaries is in material compliance with all such Open Source Licenses.

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(i)              To the Knowledge of SBT, no Software (or products containing Software) sold, licensed, conveyed or distributed by SBT or any of its Subsidiaries contains any Malicious Code, bugs or other defects that could reasonably result in any customer cancelling, failing to renew, or materially amending its relationship with SBT and its Subsidiaries.

(j)             No person or entity other than SBT and its Subsidiaries (and their employees and authorized contactors) has or has had possession of any server side source code for any Software that is owned or developed by or on behalf of SBT and its Subsidiaries.

(k)            None of the SBT Sellers nor any of their Affiliates has any legal and/or beneficial ownership interest in, or any license or other right under, the SBT IP.

Section 4.15            Data Protection

(a)            Section 4.15(a) of the SBT Disclosure Letter sets forth a description of all categories of Personal Data collected by SBT or any of its Subsidiaries.

(b)            In the three (3) years prior to the date of this Agreement, SBT and its Subsidiaries (i) have been in compliance in all material respect with its privacy policies (as at the relevant time), and with all Data Protection Legislation, and (ii) have passed all regulatory audits by Governmental Authority relating to Data Protection Legislation to which SBT or any of its Subsidiaries has been subject. SBT and its Subsidiaries have taken reasonable steps to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of SBT, there has been no loss, theft, or unauthorized access to or misuse of any Personal Data, in each case, that has resulted in, or is reasonably likely to result in, material liability to SBT or any of its Subsidiaries.

(c)            In the three (3) years prior to the date of this Agreement, SBT and its Subsidiaries have complied with all data subject requests in all material respects, including any requests of access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of Data Protection Legislation and to the extent applicable to SBT or any of its Subsidiaries (whether as a controller or a processor of the relevant Personal Data).

(d)            To the Knowledge of SBT, no individual has been awarded compensation from SBT or any of its Subsidiaries under any Data Protection Legislation and no written claim for such compensation is outstanding.

Section 4.16            Information Technology

(a)            Any IT Systems owned by SBT and its Subsidiaries and used in the business of SBT and its Subsidiaries as is carried on at the date hereof (“Owned IT Systems”) are owned by SBT and its Subsidiaries free from Encumbrances, except for ordinary course licenses in respect of such Owned IT Systems that are granted to customers of SBT and its Subsidiaries.

(b)            SBT or its Subsidiaries has the right to use the material IT Systems used in the operation of the business of SBT and its Subsidiaries as is carried on at the date of this Agreement and such right of use shall not be affected by the consummation of the transaction contemplated by this Agreement.

(c)            The IT Systems used in the operation of the SBT Business: (i) operate and perform in all material respects as required by SBT and its Subsidiaries for the operation of the SBT Business as currently conducted, (ii) to the Knowledge of SBT, are free from bugs and other defects that materially adversely affect their performance, (iii) have not experienced any material unauthorized access or use or other kind of a material security breach within the twelve (12) months prior to the date of this Agreement in a manner that has disrupted or affected the use of such IT Systems or has resulted in or is reasonably likely to result in a material liability to SBT and its Subsidiaries and (iv) have not substantially malfunctioned or substantially failed in the twelve (12) months prior to the date of this Agreement.

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(d)            SBT and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(e)            Neither SBT nor any of its Subsidiaries has experienced any denial of service or similar attacks that have caused any interruption in the operation of the SBT Business or its IT Systems in the two (2) years prior to the date of this Agreement.

Section 4.17            Real Property.

(a)            Section 4.17(a) of the SBT Disclosure Letter contains a complete and accurate list by property, city, state and country, of all real property leased (as lessee), underleased, licensed (as licensee) or subleased (as sublessee) of SBT or any of its Subsidiaries as of the date of this Agreement (the “SBT Group Properties”). The SBT Group Properties are the only properties used as offices by SBT or any of its Subsidiaries as of the date of this Agreement, and subject to any permitted action pursuant to Section 8.1, as of the Closing Date. SBT or one of its Subsidiaries is the sole legal and beneficial owner of a freehold or leasehold interest in the SBT Group Properties, and neither SBT nor any of its Subsidiaries owns real estate property.

(b)            Section 4.17(b) of the SBT Disclosure Letter contains a complete and accurate list of contracts, agreements and leasehold arrangements and other related supplemental documents (collectively, the “SBT Group Lease Documents”) pursuant to which SBT or any of its Subsidiaries leases, licenses or subleases any SBT Group Property on the date hereof.

(c)            Each SBT Group Lease Document is a written agreement in full force and effect, and is valid, binding and enforceable, subject to proper authorization and execution of each SBT Group Lease Document by the other parties thereto and except to the extent that enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ right generally and by general equity principles. SBT or its relevant Subsidiary has paid the rent and all other sums that are due and payable under such SBT Group Lease Documents and there are no significant arrears.

(d)            To the Knowledge of SBT, there exists no restrictions, covenants or encumbrances which prevent any of the SBT Group Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transaction contemplated by this Agreement or would be reasonably expected to have a SBT Material Adverse Effect.

(e)            Neither SBT nor any of its Subsidiaries has at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the SBT Group Properties in respect of which any material contingent liability remains as of the date of this Agreement with SBT or any of its Subsidiaries.

(f)             As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which SBT or any of its Subsidiaries is a party in respect of any of the SBT Group Properties.

Section 4.18            Assets.

(a)            SBT and its Subsidiaries own or have lease rights to the tangible assets necessary for the operation of the SBT Business in the ordinary course as it is currently carried on and, subject to rights and retention of title arrangements arising by operation of Law in the ordinary course of business or pursuant to Contracts referenced in the Material SBT Contracts or in Section 4.17(a) of the SBT Disclosure Letter, such assets are free from Encumbrances (except as any leased assets may be subject to Encumbrances per the applicable Contract, which Contract is included in the Material SBT Contracts or set forth in Section 4.17(a) of the SBT Disclosure Letter to the extent that such disclosure is required pursuant to Section 4.10(a) or Section 4.17(a)) and are in the possession of or under the control of SBT or one of its Subsidiaries.

(b)            No SBT Seller nor any Affiliate of any SBT Seller has any title, right of ownership or interest (in whole or in part) over any of the properties and/or assets that are necessary for the operation of the SBT Business in the ordinary course as it is currently carried on.

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(c)            Section 4.18(c) of the SBT Disclosure Letter sets forth a true and complete list as of the date hereof, all bills of sale, hiring or leasing agreements, hire purchase agreements, credit or conditional sale agreements, agreements for payment on deferred terms or any other similar agreements to which SBT or any of its Subsidiaries is a party (other than with SBT or another of its Subsidiaries) in which the outstanding liability is in excess of €1,000,000.

Section 4.19            Financial Matters.

(a)            Section 4.19(a) of the SBT Disclosure Letter lists the overdraft, loan and other financial facilities that are available as of the date of this Agreement to SBT and its Subsidiaries from persons other than SBT and its Subsidiaries (collectively, the “SBT Financial Facilities”), the amounts outstanding under each such SBT Financial Document and all related debentures, charges and guarantees. Prior to the date hereof, SBT has made available in the SBT Data Room true, correct and complete copies of Contracts pursuant to which such SBT Financial Facilities are made available to SBT or its Subsidiaries (the “SBT Financial Documents”).

(b)            There are no outstanding guarantee, indemnity, suretyship, security or comfort (whether or not legally binding) given: (i) by SBT or any of its Subsidiaries (other than in respect of another Subsidiary of SBT) or (ii) for the benefit of SBT or any of its Subsidiaries (other than by SBT or any of its Subsidiaries). Neither SBT nor any of its Subsidiaries has taken any action which makes SBT or any of its Subsidiaries (other than itself) liable for its obligations (other than guarantees by SBT in respect of its Subsidiaries for such Subsidiaries’ contracts with customers, leases, bank liabilities or regulatory requirements).

(c)            As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or otherwise give rise for an obligation for early repayment on the part of SBT or any of its Subsidiaries under the terms of any SBT Financial Document.

(d)            Neither SBT nor any of its Subsidiaries has been subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court in any relevant jurisdiction. Neither SBT nor any of its Subsidiaries is insolvent, or unable to pay its debts within the meaning of any relevant insolvency legislation, nor has it stopped paying its debts as they fall due.

(e)            SBT is not entering into this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors.

(f)             After giving effect to the Transactions, at and immediately after the Closing, SBT and its Subsidiaries will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due).

(g)            Existing bank and other facilities and income sources provide SBT and its Subsidiaries, taken as a whole, with what the management of SBT and its Subsidiaries reasonably believes in good faith to be sufficient working capital for its present requirements and to enable it to continue to carry on the SBT Business in its present form and at its present level of turnover.

Section 4.20            Insurance. Section 4.20 of the SBT Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage, if any) to which SBT or any of its Subsidiaries is a party on the date of this Agreement (the “SBT Policies”). All SBT Policies are in full force and effect, and all premiums that are due and payable have been paid. On the date of this Agreement, none of SBT and its Subsidiaries has received any written notice indicating that any of the SBT Policies are not valid or enforceable. Section 4.19 of the SBT Disclosure Letter sets forth any material claims made by or on behalf of SBT or any of its Subsidiaries under any insurance policy within the three (3) years prior to the date hereof.

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Section 4.21            Corrupt Practices.

(a)            Since January 1, 2016, to the Knowledge of SBT, none of SBT, any of its Subsidiaries or any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of ABC Laws. SBT and its Subsidiaries have policies and procedures in place designed to ensure compliance with the applicable ABC Laws and other anti-bribery, anti-corruption and anti-money laundering Laws and are following such policies and procedures in all material respects. To the Knowledge of SBT, no Government Official, nor any such individual’s immediate family member, is an officer or director or owns any securities of SBT or any of its Subsidiaries.

(b)            Neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their Representatives, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that violates in any material respect any ABC Laws or AML Laws that are applicable to SBT or any of its Subsidiaries. The books and records of SBT and its Subsidiaries are accurate and complete in compliance in all material aspects with the requirements under the ABC Laws or AML Laws that are applicable to SBT and its Subsidiaries. Neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their current and former Representatives, has used or agreed to use proceeds from the SBT Business in a manner that violates the applicable ABC Laws.

(c)            Since January 1, 2016, neither SBT nor any of its Subsidiaries is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:

named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for SBT or any of its Subsidiaries to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction; or

who is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.

Section 4.22            Competition and Trade Regulation.

(a)            SBT and each of its Subsidiaries since January 1, 2016, has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which SBT or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively “Export and Sanctions Regulations”) in jurisdictions in which SBT or any of its Subsidiaries do business or are otherwise subject to jurisdiction, except as would not, individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect. Section 4.22 of the SBT Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material licenses or authorizations under the Export and Sanctions Regulations, if any. SBT and its Subsidiaries also have policies and procedures in place designed to ensure compliance with the applicable trade sections laws and are following such policies and procedures in all material respects.

(b)            To the Knowledge of SBT, each of SBT and its Subsidiaries is in compliance with all applicable competition Laws in all material respects.

(c)            Neither SBT nor any of its Subsidiaries has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or Governmental Authority (including, without limitation, any national competition authority, the European Commission and any sectoral regulator) under any anti-trust or similar legislation in any jurisdiction in which SBT or any of its Subsidiaries has assets or carries on or intends to carry on business or where its activities may have an effect.

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(d)            Neither SBT nor any of its Subsidiaries is or has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which SBT or any of its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

Section 4.23            No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the SBT Balance Sheet Date or that are not required to be presented on the balance sheet in accordance with IFRS, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as disclosed in Section 4.23 of the SBT Disclosure Letter and (v) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, SBT and its Subsidiaries do not have any material liabilities of any nature, whether accrued, contingent or otherwise.

Section 4.24            Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.24 of the SBT Disclosure Letter, the fees and expenses of which will be paid by SBT pursuant to an engagement letters entered therewith (a true, correct and complete copies of which have been made available in the SBT Data Room prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SBT or any of its affiliates. SBT has made available to the other parties hereto a true, correct and complete copy of any engagement letter or other Contract between SBT and such parties listed on Section 4.24 of the SBT Disclosure Letter relating to the Transactions.

Section 4.25            No Other Representations or Warranties. The representations and warranties made by SBT in this Article IV are the exclusive representations and warranties made by SBT with respect to the SBT Business. Except for the representations and warranties contained in this Article IV, neither SBT nor any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SBT or any of its Subsidiaries with respect to the SBT Business, to the accuracy or completeness of any information regarding SBT and its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither SBT nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to SBT or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by SBT in this Article IV, written information made available to the other Parties hereto in the course of their evaluation of SBT and the SBT Business, the negotiation of this Agreement or in the course of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SBT SELLERS

The SBT Sellers hereby represent and warrant, severally and not jointly, each SBT Seller solely in respect of himself or itself or in respect of his or its SBT Shares (as applicable), as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 5.1            Organization, Standing and Corporate Power. Each SBT Seller that is not an individual is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite legal entity power and authority to carry on its business as now being conducted. Each SBT Seller that is not an individual is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the SBT Sellers to consummate the Transactions.

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Section 5.2            Ownership of SBT Shares. Each SBT Seller is the sole legal and beneficial owner of the shares attributed to each such SBT Seller in Schedule 1.3(a) of the SBT Disclosure Letter. Each of the SBT Sellers owns the SBT Shares held by it free and clear of any Encumbrance and does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SBT on any matter.

Section 5.3            Corporate Authority; Approval; Noncontravention.

(a)            Each SBT Seller that is not an individual has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by each SBT Seller that is not an individual of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of such SBT Seller, and no other corporate actions on the part of such SBT Seller are necessary to authorize the execution and delivery by such SBT Seller of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by each SBT Seller and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of each SBT Seller, enforceable against each SBT Seller in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each SBT Seller is a party, and the consummation of the Transactions and the Ancillary Transactions, do not, and will not, constitute or result in (i)  a breach or violation of, or a default under, the Organizational Documents of any such SBT Seller who is not an individual, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such SBT Seller pursuant to, any Contract to which any such SBT Seller is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which any such SBT Seller is subject (except Laws that are applicable due to the business, Contracts or licenses of SBT or its Subsidiaries).

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Section 5.4            Corrupt Practices.

(a)            Each SBT Seller:

(i)             is in compliance with and since January 1, 2016 have complied in all material respects with ABC Laws and AML Laws applicable thereto;

(ii)            since January 1, 2016, no such SBT Seller and, to the Knowledge of any such SBT Seller, any of its respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of any applicable ABC Laws or AML Laws; and

(iii)           has not used or agreed to use proceeds from the SBT’s and its Subsidiaries’ business activities in a manner that violates the ABC Laws or AML Laws which are applicable to such SBT Seller.

Section 5.5            Taxes. No SBT Seller is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

Section 5.6            Investment Intent.

(a)            Each SBT Seller is acquiring shares of New DK Class A Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each SBT Seller acknowledges that the shares of New DK Class A Common Stock are not registered under the Securities Act or any state securities Laws, and that the shares of New DK Class A Common Stock may not be transferred or sold except pursuant to (i) the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (ii) the Stockholders Agreement. Each SBT Seller is able to bear the economic risk of holding the shares of New DK Class A Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b)            Each SBT Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

Section 5.7            No Other Representations or Warranties. The representations and warranties made by the SBT Sellers in this Article V are the exclusive representations and warranties made by the SBT Sellers. Except for the representations and warranties contained in this Article V, none of the SBT Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any SBT Seller, to the accuracy or completeness of any information regarding such SBT Seller available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, without derogating from the indemnification obligations pursuant to Article X, no SBT Seller has made or makes any express or implied representation or warranty, either written or oral, with respect to SBT Business, SBT or any of its Subsidiaries. In particular, without limiting the foregoing, neither the SBT Sellers nor any other Person makes or has made any representation or warranty to the other Parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the SBT Seller or (b) any oral or, except for the representations and warranties made by the SBT Sellers in this Article V, written information made available to the other Parties hereto in the course of their evaluation of SBT, the negotiation of this Agreement or in the course of the Transactions.

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Article VI
REPRESENTATIONS AND WARRANTIES OF DK

Except as set forth in the disclosure letter delivered by DK to the other parties hereto prior to the execution of this Agreement (the “DK Disclosure Letter”), DK represents and warrants, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 6.1            Organization, Standing and Corporate Power.

(a)            Each of DK and its Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)) and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each of DK and its Subsidiaries is duly qualified or licensed to do business, from a corporate or other legal entity law perspective in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a DK Material Adverse Effect or prevent, materially delay or materially impair the ability of DK and its Subsidiaries to consummate the Transactions. DK has, prior to the date hereof, made available to the other Parties hereto true, complete and correct copies of its Organizational Documents, each as in effect from time to time and as amended to the date hereof. There have been no breaches by DK or any of its Subsidiaries of their respective Organizational Documents that have had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect. DK and its Subsidiaries have, in all material respects, duly made or delivered to company registries in the relevant jurisdictions on a timely basis the registrations, filings, publications and other formalities required by applicable Law.

(b)            Each of DK and its Subsidiaries has maintained minute books as required under the Laws of the applicable jurisdiction and such minute books contain complete and accurate records of all matters required to be dealt with in such books and records, in each case, in all material respects. The books and records of each of DK and its Subsidiaries are in the possession (or under the control, including through agents) of DK or its relevant Subsidiary. The registrations, filings, publications and other formalities required by applicable Law to be made or delivered by DK and its Subsidiaries to company registries in each relevant jurisdiction have been duly made or delivered on a timely basis, in all material respects.

Section 6.2            Capital Structure.

(a)            The authorized capital stock of DK consists of: (i) 735,000,000 shares of DK Common Stock, of which 389,438,118 DK Shares were outstanding as of the close of business on the date of this Agreement; (ii) 54,901,310 shares of DK’s Series E-1 preferred stock, par value $0.001 per share, of which 54,901,310 shares were outstanding as of the close of business on the date of this agreement and (iii) 78,444,903 shares of DK’s Series F preferred stock, par value $0.001 per share, of which 55,349,506 shares were outstanding as of the close of business on the date of this Agreement. 5,545,410 shares of DK Common Stock were reserved for issuance under DK Benefit Plans as of the date of this Agreement. Each of the outstanding shares of DK and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the holders thereof, or, with respect to DK’s Subsidiaries, by DK or by a direct or indirect wholly owned Subsidiary of DK, free and clear of any Encumbrance. DK does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of DK on any matter. All shares and other convertible securities of DK or securities exercisable into DK Shares (including all options, warrants, Preferred Stock and common stock of DK) (collectively, “DK Securities”), shall be converted at Closing into New DK Shares or equivalent securities in accordance with the terms of this Agreement (including Article II) and all other terms (whether by Law or Contract) applying to all such DK Securities.

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(b)            Except as set forth in Section 6.2 of the DK Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate DK or any of its Subsidiaries to: (A) issue or sell any shares of capital stock or other equity securities of DK or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any equity securities of DK or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) make any investment in any Person other than in connection with the Transactions.

(c)            All the Subsidiaries of DK are wholly owned by DK, whether directly or indirectly through a Subsidiary or Subsidiaries of DK. Neither DK, nor any of its Subsidiaries, has any interest in, or has agreed to acquire, share capital or other equity security of any Person (other than in or of another DK wholly owned Subsidiary).

Section 6.3            Corporate Authority; Approval and Noncontravention.

(a)            DK has all requisite corporate legal right, power and authority and has obtained all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining the DK Stockholder Consent, to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by DK of this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining the DK Stockholder Consent, the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of DK, and no other corporate actions on the part of DK are necessary to authorize the execution and delivery by DK of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by DK and, assuming due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of DK enforceable against DK in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which DK is a party, and the consummation of the Transactions and the Ancillary Transactions, by DK do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DK or any of its Subsidiaries, or (ii) a breach or violation of any Law (including any Applicable Gaming Law), order, judgment or decree applicable to DK or any of its Subsidiaries, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

(c)            Assuming the accuracy of the representations and warranties of DEAC, SBT and the SBT Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of DK with respect to their respective execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed in Section 6.3(c) of the DK Disclosure Letter.

(d)            As of the date of this Agreement, the DK stockholders set forth on Section 6.3(d) of the DK Disclosure Letter hold at least: (i) sixty percent (60%) of the outstanding shares of DK’s Preferred Stock (on an as-converted basis); (ii) a majority of the outstanding shares of DK’s Series E-1 Preferred Stock; (iii) a majority of DK’s Series F Preferred Stock; and (iv) a majority of the outstanding shares of DK’s Common Stock and DK’s Preferred Stock (on an as-converted basis).

Section 6.4            Financial Statements; Internal Controls.

(a)            The audited consolidated balance sheet of DK as of December 31, 2018 (the “DK Balance Sheet Date”) and December 31, 2017 together with the audited consolidated statement of operations, statement of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows of DK and its Subsidiaries as of the DK Balance Sheet Date, together with the auditor’s reports thereon (the “DK Audited Financial Statements”), present fairly, in all material respects, the financial position of DK and its Subsidiaries as of December 31, 2018 and December 31, 2017 and the results of its operations and its cash flows for the years then ended. The DK Audited Financial Statements were prepared and audited in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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(b)            DK and its Subsidiaries have made available to the parties prior to the date of this Agreement the unaudited consolidated balance sheets and related unaudited consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows of DK and its Subsidiaries as of September 30, 2019 (the “DK Unaudited Financial Statements”). Subject to the notes thereto and normal year-end audit adjustments that are not material in amount or effect, the DK Unaudited Financial Statements were prepared in accordance with and subject to the standards, principles and practices specified in the DK Audited Financial Statements and in accordance with applicable Law and U.S. GAAP, and present fairly, in all material respects, of the financial position of DK and its Subsidiaries as of September 30, 2019 and the results of its operations and its cash flows for the nine-month period ended as of September 30, 2019.

(c)            DK and its Subsidiaries maintain a system of internal accounting controls and procedures that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability for DK’s assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of DK’s assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables are recorded accurately and reserves established against them based upon actual prior experience and in accordance with U.S. GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. During the three (3) financial years ending on the DK Balance Sheet Date, neither DK nor any of its Subsidiaries (including their personnel and independent accountants of DK or any of its Subsidiaries who participated in the preparation or review of DK’s financial statements or the internal accounting controls) has identified or been made aware of any fraud, whether or not material, that involves management of DK or any of its Subsidiaries or any of their personnel involved in financial reporting. The DK Audited Financial Statements and the DK Unaudited Financial Statements, when delivered by DK for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.01, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 6.5            Compliance with Laws.

(a)            Each of DK and its Subsidiaries is conducting and, within the two (2) years prior to the date hereof, has conducted the business of DK and its Subsidiaries in material compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

(b)            Except in relation to any ordinary course investigation with regard to Tax matters, within the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (including Data Protection Authorities) (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring such DK or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law. For the purposes of this Section 6.5(b), “material” means for an amount in excess of $700,000 (whether claimed or reasonably expected to result in such amount) as of the date hereof.

(c)            To the Knowledge of DK, (i) during the three (3) years prior to the date hereof, DK and its Subsidiaries have been in compliance in all material respects with all Data Protection Legislation applicable to their operation, (ii) DK and its Subsidiaries have taken reasonable steps to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse and (iii) until the date hereof, there has been no loss, theft or unauthorized access to or misuse of any Personal Data, in each case, that has resulted in, or is reasonably likely to result in, material liability to DK and its Subsidiaries.

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Section 6.6            Licenses and Compliance.

(a)            All DK Material Licenses are in full force and effect and, except as set forth in any such DK Material Licenses for which copies have been made available, are not subject to unusual conditions. DK has made available to the parties hereof prior to the date hereof true, complete and accurate copies of all DK Relevant Licenses, including all DK Material Licenses.

(b)            Subject to completion of any regulatory obligations resulting from the Transactions (including, without limitations, SBT, the SBT Sellers, DEAC and/or their Representatives complying with any suitability requirements and any other applicable terms), no DK Material License is liable to be varied, suspended or revoked as a result of the Closing.

(c)            As of the date of this Agreement, to the Knowledge of DK, and other than as the result of changes to Laws following the date of this Agreement, there is no fact or circumstance that is reasonably expected to cause any DK Material License to be revoked, suspended, subject to a variation during its current term, or not to be renewed on terms which are no less advantageous to DK or its relevant Subsidiary than the current terms of such DK Material License, and each action necessary to be undertaken by DK and its Subsidiaries for the renewal or extension of each DK Material License due to expire in the period of 3 months from the date of this Agreement has been duly taken.

(d)            As of the date hereof, to the Knowledge of DK, neither DK nor any of its Subsidiaries has (i) made any application for a DK Relevant License that has not been issued, granted or given (for whatever reason) and (ii) withdrawn any such application (for whatever reason).

(e)            To the Knowledge of DK, where required to do so under Applicable Gaming Law or by any Gaming Regulatory Authority in writing, all relevant directors, officers, contractors and employees of DK and its Subsidiaries have obtained and hold personal management licenses (or local equivalent license) and those licenses are in full force and effect.

(f)             All matters which are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable DK Material License have been so notified.

(g)            During the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries nor, to DK’s Knowledge, any of their respective Personnel, has done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds a DK Material License which breach is reasonably likely to result in a DK Material Adverse Effect.

(h)            During the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries has received a written notice from a Governmental Authority alleging that the DK Business infringes any Applicable Gaming Law in any material respect or is in breach of the terms of any DK Relevant License or that such Governmental Authority intends to pursue any review or investigation which might conclude with the imposition of any sanction on DK or any of its Subsidiaries.

(i)             Except as would not reasonably be expected to result in a DK Material Adverse Effect, each of DK and its Subsidiaries adheres in all material respects with the policies and procedures adopted by it, to the extent such are necessary for compliance with Applicable Gaming Laws and the terms and conditions of the DK Material Licenses.

(j)             To the Knowledge of DK: (a) neither DK nor any of its Subsidiaries nor any existing director, officer, or employee of DK or any of its Subsidiaries has been, or is on the date hereof, the subject of any investigation or enquiry (including enquiries relating to possible breaches of any Applicable Gaming Law and/or DK Relevant License) by any Gaming Regulatory Authority and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such investigation or enquiry, that could result in the imposition of material sanctions in connection with a DK Material License or its revocation.

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(k)            Details of all revocations of, or complaints, allegations, warnings directed specifically at DK or any of its Subsidiaries or investigations regarding any DK Relevant License with respect to DK or any of its Subsidiaries, in each case, as received in writing by, or notified in writing to, DK or any of its Subsidiaries by a Gaming Regulatory Authority or any other statutory or governmental authority or body in respect of any such DK Relevant License within the three (3) years prior to the date hereof, including copies of any relevant substantive correspondence, are contained in Section 6.6(k) of the DK Disclosure Letter.

(l)             Except in respect of charges or assessments relating to Taxes under gaming regulations and as set forth in Section 6.6(l) of the DK Disclosure Letter, there are no fines paid to, or other formal sanctions that have been, or threatened in writing to be, imposed on DK or any of its Subsidiaries by, a Gaming Regulatory Authority or any other statutory or governmental authority or body in relation to the DK Business within the three (3) years prior to the date hereof in relation to a breach of any Applicable Gaming Laws or any DK Relevant License.

(m)           Except as set forth in Section 6.6(m) of the DK Disclosure Letter (true and complete copies of which have been made available to the parties prior to the date hereof), there are no written agreements or undertakings currently in effect between: (i) (a) DK or any of its Subsidiaries or any of their respective employees in their capacity as such, on the one hand, and (b) any relevant Gaming Regulatory Authority (including any conditions, restrictions, restraints or impairments of any DK Relevant License or capacity to do business), on the other hand, and (ii) (x) any stockholders of DK (or Affiliates thereof, other than DK and its Subsidiaries), on the one hand, and (y) any relevant Gaming Regulatory Authority, on the other hand.

Section 6.7            Absence of Certain Changes or Events. Since the DK Balance Sheet Date, except as expressly required by this Agreement or any Ancillary Agreement,

(a)            DK and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses,

(b)            there has not been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a DK Material Adverse Effect and

(c)            neither DK nor its Subsidiaries has:

(i)             sold, assigned, transferred or otherwise disposed of any (A) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (B) Intellectual Property Rights that are material to such businesses other than in the ordinary course of such businesses;

(ii)            effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(iii)           (A) issued, sold, delivered, redeemed or purchased any equity interest (or grant any options to purchase equity interest), (B) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any shares of capital stock or other equity interest or (C) adjusted, split, combined or reclassified any of its capital stock or other equity interest;

(iv)           (A) incurred or guaranteed any additional Indebtedness, or (B) made any loans or advances to any other Person;

(v)            acquired properties or assets, including equity interests of another Person, with a value in excess of $5,000,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(vi)           adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(vii)          instituted or settled any proceeding that alleged or resulted in a settlement of at least $5,000,000;

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(viii)         collected material amounts of its accounts receivable or paid material amounts of any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the ordinary course of business;

(ix)            proposed, adopted or effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;

(x)             paid or agreed to pay any management fees, monitoring fees, directors' fees or bonuses paid by or levied on any DK or any of its Subsidiaries by or for the benefit of an equityholder or any of his Affiliates;

(xi)            waived any amount owed to DK or its Subsidiaries by any equityholder or any of their Affiliates or of any claims by DK or its Subsidiaries against any equityholder or any of its Affiliates; or

(xii)           authorized or entered into any Contract to do any of the foregoing.

Section 6.8            Information Supplied. The information supplied in writing by DK expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of DEAC or at the time of any meeting of DEAC stockholders to be held in connection with the Transactions, including the DEAC Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, DK makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by SBT, the SBT Sellers or any of SBT’s other Representatives for inclusion therein.

Section 6.9            Litigation and Claims.

(a)            Neither DK nor any of its Subsidiaries, nor, to the Knowledge of DK, any of its present or former officers, directors or employees, in their capacities as such, is engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise. No material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against DK or any of its Subsidiaries is pending, threatened or expected. To the Knowledge of DK, there is no fact or circumstance likely to give rise to any material litigation, arbitration, mediation or administrative or criminal proceedings.

(b)            As of the date of this Agreement, neither DK nor any of its Subsidiaries is a party to or subject to the provisions of any material outstanding judgment, order, writ, injunction, decree of award of any Governmental Authority (except if generally applicable without DK or any of its Subsidiaries being named therein).

(c)            To the Knowledge of DK, neither DK nor any of its Subsidiaries has received notification that any investigation or inquiry is being or has been conducted by any Governmental Authority in respect of the affairs of DK or any of its Subsidiaries which could reasonably be expected to have a DK Material Adverse Effect.

Section 6.10            Contracts.

(a)            Section 6.10(a) of the DK Disclosure Letter sets forth a true and complete list as of the date hereof, and DK has, prior to the date of this Agreement, made available to the other Parties hereto true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties), of the following Contracts that are effective as of the date hereof and to which DK or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Section 6.10(a) of the DK Disclosure Letter, or which are required to be so disclosed, “DK Material Contracts”):

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(i)             all such Contracts with suppliers that DK or its Subsidiaries that had a total annual payment or financial commitment exceeding US$2,500,000 during the calendar year 2018 or during January 1 2019 until October 31, 2019;

(ii)            all such Contracts with suppliers that provide data to DK or its Subsidiaries;

(iii)           all such Contracts pursuant to which such loan/financing facilities exceeds US$2,500,000 (whether actual and/or available credit), are extended to DK or any of its Subsidiaries;

(iv)           all such Contracts to which a Related Party receives benefit;

(v)            all such Contracts that contain any covenant materially limiting or prohibiting the right of DK or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(vi)           any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture to which DK or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association; and

(vii)          any such Contract that involves Encumbrances over material tangible or intangible assets of DK or any of its Subsidiaries.

(b)            Neither DK nor any of its Subsidiaries is in material default under any DK Material Contract and, to the Knowledge of DK, no counterparty to a DK Material Contract is in default thereunder where such default, by DK, any of its Subsidiaries or such counterparty, has or is reasonably likely to have a DK Material Adverse Effect. Neither the execution of this Agreement nor the consummation of the Transactions will result in a breach of, will terminate, or give rise to any termination rights under any of the DK Material Contracts (immediately or upon notice or lapse of time) or any other Contract that is material to the DK Business.

(c)            (i) Neither DK nor any of its Subsidiaries (A) is, or has received written notice that any other party to any DK Material Contract is, in violation or breach of or default (immediately or upon notice or lapse of time) under or (B) has waived or failed to enforce any rights or benefits under any DK Material Contract to which it is a party or any of its properties or other assets is subject, (ii) each such DK Material Contract is in full force and effect and is legal, valid and binding on DK or its Subsidiaries, as applicable, and, to the Knowledge of DK, each other party thereto and (iii) no party to any of the DK Material Contracts has provided written notice exercising any termination rights with respect the, except as would not, individually or in the aggregate, reasonably be expected to have a DK Material Adverse Effect. There is no default under any such DK Material Contracts by DK or its Subsidiaries, or, to the Knowledge of DK, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DK or its Subsidiaries, or, to the Knowledge of DK, any other party thereto, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have a DK Material Adverse Effect.

Section 6.11            Taxes.

(a)            Each of DK and its Subsidiaries has conducted its business in compliance with applicable Laws in all material respects relating to Tax.

(b)            To the Knowledge of DK, each of DK and its Subsidiaries has timely filed with the appropriate Tax Authority, or has caused to be timely filed on their behalf (taking into account any valid extension of time within which to file), all domestic and, if applicable, foreign Tax Returns required to be filed by them, and all such Tax Returns were true, correct and complete in all material respects when filed and remain accurate and complete in all material respects.

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(c)            Each of DK and its Subsidiaries has timely and duly paid and (where relevant) withheld all Taxes, including Tax deduction amounts, prepayments of Taxes and Tax ancillary payments, for which it has been liable to account. Neither DK nor any of its Subsidiaries is subject to any material Tax liability arising on or before the DK Balance Sheet Date which has not been paid or fully reserved for in the DK Audited Financial Statements in accordance with the accounting standards and principles applied therein.

(d)            Neither DK nor any of its Subsidiaries is involved in any outstanding dispute with any Tax Authority with respect to a material amount of Tax or, to the Knowledge of DK, subject to any material outstanding investigation, audit, inquiry, notice, discovery, determination, assessment, visit or access order. No extension of time is currently in force with respect to any date on which any Tax return of DK or any of its Subsidiaries was or is to be filed, and no waiver or written agreement is in force for the extension of time for the assessment or payment of any Tax by DK or any of its Subsidiaries.

Section 6.12            Employee Benefit Plans; Labor Matters.

(a)            Section 6.12(a) of the DK Disclosure Letter sets forth an accurate and complete list of each material DK Benefit Plan. With respect to each DK Benefit Plan listed on Section 6.12(a) of the DK Disclosure Letter, DK shall, to the extent requested in writing by another party hereto no later than ten Business Days prior Closing, make available, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such DK Benefit Plan if it is not set forth in a written document, (3) the most recently prepared actuarial report, (4) the most recent summary plan description together with any summaries of all material modifications thereto, and (5) the most recent IRS determination or opinion letter.

(b)            To the Knowledge of DK, each DK Benefit Plan has been administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not, individually or in the aggregate, have a DK Material Adverse Effect. As of the date hereof, there is no pending or, to the Knowledge of DK, threatened material litigation relating to any DK Benefit Plans. All material contributions that DK or any of its Subsidiaries is required to make to any DK Benefit Plan have been fully and timely paid when due. Each DK Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of DK, nothing has occurred that would adversely affect the qualification or tax exemption of any such DK Benefit Plan. To the Knowledge of DK, neither DK nor any of its Subsidiaries has engaged in a transaction with respect to any DK Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the DK or any of its Subsidiaries or any DK Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material.

(c)            To the Knowledge of DK, no liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA has been or is reasonably expected to be incurred by DK or any of its Subsidiaries with respect to any DK Benefit Plan.

(d)            Neither DK nor any of its Subsidiaries is a party to or bound by any company specific labor agreements, works council agreements, union contracts or collective bargaining agreements.

Section 6.13            Intellectual Property.

(a)            To the Knowledge of DK, DK and its Subsidiaries own or have sufficient rights to use all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted, all of which rights shall survive the consummation of the Transactions.

(b)            DK is the sole legal and beneficial owner of trademark DraftKings, free from Encumbrances (other than non-exclusive licenses granted by DK), and which is duly Registered in any jurisdictions in which registration is required for the operation of the business of DK as now being conducted.

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(c)            To the Knowledge of DK, the DK IP is subsisting and, excluding any DK IP which is the subject of an application for registration, is valid and enforceable, and nothing has been done, omitted or permitted that would cause the DK IP to be subject to an action for revocation, compulsory license, cancellation or amendment, in each case, except as has not had or would not reasonably be expected to have a DK Material Adverse Effect.

(d)            DK and its Subsidiaries have not received written notice to indicate that the trademark DraftKings (including related variations and derivatives thereof owned by DK or any of its Subsidiaries) is being challenged or attacked by any third party or by a relevant registry.

(e)            To the Knowledge of DK: (i) the operation of the businesses of DK and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and in the eighteen (18) months prior to the date of this Agreement, has not infringed, misappropriated or otherwise violated, any third-party Intellectual Property Rights and (ii) no third party infringes, misappropriates or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated or otherwise violated in the eighteen (18) months prior to the date of this Agreement any Intellectual Property Rights owned by DK and its Subsidiaries, in each case, except as would not reasonably be expected to have a DK Material Adverse Effect.

(f)            As of the date hereof, there is no litigation, opposition, cancellation, proceeding or written claim pending or, to the Knowledge of DK, threatened in writing (including “cease and desist” letters or invitations to take a license) against DK or any of its Subsidiaries concerning (i) the ownership, validity, registrability, patentability, or enforceability of Intellectual Property Rights or (ii) the infringement or misappropriation by DK or any of its Subsidiaries of any third-party Intellectual Property Right, in each case, except as would not reasonably be expected to have a DK Material Adverse Effect.

(g)           The terms of all of agreements entered into by DK or any of its Subsidiaries pursuant to which DK or any of its Subsidiaries receives a license to Intellectual Property Rights that are material to the DK Business have been complied with by DK or any of its Subsidiaries (as applicable), and, to DK’s Knowledge, by the other parties to such agreements, in each case, except for such breaches that do not amount or reasonably expected to amount to a DK Material Adverse Effect.

Section 6.14            Information Technology.

(a)           DK and its Subsidiaries have the right to use the material IT Systems used in the operation of the DK Business as conducted as of the date hereof and such right of use shall not be materially affected by the consummation of the Transactions.

(b)           The IT Systems used in the operation of the businesses of DK and its Subsidiaries: (i) operate and perform in all material respects as required by DK and its Subsidiaries for the operation of it business as currently conducted and (ii) to the Knowledge of DK, are free from bugs and other defects that are reasonably expected to cause a DK Material Adverse Effect over the performance of such IT Systems.

(c)           DK and its Subsidiaries have implemented with respect to their IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(d)           In the three (3) years prior to the date of this Agreement, (i) DK and its Subsidiaries have been in compliance in all material respects with all Data Protection Legislation and (ii) there has been no loss, theft, or unauthorized access to or misuse of any Personal Data, in each case (i) and (ii), except as would not reasonably be expected to have a DK Material Adverse Effect.

Section 6.15            No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the DK Audited Financial Statements or DK Unaudited Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the DK Balance Sheet Date, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions and (iv) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, DK and its Subsidiaries do not have any material liabilities of any nature, whether accrued, contingent or otherwise.

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Section 6.16            Assets. DK and its Subsidiaries own or have valid license to the tangible assets necessary for the operation of the DK Business in the ordinary course as currently conducted.

Section 6.17            Corrupt Practices.

(a)           Since January 1, 2016, to the Knowledge of DK, none of DK, any of its Subsidiaries or any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any ABC Laws. DK and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the ABC Laws "and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which DK or any of its Subsidiaries operate and (y) has maintained such policies and procedures in force. To the Knowledge of DK, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of DK or any of its Subsidiaries.

(b)           Neither DK nor any of its Subsidiaries, nor, to the Knowledge of DK, any of its Representatives, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that violates in any material respect any applicable ABC Laws or AML Laws. The books and records of DK and its Subsidiaries are accurate and complete in compliance in all material aspects with the requirements under applicable ABC Laws and AML Laws. Neither DK nor any of its Subsidiaries, nor, to DK’s Knowledge, any of its current or former Representatives, has used or agreed to use proceeds from the DK Business in a manner that violates the applicable ABC Laws.

(c)           Since January 1, 2016, neither DK nor any of its Subsidiaries is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:

(i)            named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for DK or its Subsidiaries to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction or

(ii)           which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.

Section 6.18            Brokers. No broker, investment banker, financial advisor or other Person, other than The Raine Group LLC and Credit Suisse Group AG, the fees and expenses of which will be paid by DK pursuant to an engagement letter (a true, correct and complete copy of which has been provided to the other parties hereto prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DK or any of its affiliates.

Section 6.19            No Other Representations or Warranties. The representations and warranties made by DK in this Article VI are the exclusive representations and warranties made by DK. Except for the representations and warranties contained in this Article VI, neither DK nor any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DK or any of its Subsidiaries, to the accuracy or completeness of any information regarding DK and its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither DK nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to DK or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by DK in this Article VI, written information made available to the other Parties hereto in the course of their evaluation of DK, the negotiation of this Agreement or in the course of the Transactions.

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Article VII
REPRESENTATIONS AND WARRANTIES OF DEAC, DEAC NEWCO AND MERGER SUB

Except as set forth in the disclosure letter delivered by DEAC, DEAC Newco and Merger Sub to the other parties hereto prior to the execution of this Agreement (the “DEAC Disclosure Letter”), DEAC, DEAC Newco and Merger Sub hereby jointly and severally represent and warrant, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 7.1            Organization, Standing and Corporate Power.

(a)            DEAC is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions and is qualified to do business in each jurisdiction where the ownership or conduct of its business requires such qualification. DEAC has, prior to the date hereof, made available to the other Parties hereto, true, complete and correct copies of its Organizational Documents. There have been no breaches by DEAC of its Organizational Documents that have had or would reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect. Except for its ownership of Merger Sub and DEAC NewCo, DEAC does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.

(b)            Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. Merger Sub does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.

(c)            DEAC NewCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. DEAC NewCo does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.

Section 7.2            Capitalization.

(a)            The authorized capital stock of DEAC consists of 380,000,000 shares of Class A common stock, par value $0.0001 each (the “Class A DEAC Shares”), of which 1,569,475 Class A DEAC Shares were issued and outstanding as of the close of business December 20, 2019 (excluding 38,430,525 shares subject to possible redemption); 20,000,000 shares of Class B common stock, par value $0.0001 each (the “Class B DEAC Shares” and, together with the Class A DEAC Shares, the “DEAC Shares”), of which 10,000,000 Class B DEAC Shares were issued and outstanding as of the close of business on the date of this Agreement; 1,000,000 shares of preferred stock, par value $0.0001 each, of which none is issued and outstanding at the close of business on the date of this Agreement; and 19,666,667 warrants issued and outstanding as of the close of business on the date of this Agreement entitling the holder thereof to purchase one Class A DEAC Shares at an exercise price of eleven dollars and fifty cents ($11.50) per Class A DEAC Share pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement (the “DEAC Warrants”).

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(b)            The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 each (the “Merger Sub Common Stock”), of which one (1) share is issued and outstanding at the close of business on the date of this Agreement. All of the Merger Sub Common Stock is, and at the DK Merger Effective Time will be, owned by DEAC, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the DK Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(c)            The authorized capital stock of DEAC NewCo consists of 1,000 shares of common stock, par value $0.001 each (the “DEAC NewCo Common Stock”), of which one (1) share is issued and outstanding at the close of business on the date of this Agreement. All of the DEAC NewCo Common Stock is, and at the DK Merger Effective Time will be, owned by DEAC, and there are (i) no other shares of capital stock or voting securities of DEAC NewCo, (ii) no securities of DEAC NewCo convertible into or exchangeable for shares of capital stock or voting securities of DEAC NewCo and (iii) no options or other rights to acquire from DEAC NewCo, and no obligations of DEAC NewCo to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DEAC NewCo. DEAC NewCo has not conducted any business prior to the date of this Agreement and has no, and prior to the DK Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(d)            All the outstanding DEAC Shares and DEAC Warrants, the Merger Sub Common Stock and the DEAC NewCo Common Stock have been duly authorized, are validly issued and are fully paid and non-assessable. Each of the issued and outstanding shares of Merger Sub Common Stock and DEAC NewCo Common Stock is owned by DEAC, free and clear of any Encumbrance. Other than the DEAC Warrants, DEAC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of DEAC on any matter. No issued and outstanding shares of any of the capital stock of DEAC and Merger Sub and DEAC NewCo, as applicable, are held in treasury.

(e)            Except as set forth in Sections 7.2(a) – (d) or pursuant to any Contract entered into in connection with the Equity Offering, (i) DEAC, Merger Sub and DEAC NewCo do not have any shares issued or outstanding and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate DEAC, Merger Sub or DEAC NewCo to issue or to sell any shares of capital stock or other securities of DEAC, Merger Sub or DEAC Newco or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of DEAC, Merger Sub or DEAC NewCo, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The holders of the Class B DEAC Shares have waived any adjustment to the Initial Conversion Ratio (as defined in the DEAC Organizational Documents).

(f)            DEAC, DEAC NewCo and Merger Sub do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of DEAC, DEAC NewCo and Merger Sub on any matter.

(g)            Except as set forth in Section 7.2(g) of the DEAC Disclosure Letter, there are no voting trusts or other agreements or understandings to which DEAC, DEAC NewCo and Merger Sub are a party with respect to the voting of the capital stock or other equity interests of DEAC, DEAC NewCo and Merger Sub. Each holder of any of DEAC Shares initially issued to the DEAC Founders in connection with DEAC's initial public offering: (i) is obligated to vote all of such DEAC Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such DEAC Shares pursuant to the DEAC Organizational Documents.

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Section 7.3            Corporate Authority; Approval and DEAC Vote Required.

(a)            The affirmative vote of a majority of the votes cast at the DEAC Stockholders Meeting by holders of outstanding DEAC Shares, voting as a single class, in person or represented by proxy and entitled to vote thereon, is required to (i) approve the Agreement, the Ancillary Agreements, the Transactions and any related transactions contemplated hereby; (ii) approve the adoption of the New DK Equity Plan and the Amended Plan; (iii) approve the issuance of the New DK Shares in connection with the payment of the DK Merger Consideration, the SBT Consideration Shares and the SBT Earnout Shares and approve the roll over of the Rolled-Over SBT Options and of the applicable DK Options into New DK Options in accordance with the terms of this Agreement; (iv) approve the other Transaction Proposals and (v) adjourn the DEAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Agreement and the Transactions, and the affirmative vote of a majority of the outstanding DEAC Shares, voting as a single class, is required to (vi) approve the NV Merger, and (vii) adopt and approve the Amended and Restated New DK Charter in connection with the NV Merger (collectively, the “DEAC Stockholder Approvals”). Other than the DEAC Stockholder Approvals and the approval of the DK Merger by DEAC as the sole stockholder of Merger Sub, there are no other votes of the holders of the DEAC Shares or of any other class or series of the capital stock of DEAC or Merger Sub necessary with respect to the Transactions or any related matters.

(b)            Other than obtaining the DEAC Stockholder Approvals, the execution and delivery by DEAC of this Agreement, the performance by DEAC of its obligations hereunder and the consummation by DEAC of the Transactions have been duly authorized by all requisite action on the part of DEAC. This Agreement has been duly executed and delivered by DEAC, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of DEAC, enforceable against DEAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)            The execution and delivery by DEAC Newco and Merger Sub of this Agreement, the performance by each of DEAC Newco and Merger Sub of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all requisite action on the part of each of DEAC Newco and Merger Sub, other than the approval of the DK Merger by DEAC as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4            No Conflicts.

(a)            Other than the DEAC Stockholder Approvals, the execution and delivery by DEAC, DEAC Newco and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, constitute or result in (i) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of, a change of control or default under, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon DEAC, DEAC Newco and Merger Sub, or result in the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the properties, rights or asset of DEAC, DEAC NewCo and Merger Sub pursuant to any Contracts binding upon DEAC, DEAC Newco and Merger Sub; (ii) any change in the rights or obligations of any party under any Contract binding upon DEAC, DEAC NewCo or Merger Sub, (iii) a breach or violation of, or a default under, the DEAC Organizational Documents or the Organizational Documents of DEAC Newco or Merger Sub or (iv) conflict with or violate any Laws applicable to DEAC, DEAC NewCo and Merger Sub or any of their respective properties or assets, other than in the case of clauses (i) and (ii) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.

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(b)            Assuming the accuracy of the representations and warranties of DK, SBT and the SBT Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of DEAC, Merger Sub or DEAC NewCo with respect to their respective execution or delivery of this Agreement or the consummation of the Transactions, (as applicable) except as otherwise disclosed in Section 7.4(b) of the DEAC Disclosure Letter.

Section 7.5            Litigation.

(a)            As of the date of this Agreement, neither DEAC nor DEAC NewCo or Merger Sub, nor, to the Knowledge of DEAC, any of their present or former officers, directors or employees, in their capacities as such, is engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise. As of the date of this Agreement, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against DEAC, DEAC Newco or Merger Sub is pending, threatened or expected. To the Knowledge of DEAC, there is no fact or circumstance likely to give rise to any material litigation, arbitration, mediation or administrative or criminal proceedings.

(b)            As of the date of this Agreement, to the Knowledge of DEAC, neither DEAC nor DEAC Newco or Merger Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree of award of any Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a DEAC Material Adverse Effect.

(c)            To the Knowledge of DEAC, neither DEAC nor DEAC Newco or Merger Sub has received notification that any investigation or inquiry is being or has been conducted by any Governmental Authority in respect of the affairs of DEAC, DEAC Newco or Merger Sub which could reasonably be expected to have a DEAC Material Adverse Effect.

Section 7.6            No Undisclosed Liabilities.

(a)            Except (i) as disclosed, reflected or reserved against in the DEAC Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the DEAC Balance Sheet Date, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions and (iv) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, DEAC, DEAC Newco and Merger Sub do not have any material liabilities of any nature, whether accrued, contingent or otherwise. For the avoidance of doubt, the foregoing is without derogating from the representation of Section 7.13 (Indebtedness) below.

(b)            Since its date of incorporation, DEAC has not carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a business combination, or (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(c)            Since its date of incorporation, neither DEAC Newco nor Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither DEAC Newco nor Merger Sub has any liabilities.

Section 7.7            Investment Purpose. DEAC is acquiring the DK Shares and the SBT Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. DEAC acknowledges that neither the DK Shares nor the SBT Shares are registered under the Securities Act or any state securities Laws, and that neither the DK Shares nor the SBT Shares may be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. DEAC is able to bear the economic risk of holding the DK Shares and the SBT Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 7.8            SEC Filings. Since March 27, 2019, DEAC has timely filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “DEAC SEC Reports”). Each of the DEAC SEC Reports, at the time of its filing or being furnished complied; if not yet filed or furnished will comply or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the DEAC SEC Reports. As of the respective date of its filing or most recent amendment, the DEAC SEC Report did not, any DEAC SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DEAC SEC Reports.

Section 7.9            Financial Statements; Internal Controls; Listing.

(a)            The DEAC SEC Reports contain true and complete copies of the (i) audited balance sheet as of March 31, 2019 (the “DEAC Balance Sheet Date”), together with the auditor’s reports thereon (the “DEAC Audited Financial Statements”), and (ii) unaudited balance sheet as of September 30, 2019, and the related statements of operations, cash flows and changes in shareholders’ equity of DEAC for the period from March 27, 2019 to September 30, 2019 (the “DEAC Unaudited Financial Statements”, and together with the DEAC Audited Financial Statements, the “DEAC Financial Statements”). Except as disclosed in the DEAC SEC Reports, the DEAC Financial Statements (i) fairly present in all material respects the consolidated financial position of DEAC, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of DEAC have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements.

(b)            Except as not required in reliance on exemptions from various reporting requirements by virtue of DEAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (i) DEAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to DEAC is made known to the individuals responsible for the preparation of DEAC’s filings with the SEC and other public disclosure documents, and (ii) since March 27, 2019, DEAC and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of DEAC’s financial reporting and the preparation of DEAC’s financial statements for external purposes in accordance with U.S. GAAP. Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of DEAC, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of DEAC are being made only in accordance with authorizations of management and directors of DEAC and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of DEAC’s assets that could have a material effect on its financial statements.

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(c)            Each director and executive officer of DEAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. DEAC and Merger Sub have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)            Since March 27, 2019, DEAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding DEAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of DEAC and Merger Sub, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the DEAC Shares or prohibit or terminate the listing of the DEAC Shares on NASDAQ. Neither DEAC nor Merger Sub has taken any action that is designed to terminate the registration of the DEAC Shares under the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither DEAC nor Merger Sub has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of DEAC.

(e)            DEAC has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to DEAC’s auditors and the audit committee of the DEAC Board, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect DEAC’s ability to record, process, summarize and report financial information and has identified for DEAC’s auditors and audit committee of the DEAC Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DEAC’s internal control over financial reporting. DEAC has made available to SBT and DK (x) a summary of any such disclosure made by management to DEAC’s auditors and audit committee since March 27, 2019 and (y) any material communication since March 27, 2019 made by management or DEAC’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since March 27, 2019, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from DEAC employees regarding questionable accounting or auditing matters, have been received by DEAC. DEAC has made available to SBT and DK a summary of all material complaints or concerns relating to other matters made since March 27, 2019 through DEAC’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the DEAC or Merger Sub, whether or not employed by DEAC or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by DEAC or any of its officers, directors, employees or agents to DEAC’s chief legal officer, audit committee (or other committee designated for the purpose) of the New DK Board of Directors or the New DK Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any DEAC policy contemplating such reporting, including in instances not required by those rules.

(f)            Except as disclosed in the DEAC SEC Reports, no employee, officer, director, stockholder or Affiliate of DEAC or a member of his or her immediate family is indebted for borrowed money to DEAC, nor is DEAC indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred by or on behalf of DEAC or for the payment of taxes of DEAC. Except as disclosed in the DEAC SEC Reports, no officer, director, stockholder or Affiliate of DEAC or any member of their immediate families is, directly or indirectly, interested in any Contract with DEAC (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Purchaser).

Section 7.10            Trust Accounts. As of December 19, 2019, DEAC has approximately $403,728,563.59 in the account established by DEAC for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of March 27, 2019, between DEAC and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the DEAC SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a DEAC Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the Knowledge of DEAC, threatened with respect to the Trust Account.

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Section 7.11            Compliance with Laws. DEAC, DEAC Newco and Merger Sub are in compliance in all material respects with all Laws applicable to DEAC and Merger Sub or any of their respective properties or assets. DEAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 7.12            Absence of Changes. Since the DEAC Balance Sheet Date, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.

Section 7.13            Indebtedness. The expenses of DEAC, DEAC Newco and Merger Sub to be borne by New DK following the Closing shall not exceed US$ 31,500,000 (“DEAC Cap Expenses”). Other than advances from the Founders for expenses of DEAC and Merger Sub incurred in the ordinary course of business, DEAC, DEAC Newco and Merger Sub have no Indebtedness.

Section 7.14            Valid Issuance.

(a)            The shares of New DK Class A Common Stock issuable as DK Merger Consideration and SBT Consideration Shares, the shares of New DK Class B Common Stock issuable pursuant to Section 2.1(c), and the shares of New DK Class A Common Stock to be issued as the SBT Earnout Shares, when issued, sold and delivered pursuant to the Amended and Restated New DK Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as contemplated under this Agreement and the Stockholders Agreement or created by the Amended and Restated New DK Charter or applicable securities Laws) or any preemptive rights.

(b)            Other than in connection with the Equity Offering, DEAC has not offered any shares of New DK Common Stock, or substantially similar securities of DEAC or New DK, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than DK, SBT and the SBT Sellers. DEAC has not taken any action that will, in and of itself, cause the issuance, sale and delivery of New DK Common Stock to constitute a violation of the Securities Act or any applicable state securities Laws.

(c)            As of the date of this Agreement, DEAC has received and executed subscription agreements (the “Subscription Agreements”) in the form attached to Section 7.14(c) of the DEAC Disclosure Letter from the investors listed in Section 7.14(c) of the DEAC Disclosure Letter (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed to participating in the Equity Offering, subject solely to the terms and conditions thereof and expressly stated therein to provide private placement equity financing to DEAC at the Closing in the amounts opposite such investors’ names in Section 7.14(c) of the DEAC Disclosure Letter. representing firm commitments of at least US$ 304,713,520. The Subscription Agreements are in full force and effect and binding on DEAC and to the Knowledge of DEAC, on all other the parties thereto, in accordance with their respective terms.

Section 7.15            Corrupt Practices.

(a)            DEAC, DEAC Newco and Merger Sub and, to the Knowledge of DEAC, their respective Representatives are in compliance with and since January 1, 2016 have complied in all material respects with (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws, including ABC Laws and AML Laws, of each jurisdiction in which DEAC, DEAC Newco and Merger Sub operate or have operated and in which any agent thereof is conducting or has conducted business involving DEAC or Merger Sub except as would not, individually or in the aggregate, reasonably be expected to have a DEAC Material Adverse Effect. Since January 1, 2016, to the Knowledge of DEAC, none of DEAC, DEAC Newco and Merger Sub nor any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (ii). DEAC, DEAC Newco and Merger Sub (x) have instituted policies and procedures designed to ensure compliance with the ABC Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which DEAC, DEAC Newco and Merger Sub operate and (y) has maintained such policies and procedures in force. To the Knowledge of DEAC, no Government Official, nor any such individual’s immediate family member, is an officer or director or owns any securities of DEAC, DEAC Newco or Merger Sub.

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(b)            Since March 27, 2019, none of DEAC, DEAC Newco and Merger Sub is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:

(i)            named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for DEAC or Merger Sub to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction; or

(ii)            which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.

Section 7.16            Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Northland Capital Markets and Credit Suisse, the fees and expenses of which will be paid by DEAC pursuant to an engagement letter (a true, correct and complete copy of which has been provided to the other parties hereto prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with DEAC’s initial public offering and the Transactions based upon arrangements made by or on behalf of DEAC or any of its affiliates. DEAC has made available to the other parties hereto a true, correct and complete copy of any engagement letter or other Contract between DEAC and each of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., and Credit Suisse relating to DEAC’s initial public offering and the Transactions.

Section 7.17            No Discussions. Other than discussions and negotiations relating to the Transactions and discussions with DK, SBT, the SBT Sellers and their respective Affiliates and Representatives with respect to the Transactions, DEAC, DEAC Newco and Merger Sub are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to DEAC, DEAC Newco or Merger Sub; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by DEAC, DEAC Newco or Merger Sub of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.

Section 7.18            No Outside Reliance. Notwithstanding anything contained in this Article VII or any other provision hereof, DEAC, DEAC Newco and Merger Sub acknowledge and agree that neither the SBT Sellers, SBT, DK or the respective Subsidiaries nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Articles IV through VI, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of DK or SBT, and DEAC, DEAC Newco and Merger Sub specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Articles IV-VI that may have been made by any Person, and acknowledge and agree that SBT, the SBT Sellers and DK, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. DEAC, DEAC Newco and Merger Sub further acknowledge and agree that they have conducted their own independent review and analysis of the DK and SBT and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of DK and SBT.

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Section 7.19            No Other Representations or Warranties. The representations and warranties made by DEAC and Merger Sub in this Article VII are the exclusive representations and warranties made by DEAC, DEAC Newco and Merger Sub. Except for the representations and warranties contained in this Article VII, neither DEAC, DEAC Newco or Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DEAC, DEAC Newco and Merger Sub, to the accuracy or completeness of any information regarding DEAC, DEAC Newco and Merger Sub available to the other parties or their respective Representatives and expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, neither DEAC, DEAC Newco or Merger Sub nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to DEAC or Merger Sub or (b) any oral or, except for the representations and warranties made by DEAC, DEAC Newco and Merger Sub in this Article VII, written information made available to the other Parties hereto in the course of their evaluation of DEAC, DEAC Newco and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

Article VIII
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 8.1            Conduct of SBT Business. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, SBT shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in accordance with applicable Law, comply with the covenants set forth in Section 8.1 of the SBT Disclosure Letter and use its commercially reasonable efforts, subject to legitimate business considerations, to preserve its current business organizations, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except: (i) as provided on Section 8.1 of the SBT Disclosure Letter, (ii) as expressly contemplated by this Agreement, or (iii) as required by applicable Law, any Governmental Authority or the requirements of any Contracts in effect as of the date hereof (true, complete and accurate copies of which have been made available to the other Parties prior to the date hereof), SBT shall not, and shall not permit any of its Subsidiaries to, without DK’s and DEAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed by either of DK or DEAC):

(a)            dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any of its material assets, except for trading in the ordinary course of business or except to SBT or any of its Subsidiaries on entirely arm’s length terms;

(b)            enter into, amend or terminate (on its initiative and without cause) any individual contract or arrangement other than (i) in the ordinary course of business with respect to contracts or arrangements involving consideration expenditure or liabilities not in excess of €5,000,000 per annum; or (ii) arrangements on entirely arm’s length terms among SBT and its Subsidiaries that have no adverse effect on SBT or any of its Subsidiaries;

(c)            make any commitment or enter into any agreement in respect of expenses or capital expenditures which involves or may involve an expense or expenditure of more than €5,000,000 per transaction, including the acquisition of any capital asset under a finance lease, other than among SBT and/or its Subsidiaries (provided, that SBT shall notify DK in writing in advance of making such commitment or entering into any agreement in respect of any such expense or capital expenditure in an amount in excess of €2,500,000);

(d)            declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to shareholders of SBT or any of its Subsidiaries, except if, after giving effect to the payment of such dividend or distribution, the amount of Working Capital of SBT and its Subsidiaries shall not be below the Target SBT Working Capital amount at the Closing Date;

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(e)            create, grant or issue, or agree to create, grant or issue, any Encumbrances, debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, except in the case of guarantees or indemnities, in the ordinary course of trading or the ordinary course of business or in respect of the obligations of SBT or any of its Subsidiaries;

(f)            create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of SBT or any of its Subsidiaries, other than any creation (for the purpose of issuance or allotment), allotment or issuance of shares or securities to SBT or any of its Subsidiaries or redemption or repurchase of shares and securities held by SBT or any of its Subsidiaries;

(g)            borrow any money or agree to do so, other than: (i) by bank overdraft, loan or credit facility, which balance of actual borrowing shall not exceed an amount of €1,500,000 in aggregate at any time, or (ii) from SBT or any of its Subsidiaries;

(h)            guarantee any Indebtedness of any other Person (other than between or among SBT and any of its Subsidiaries, to the extent not prohibited under this Agreement);

(i)            dispose of any fixed asset having a book value or purchase price in excess of €1,000,000, other than pursuant to a sale to SBT or any of its Subsidiaries on arm’s length terms;

(j)            fail to take any action required to maintain any of its material insurance policies in force (except: (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, or (ii) if such policy covers any asset or matter that has been disposed or is no longer subsisting or applicable) or knowingly do anything to make any such policy of insurance void or voidable (in each case, subject to the exceptions in (i) and (ii) of this Section 8.1(j) or unless such action is in the ordinary course or was disclosed in the SBT Disclosure Letter);

(k)           amend in any material respect any material insurance contract or policy, except amendments: (i) in good faith; or (ii) in the ordinary course of business, (iii) required by the insurance for maintaining the insurance policy or as a result of change in circumstances or facts that require such amendments (including any disposal or acquisition of assets or activities); or (iv) if such matter was disclosed in the SBT Disclosure Letter;

(l)            fail to notify, to the extent that SBT is aware, any material insurance claim in accordance with the provisions of the relevant policy;

(m)           except to the extent reasonably required as a result of the enactment of the IOM Substance Regulations and following reasonable prior consultation with DK, amend its Organizational Documents or adopt or pass resolutions inconsistent therewith;

(n)            change its accounting reference date or make any change to its accounting or Tax practices or policies or its methods of reporting or approach to claiming income, losses or deductions for Tax purposes (other than as required by applicable Law);

(o)            discontinue or cease to operate all or any material part of the SBT Business;

(p)            acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture in an amount exceeding €1,000,000 in aggregate per annum, other than of SBT or any of its Subsidiaries;

(q)            make any material Tax election, file any amended Tax return, settle any material Tax audit or proceeding, enter into any agreement with any Tax Authority, (other than for settling immaterial disputes) surrender a right to any material Tax refund or credit or obtain any material Tax ruling, except in connection with the 104H Tax Ruling, 104H Interim Tax Ruling, the Option Tax Ruling or the Interim Option Ruling;

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(r)            except if determined in good faith by SBT as desirable as a result of the enactment of the IOM Substance Regulations and following reasonable prior consultation with DK and approval by DK (not to be unreasonably withheld), change its residence for Taxation purposes or open or create any branch or agency in a jurisdiction outside its jurisdiction of incorporation other than in the ordinary course of business;

(s)            reduce its share capital;

(t)            engage or dismiss other than for cause any employee earning a base salary of € 300,000 per annum or more (except where the engagement or dismissal process has already commenced) or make any material variation to the terms and conditions of employment (including without limitation remuneration, pension entitlements and other benefits) of any such employee, other than salary increases, bonuses and other benefits in the ordinary course and consistent with past practice;

(u)            pass any resolutions for winding-up, or to capitalize any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve, except with respect to Subsidiaries that are dormant or immaterial to SBT and its Subsidiaries taken as a whole;

(v)            establish or commence any new arrangements or scheme under which SBT and its Subsidiaries provide or procure the provision to its employees of retirement, death, disability or life assurance benefits the cost of which to SBT and its Subsidiaries exceeds € 1,000,000 per annum in the aggregate;

(w)            provide or agree to provide any gratuitous payment or benefit to any employee or any of their dependents, except: (i) such payments not exceeding € 10,000,000 in the aggregate per annum or (ii) in the ordinary course and consistent with past practice;

(x)            take steps to procure payment by any debtor (except SBT or any of its Subsidiaries) generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of SBT or any of its Subsidiaries or, if different, the period extended to any particular debtor in which to make payment, all except in the ordinary course of business;

(y)            delay making payment to any trade creditor (except SBT or any of its Subsidiaries) generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorized by the relevant creditor (or, if different, the period extended by creditors in which to make payment), all except in the ordinary course of business;

(z)            make any payments to or transfer assets to or enter into any contracts with or assume any liabilities for the benefit of any SBT Seller, except extending existing contracts or arrangements and except the payment of dividends or distributions which do not require consent in accordance with Section 8.1(d);

(aa)          settle any litigation pursuant to which the amounts paid or payable (or other liabilities incurred) by SBT and its Subsidiaries exceed €1,000,000; or

(bb)          except to SBT or to any of its Subsidiaries: (A) sell, assign or otherwise transfer any Intellectual Property Rights owned by SBT or its Subsidiaries to any person, other than in the ordinary course consistent with past practice, (B) grant any license, covenant not to sue, release, waiver or other right under any Intellectual Property Rights owned by SBT or its Subsidiaries to any person, except for licenses granted in the ordinary course of business consistent with past practice, or (C) cancel, abandon or allow to lapse or expire any Registered SBT IP (unless SBT’s management believes in good faith that such Registered SBT IP is not required for the operation of the SBT Business).

Section 8.2            Conduct of DK Business. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, DK shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in accordance with applicable Law and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except: (i) as provided on Section 8.2 of the DK Disclosure Letter, (ii) as expressly contemplated by this Agreement, or (iii) as required by applicable Law, any Governmental Authority or the requirements of any Contracts in effect as of the date hereof (true, complete and accurate copies of which have been made available to the other Parties prior to the date hereof), DK shall not, and shall not permit any of its Subsidiaries to, without SBT’s and DEAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed by SBT or DEAC):

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(a)            declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to shareholders of DK or any Subsidiary of DK or repurchase or redeem any DK Shares;

(b)            other than as contemplated herein, to amend DK’s Organizational Documents or adopt or pass further regulations or resolutions inconsistent therewith;

(c)            reduce its share capital;

(d)            enter into an agreement for or effect a Deemed Liquidation Event (as such term is defined in DK’s Ninth Amended and Restated Certificate of Incorporation);

(e)            effect, or enter into any agreement for effecting, (i) a registration of any shares of DK or any of its Subsidiaries for public trading in any jurisdiction, or (ii) a change of control in DK;

(f)            other than as contemplated herein, effect a share split, share combination, or any other recapitalization event;

(g)            issue any shares or other equity securities or instruments convertible into shares, except for any Permitted DK Issuance;

(h)            discontinue or cease to operate all or any material part of the DK Business or take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of DK or any of its Subsidiaries; or

(i)            take any action that would have required disclosure pursuant to Section 6.7 if such action had been taken after the DK Balance Sheet Date and prior to the date of this Agreement.

Section 8.3            Conduct of DEAC Business. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated: (a) DEAC shall carry on its business in the ordinary course of business and in accordance with applicable Law; and (b) neither Merger Sub nor DEAC Newco shall have any activity, other than as expressly required pursuant to this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except (i) as provided on Section 8.3 of the DEAC Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or any Governmental Authority, DEAC shall not, without DK’s and SBT’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to stockholders of DEAC or repurchase or redeem any DEAC Shares, other than in connection with the DEAC Share Redemption;

(b)            issue, create, allot, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of any nature convertible into shares (or any option to subscribe for the same), in each case other than in connection with the Equity Offering;

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(c)            amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account;

(d)            enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(e)            create, grant or issue, or agree to create, grant or issue, any Encumbrances, debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, other than the DEAC Share Redemption;

(f)            make any material Tax election, file any amended Tax return, settle any material Tax audit or proceeding, enter into any agreement with any Tax Authority, surrender a right to any material Tax refund or credit or obtain any material Tax ruling;

(g)            other than as contemplated herein, amend DEAC's Organizational Documents or adopt or pass further regulations or resolutions inconsistent therewith;

(h)            make any loans to any Person or incur or guarantee any Indebtedness, other than advances from the DEAC Founders for expenses incurred in the ordinary course of business which in the aggregate, together with any existing Indebtedness, do not exceed the DEAC Cap Expenses;

(i)            change its accounting reference date or make any change to its accounting or Tax practices or policies or its methods of reporting or approach to claiming income, losses or deductions for Tax purposes (other than as required by applicable Law);

(j)            take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of DEAC; or

(k)            agree, in writing or otherwise, or commit to take any of the actions described in clauses (a) through (j) above.

Section 8.4            No Control. Nothing contained in this Agreement shall give any of DK, SBT or DEAC, directly or indirectly, the right to control or direct any other party’s operations prior to the Closing. Prior to the Closing, each of DK, SBT and DEAC shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 8.5            Exclusivity.

(a)            DK and SBT. Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the Transactions, neither DK nor SBT will (and each shall cause its Subsidiaries and controlled Affiliates and their respective Representatives to not), solicit, initiate, negotiate, agree to, engage in or renew any contact concerning any proposal or offer, or any contact that would reasonably be expected to result in a proposal or offer, from any Person relating to any of the following involving such party and its Subsidiaries (but excluding any intra-group transaction): (a) a liquidation, dissolution or recapitalization, (b) a merger or consolidation, (c) a sale of any of the material assets (or any material portion of its assets) of, or any equity interest in, such party or any of its Subsidiaries, except for the sale of assets in the ordinary course of business consistent with past practice or as explicitly contemplated in this Agreement, (d) any transaction similar to any of the transactions described in sub-sections (a) through (c) or business combination outside the ordinary course of business, or (e) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit such party’s ability to consummate the Transactions (each, an “Alternative Acquisition”). Each of DK, SBT and their Affiliates and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants, or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and virtual data room access previously granted to any Person with respect to an Alternative Acquisition. Each of DK and SBT shall notify DEAC promptly (and in any event within one (1) Business Day) orally and in writing after such Party (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) receives any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to DK or SBT (as applicable) or for access to the business, properties, assets, books or records of DK or SBT (as applicable), in each case, related to an Alternative Acquisition, and such notice shall identify the third party making, and details of the material terms and conditions of, any such proposal for an Alternative Acquisition or request, and each of DK or SBT (as applicable) shall notify DEAC promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, each of DK and SBT shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide DEAC (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof). Each of DK and SBT acknowledges and agrees that it is aware, and that such Party and each of its Affiliates and representatives is aware (or upon receipt of any material nonpublic information of DEAC, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each of DK and SBT hereby agree, for itself and on behalf of each of its Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of DEAC, communicate such information to any other Person, take any other action with respect to DEAC, or cause or encourage any Person to do any of the foregoing.

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(b)            DEAC. Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the Transactions, neither DEAC nor any of its Affiliates or Representatives shall, directly or indirectly, (i) commence, initiate or renew any discussion, proposal or offer to any Third Party Target, or make any proposal or offer related to a business combination (other than the Transactions); (ii) commence or renew any due diligence investigation of any Third Party Target; (iii) participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Third Party Target; (iv) present or respond substantively to any proposal or offer to any Third Party Target relating to a possible transaction of any kind; or (v) agree or commit to take any of the actions described in clauses (i) through (iv) above. DEAC and its officers and directors shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination, other than DK, SBT and the SBT Sellers and their respective Representatives with respect to the Transactions.

Section 8.6            DEAC Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay franchise and income taxes and up to $250,000 annually to fund working capital requirements and (ii) to effectuate the DEAC Share Redemption. Following the Closing, and upon notice to the trustee of the DEAC Trust Account (the “DEAC Trustee”) and the satisfaction of the requirements for release set forth in the DEAC Trust Agreement, the DEAC Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of DEAC Shares who have exercised their redemption rights with respect to DEAC Shares, and, thereafter, release the remaining funds in the DEAC Trust Account to DEAC to be reflected on DEAC’s consolidated balance sheet and the DEAC Trust Account shall thereafter be terminated.

Section 8.7            SBT Pre-Closing Restructuring. Prior to the Closing, SBT shall undertake the restructuring transaction set forth on Section 8.7 of the SBT Disclosure Letter (the “SBT Pre-Closing Restructuring”); provided, that SBT shall consult in good faith with and take into account all reasonable comments with respect to the structuring of such restructuring transaction and shall not undertake such restructuring transaction without the prior written consent of DK, not to be unreasonably withheld, conditioned or delayed.

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Article IX
ADDITIONAL AGREEMENTS

Section 9.1            Registration Statement; Proxy Statement/Prospectus.

(a)            As promptly as practicable after the date of this Agreement, DEAC, DK and SBT shall jointly prepare, and each of DK, SBT and the SBT Sellers shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Registration Statement and the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the DEAC stockholders of relating to the DEAC Stockholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). DEAC shall file with the SEC, as promptly as practicable after the date of this Agreement, (i) the Proxy Statement/Prospectus and (ii) the Registration Statement, which shall include the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the shares of New DK Class A Common Stock to be issued in connection with the Transactions. Each of DEAC, DK, SBT and the SBT Sellers will use their respective reasonable best efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Transactions. DEAC shall set a record date (the “DEAC Record Date”) for determining the DEAC stockholders entitled to attend the DEAC Stockholders Meeting. DEAC will cause the Proxy Statement/Prospectus to be mailed to each DEAC stockholder as of the DEAC Record Date as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(b)            No filing of, or amendment or supplement to, the Registration Statement, or response to SEC comments with respect thereto, will be made by DEAC without the prior written consent of DK and the SBT Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Parties a reasonable opportunity to review and comment thereon.

(c)            DEAC will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and will, as promptly as practicable after receipt thereof, provide the other parties with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement received from the SEC. DEAC will advise the other parties, promptly after DEAC receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of New DK Class A Common Stock issuable in connection with the Transactions, and DEAC, DK and SBT will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)            DEAC, DK and SBT will also use their respective reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Transactions. DEAC, DK and SBT shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to DEAC stockholders and at the time of the DEAC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to DEAC, DK or SBT, or any of their respective Affiliates, officers or directors, is discovered by DEAC, DK or SBT which should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of DEAC, DK and SBT shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to DEAC Stockholders.

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Section 9.2            DEAC Stockholder Approvals. DEAC shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold a special meeting of stockholders (the “DEAC Special Meeting”) in accordance with the DEAC’s Organizational Documents, for the purposes of obtaining the DEAC Stockholder Approvals and, if applicable, any approvals related thereto and providing DEAC Stockholders with the opportunity to elect to effect a DEAC Share Redemption. DEAC shall, through its board of directors, recommend to DEAC Stockholders the (i) approval of the NV Merger; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (iii) adoption and approval of the Amended and Restated New DK Charter, in the form attached hereto as Exhibit A , in connection with the NV Merger; (iv) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by DEAC, DK and SBT as necessary or appropriate in connection with the Transactions; (v) adoption and approval of the New DK Equity Plan and the Amended Plan and approval of the roll over of the Rolled-Over SBT Options and the DK Options into New DK Options in accordance with the terms of this Agreement; (vi) approval of the issuance of New DK Shares in connection with the payment of the SBT Consideration Shares and the DK Merger Consideration (including the issuance of shares of New DK Class B Common Stock pursuant to Section 2.1(c)) and the issuance of the SBT Earnout Shares; (vii) approval of the issuance of DEAC Shares in the Equity Offering; and (viii) the adjournment of the DEAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). DEAC shall promptly notify DK and the SBT Sellers’ Representative in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to DK, SBT or the SBT Sellers (an “Adverse Recommendation”); provided, that DEAC may only postpone or adjourn the DEAC Special Meeting (w) to seek withdrawals of redemption requests from DEAC’s stockholders if DEAC reasonably expects the payments for the DEAC Share Redemption would cause the condition in Section 11.1(h) to not be satisfied at the Closing, (x) to solicit additional proxies for the purpose of obtaining the DEAC Stockholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that DEAC has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by DEAC Stockholders prior to the DEAC Special Meeting.

Section 9.3            Access to Information; Confidentiality. Subject to applicable Law, each of the Parties shall afford to the others and their respective Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and each of the Parties shall furnish promptly to the other, consistent with its legal obligations, all information concerning the party and its Subsidiaries’ business, properties and personnel as another Party or any of its Representatives may reasonably require for the purposes of this Agreement or post-Closing integration planning; provided, however, that such Party may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party, requires it to restrict access to any properties or information or in order to maintain attorney-client or other privilege; provided, further, that in any such case, the applicable Parties shall cooperate to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client or other privilege. Except for disclosures expressly permitted by the terms of the Confidentiality Agreements, each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the applicable Confidentiality Agreement. No investigation pursuant to this Section 9.3 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto.

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Section 9.4            Regulatory Approvals; Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, filings and notifications (including filings or notifications with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority (including in connection with the HSR Act and any other applicable Competition Laws or as required by or advisable with respect to Gaming Regulatory Authorities), (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Party subject to the applicable requirement of a Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party while keeping the other Parties informed and the other Parties hereto shall reasonably cooperate in such efforts.

(b)            In connection with and without limiting the foregoing, DK shall with respect to DK, DEAC shall with respect to DEAC, and the SBT Sellers shall with respect to SBT, make or cause to be made any appropriate filings or notifications, if necessary, pursuant to the HSR Act or other applicable Competition Laws and any appropriate filings or notifications as required by or advisable with respect to Gaming Regulatory Authorities, in each case with respect to the Transactions as promptly as practicable (and in any event no later than (A) fifteen (15) Business Days after the date of this Agreement with respect to filings by DK and DEAC under the HSR Act and (B) twenty (20) Business Days with respect to notifications or submissions to or filings by DK and SBT with the Gaming Regulatory Authorities as set forth on Section 9.4(b) of the DK Disclosure Letter and Section 9.4(b) of the SBT Disclosure Letter, unless otherwise mutually agreed among the Parties). For purposes of the notifications, submissions and filings described in the immediately preceding sentence of this Section 9.4(b), “Business Day” with respect to each shall mean a day, other than a day on which commercial banks in the jurisdiction of the applicable Gaming Regulatory Authority are authorized or required by Law to close. Each Party will furnish to the other Parties such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings, notifications or other submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other Parties of such inquiry, consulting in advance (and considering in good faith such other Party’s views) before making any presentations or submissions to a Governmental Authority and promptly supplying the other Parties with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement and the Transactions. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent permitted by a Governmental Authority, each Party hereto shall permit Representatives of the other Parties (or counsel of that Party on confidential basis in case of sensitive information being deliberated) to participate in material substantive meetings (whether by telephone or in person) with such Governmental Authority. Each Party shall use its reasonable best efforts and closely collaborate on the timing, strategy and approach to (x) obtain any consents, approvals, authorizations or orders required to be obtained by such party or any of their respective Subsidiaries under the HSR Act or other applicable Competition Laws or as required by or advisable with respect to Gaming Regulatory Authorities, (y) avoid the entry of any judgment in any claim asserted in court by any Governmental Authority under any Competition Laws or Applicable Gaming Laws that would restrain, prevent or delay the Closing or the ability of New DK to operate the businesses of DK and SBT and their respective Subsidiaries following the Closing as conducted immediately prior to the Closing in all material respects or (z) contest or avoid any action, proceeding or litigation by any Governmental Authority under the HSR Act or other applicable Competition Laws or Applicable Gaming Laws.

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(c)            Notwithstanding anything to the contrary in this Section 9.4, nothing contained in this Agreement shall be construed to require any Party to agree to, or take any action if such efforts or action, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of DK, SBT or New DK (immediately following the Closing) (each of such actions, a “Burdensome Condition”). None of the Parties nor any of its respective Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, a Burdensome Condition without the prior written consent of the other Parties hereto.

Section 9.5            Indemnification; Insurance.

(a)            From and after the Closing, New DK shall or shall cause DK or SBT, as applicable, to indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of DK and its Subsidiaries and of SBT and its Subsidiaries (the “Indemnified Parties”), in each case in their respective capacities as such and to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation or limited liability company may indemnify its officers and directors or any Indemnified Party, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of such party’s obligations under this Agreement and the consummation of the Transactions or arising out of or pertaining to the Transactions) whether asserted or claimed prior to, at or after the Closing.

(b)            It is understood and agreed that all rights to indemnification, expense advancement and exculpation existing in favor of each present and former director, officer and employee of DK or any of its Subsidiaries and of SBT and any of its Subsidiaries, as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date of this Agreement (true, correct and complete copies of which have been delivered by DK and SBT, as applicable, to the other Parties hereto), will survive the Transactions and New DK shall cause DK and SBT to (i) continue in full force and effect for a period of at least six (6) years from the Closing Date (or, if any relevant claim is asserted or made within such six (6) year period, until final disposition of such claim) such rights to indemnification and expense advancement and (ii) perform, in a timely manner, DK’s, or its Subsidiaries’ and SBT’s or its Subsidiaries’ obligations with respect thereto. Any claims for indemnification and expense advancement pursuant to such agreements and organizational documents as to which DK or SBT has received written notice before the sixth (6th) anniversary of the Closing Date will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 9.5(b).

(c)            For at least six (6) years after the Closing, DK and SBT shall maintain (and New DK shall cause DK and SBT to maintain) in effect DK’s and SBT’s current directors’ and officers’ liability insurances in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Indemnified Parties currently covered by DK’s or SBT’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that DK or SBT, as applicable, may substitute therefor a tail policy or policies of DK or SBT containing terms with respect to coverage and amount no less favorable to such Indemnified Parties. The covenants contained in this Section 9.5(c) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

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Section 9.6         Fees and Expenses. Except as set forth on Section 9.6 of the DEAC Disclosure Letter (which expenses shall be borne by New DK following the Closing) or Section 9.6 of the SBT Disclosure Letter (which expenses shall be borne by New DK following the Closing) or as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions (including their legal and accounting fees in respect of the Transaction and their investment banker fees), shall be paid by the Party incurring such fees or expenses.

Section 9.7         Public Announcements. Prior to the Closing, DEAC, DK and SBT shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system. The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed by the Parties. Notwithstanding the foregoing, DEAC, DK and SBT may, without the prior consent of the other Parties, reasonably disseminate information with respect to the Transactions to the extent such information was previously included in a press release or other public statement made pursuant to this Section 9.7.

Section 9.8         Stockholder Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of DEAC, threatened in writing, against DEAC or the members of its boards of directors prior to the Closing, DEAC shall promptly notify the other Parties of any such stockholder litigation brought, or, to the Knowledge of DEAC, threatened against DEAC and/or members of the DEAC Board and shall keep the other Parties reasonably informed with respect to the status thereof. Neither DEAC nor any Subsidiary or Representative of DEAC shall settle or agree to settle any such stockholder litigation or consent to the same unless DK and SBT shall have consented in writing (such consent not to be unreasonably withheld, conditional or delayed).

Section 9.9         NASDAQ Listing. Prior to the Closing, DEAC, DK and SBT shall use reasonable best efforts to cause the shares of New DK Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ under a ticker symbol to be mutually agreed upon in writing by the Parties, including by submitting prior to the Closing an initial listing application with the NASDAQ (the “NASDAQ Listing Application”) with respect to such shares, subject to official notice of issuance. Each of DEAC, DK, SBT and the SBT Sellers shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other Parties and shall otherwise reasonably assist and cooperate with the other Parties in connection with the preparation, filing and distribution of the NASDAQ Listing Application. Each of DEAC, DK, SBT and the SBT Sellers will use their respective reasonable best efforts to (i) cause the NASDAQ Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the NASDAQ Listing Application and (iii) have the NASDAQ Listing Application approved by the NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NASDAQ Listing Application, or response to NASDAQ comments with respect thereto, will be made by DEAC, DK or SBT, as applicable, without the other Parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other Parties a reasonable opportunity to review and comment thereon. Each of DEAC, DK and SBT will promptly notify the other Parties upon the receipt of any comments from the NASDAQ or any request from the NASDAQ for amendments or supplements to the NASDAQ Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the NASDAQ Listing Application received from the NASDAQ and advise the other on any oral comments with respect to the NASDAQ Listing Application received from the NASDAQ. DEAC will advise DK and SBT, promptly after DEAC receives notice thereof, of the time of the approval of the NASDAQ Listing Application and the approval of the shares of New DK Class A Common Stock to be issued in connection with the Transactions for listing on the NASDAQ, subject only to official notice of issuance.

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Section 9.10         Employee Matters.

(a)         The Parties agree that (i) the employees of DK and its Subsidiaries at the DK Merger Effective Time who continue to remain employed with DK or its Subsidiaries (the “DK Continuing Employees”) and (ii) the employees of SBT and its Subsidiaries at the Effective Time who continue to remain employed with SBT or its Subsidiaries (the “SBT Continuing Employees”) shall, during the one (1) year period commencing on the Closing Date, be provided with compensation and benefits that are no less favorable, in the aggregate, than those provided to such DK Continuing Employees or SBT Continuing Employees, as applicable, immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to DK Continuing Employees or SBT Continuing Employees who are covered by a collective bargaining agreement.

(b)         With respect to any Benefit Plan in which any DK Continuing Employee or SBT Continuing Employee (collectively, the “Continuing Employees”) first becomes eligible to participate on or after the Effective Time, each Party shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans, if any, to be waived with respect to the other Party’s Continuing Employees and their eligible dependents, (ii) give the other Party’s Continuing Employees credit for the plan year in which the Effective Time occurs (or the plan year in which the Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the other Party’s Continuing Employees service credit for such Continuing Employee’s employment with the other Party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with such Party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.

(c)         The Parties agree that the unallocated option pool of SBT (referred to in item (b) of Section 4.2(c) of the SBT Disclosure Letter), following its conversion into unallocated option pool of New DK based on the SBT Share Exchange Ratio pursuant to Section 3.3, shall exclusively serve, following the Closing, for grants of New DK Options to SBT’s and its Subsidiaries’ employees and consultants as of immediately prior to Closing who are continuing to be employed or engaged by SBT and its Subsidiaries (or New DK and its Subsidiaries) following the Closing (the “SBT Grantees”) and not to any other person. The CEO and SBT Sellers’ Representative shall jointly determine the identity of such SBT Grantees and their entitlement in such unallocated pool whether, prior to the Closing or shortly thereafter, and New DK shall effect such grants promptly following such determination (but not prior to the Closing).

(d)         Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular DK Benefit Plan or SBT Benefit Plan, (ii) prevent DK, SBT, New DK or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent DK, SBT, New DK or any of their Affiliates, after the DK Merger Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of DK, SBT, New DK or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any DK Continuing Employee or SBT Continuing Employee by DK, SBT, New DK or any of their Affiliates or under any Benefit Plan which DK, SBT, New DK or any of their Affiliates may maintain.

Section 9.11         Certain SBT Receivables.

(a)         Following the Closing, the SBT Sellers’ Representative (acting on behalf of the SBT Sellers) shall, and SBT and New DK shall allow and reasonably cooperate with (and cause the pre-Closing Subsidiaries of SBT to allow and reasonably cooperate with) the SBT Sellers’ Representative (at the sole expense of the SBT Sellers) to, collect on behalf of SBT and its pre-Closing Subsidiaries, all Excluded Receivables. In this regard, SBT shall (and New DK shall cause SBT and its pre-Closing Subsidiaries to) use commercially reasonable efforts to assist the SBT Sellers’ Representative in such collection efforts with respect to the Excluded Receivables (including providing to the SBT Sellers’ Representative any information reasonably necessary for the purpose of collecting the Excluded Receivables) and promptly informing (subject to obligations of confidentiality) the SBT Sellers’ Representative of the receipt of any amount in respect of the Excluded Receivables and of any correspondence regarding the same if any such amounts or correspondence is received by New DK, SBT or any of their respective Subsidiaries.

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(b)         Within five (5) Business Days after the receipt of any amount in respect of the Excluded Receivables by New DK or any of its Subsidiaries following the Closing (each, a “Collected Amount”), New DK shall pay or cause the payment of an amount which is equal to such Collected Amount (net of Taxes (other than any recoverable VAT) or other out-of-pocket costs payable by SBT or any of its Subsidiaries in respect thereof) to the Paying Agent (for the benefit of the SBT Sellers) which amount (the “Collected Amount Purchase Price”) shall be distributed by the Paying Agent to the SBT Sellers on a pro rata basis based on their respective Cash Transaction Percentage among the SBT Sellers, and such Collected Amount Purchase Price shall be regarded as part of the SBT Cash Consideration for all purposes of this Agreement (including for Tax purposes).

Section 9.12         SBT Sellers’ Representative.

(a)         Each SBT Security Holder irrevocably and unconditionally authorizes and appoints Shalom Meckenzie (or such other person as the SBT Sellers, acting unanimously, may from time to time nominate in writing, with appointment being effected by notice in writing to DK (prior to the Closing) or New DK (following the Closing)) as representative of the SBT Security Holders (the “SBT Sellers’ Representative”) and authorizes Shalom Meckenzie to act as the SBT Sellers’ Representative for all purposes of this Agreement and each agreement and document ancillary thereto. This authorization and appointment shall survive the death, insolvency, dissolution, bankruptcy or any other kind of incapacity of any SBT Security Holder. Any action taken or any exercise of powers under this Agreement by the SBT Sellers’ Representative shall be binding on each SBT Security Holder for purposes of this Agreement, shall be deemed to be taken or exercised by each applicable SBT Security Holder, and New DK and DK shall be entitled to assume that any action taken by the SBT Sellers’ Representative is binding on all of the SBT Security Holders and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. Neither New DK nor DK shall have any obligation to monitor or supervise the SBT Sellers’ Representative. Neither New DK nor DK shall be liable to any of the SBT Security Holders for any action taken or omitted to be taken by the SBT Sellers’ Representative.

(b)         Each SBT Security Holder hereby irrevocably appoints the SBT Sellers’ Representative as its true and lawful attorney in fact and agent with full authority to act on such SBT Security Holder’s behalf and in such SBT Security Holder’s name or otherwise to do all acts and to execute and deliver such instruments, deeds, certificates or other documents as are required by law or as may, in the judgment of the SBT Sellers’ Representative, at his sole discretion, be necessary or appropriate to give effect to any matter set forth in or contemplated by this Agreement or any Ancillary Agreement, as fully to all intents and purposes as such SBT Security Holder might or could do in person, including to: (a) execute and deliver each of the Ancillary Agreements (other than this Agreement); (b) execute and deliver, from time to time, such amendments to the Ancillary Agreements, including for greater certainty this Agreement, as the SBT Sellers’ Representative deems necessary or desirable; (c) execute and deliver any and all instruments of transfer including share transfer deeds and endorsements; (d) execute any consents, letters or other documents on behalf of any SBT Optionee for any purpose of this Agreement; (e) give, from time to time, such waivers in relation to this Agreement or any Ancillary Agreement or the matters contemplated herein as the SBT Sellers’ Representative deems necessary or desirable; (f) deliver and receive any opinion, certificate or other document provided pursuant to, or in connection with, this Agreement or any Ancillary Agreement and agree to waive the requirement for any such opinion, certificate or other document or modify the terms thereof to such extent and in such manner as the SBT Sellers’ Representative deems necessary or desirable; (g) deliver any notice required to be delivered by any SBT Security Holder under, or in connection with, this Agreement or any Ancillary Agreement and receive any notices required to be delivered to any SBT Security Holder under, or in connection with, this Agreement or any Ancillary Agreement; (h) authorize any payment to be made under, or in connection with, this Agreement or any Ancillary Agreement; (i) take any and all action on behalf of any SBT Security Holder from time to time as the SBT Sellers’ Representative may deem necessary or desirable to resolve and/or settle any claims under, or in connection with, this Agreement or any Ancillary Agreement, including consenting to, pursuing, defending, compromising or settling any claim, conducting negotiations with DEAC, New DK or DK or any other person regarding any such claim and engaging counsel, accountants or other agents in connection with any of the foregoing and making any payments in relation thereto; (h) instruct any agent (including the Escrow Agent and the Paying Agent to transfer such funds as are available for distribution to the a at such time, in an amount determined in good faith by the SBT Sellers’ Representative, for purposes of performing the SBT Sellers’ Representative duties and obligations under this Section 9.12(b); (i) enter into the Paying Agent Agreement and the Escrow Agreement on behalf of the SBT Security Holders as their representative; (j) make use of the funds in the Adjustment and Expense Fund as may otherwise be required or deemed desirable by the SBT Sellers’ Representative for purposes of performing the SBT Sellers’ Representative duties and obligations pursuant to this Agreement and any Ancillary Agreement; (k) take any action, conduct any proceedings and settle any matter on behalf of the SBT Sellers’ in respect of the SBT Earnout Shares, Esrow Earnout Agreement and the Trust Agreement and instruct the Escrow Earnout Agent and Trustee as the SBT Sellers’ Representative deemas appropriate; and (l) act on behalf of the SBT Sellers pursuant to the Stockholders Agreement including to appoint any member of the board of directors of New DK.

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(c)         All notices, counter notices or other communications required to be made or delivered by New DK, DEAC or DK to the SBT Security Holders shall be made to the SBT Sellers’ Representative for the benefit of SBT Sellers, and any notices so made shall discharge in full all notice requirements of New DK or DK to the SBT Security Holders with respect thereto. All notices or other communications required to be made or delivered by the SBT Security Holders to New DK and/or DK shall be made by the SBT Sellers’ Representative on behalf of the SBT Security Holders and any notices so made shall discharge in full all notice requirements of the SBT Security Holders to New DK and/or DK with respect thereto.

(d)         Other than as expressly set forth in this Agreement, the SBT Sellers’ Representative (in his capacity as such) shall not be liable towards the SBT Security Holders or any other person, for any obligation, liability, breach, inaccuracy of any SBT Seller Representation or other liabilities of any of the SBT Security Holders under this Agreement or any Ancillary Agreement.

(e)         Each SBT Security Holder shall severally and not jointly indemnify and hold harmless the SBT Sellers’ Representative and its successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, “SBT Seller Representative Indemnitees”) against all Losses and liabilities incurred or sustained by a SBT Seller Representative Indemnitee in connection with any action, claim or proceeding to which such SBT Seller Representative Indemnitee is made a party by reason of any act or omission in connection with its role as the SBT Sellers’ Representative, except in the event of fraud or willful misconduct by the SBT Sellers’ Representative or such SBT Seller Representative Indemnitee. The SBT Sellers’ Representative may reimburse himself for any amount incurred by or otherwise owing to the SBT Sellers’ Representative under the terms of any Ancillary Agreement (whether for fees, expenses, indemnification claims or otherwise) from the Adjustment and Expense Fund against proper invoices or receipts; provided, that if the Expense Fund Amount is depleted, the SBT Sellers’ Representative may reimburse himself from any portion of the Escrow Amount that has been distributed to the Paying Agent for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options following the Closing. In the event that the SBT Sellers’ Representative determines that any expense or payment is appropriate or desirable in connection with the exercise of its duties as SBT Sellers’ Representative or otherwise in connection with the protection of the rights of the SBT Security Holders, and if such amount is not available from the Adjustment and Expense Fund, then each SBT Seller and holder of Cashed-Out SBT Options shall, in accordance with instructions provided by the SBT Sellers’ Representative, provide its pro-rata portion of such payment or expense (determined by such SBT Security Holder’s Cash Transaction Percentage).

(f)         Each SBT Security Holder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), it or he may or will have against the SBT Sellers’ Representative and any SBT Seller Representative Indemnitee in relation to the performance (or non-performance) of any of the rights and duties of the SBT Sellers’ Representative pursuant to this Agreement (including in respect of any Losses or liabilities that such SBT Security Holder may incur pursuant to any action or default of the SBT Sellers’ Representative or any SBT Seller Representative Indemnitee), except in the case of fraud or willful misconduct by the SBT Seller’s Representative.

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Section 9.13         Trust Account Waiver. Each of DK, SBT and the SBT Sellers acknowledges and agrees that (i) DEAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving DK and SBT and one or more businesses or assets and (ii) DEAC’s sole assets consist of the cash proceeds of DEAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of DEAC’s public stockholders until the Closing. For and in consideration of DEAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of DK, SBT and the SBT Sellers, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against DEAC arising under this Agreement (it being clarified that such waiver shall not apply following the Closing to the Trust Account funds that are released from the Trust Account to DEAC or New DK pursuant to Section 8.6).

Section 9.14         Certain Third Party Balances. The SBT Sellers and SBT shall take all actions necessary (if any) to procure that all remaining balances of SBT of any of its Subsidiaries owed to or by a party set forth on Section 9.14 of the SBT Disclosure Letter have been repaid in full or settled without penalty and that all contracts, transactions, arrangements or liabilities with such party have been terminated, in each case no later than the Closing Date. For the avoidance of doubt, in no event shall New DK or DK or any of their Affiliates assume or incur any liability or obligation with respect to such party’s transactions or arrangements in connection with or as a result of the Transactions.

Section 9.15         Certain DEAC Actions.

(a)         Cancellation of DEAC Founder Shares. DEAC shall take all actions necessary to cause the cancellation of (i) 270,000 of the DEAC Shares held by the DEAC Founders (provided, that if DEAC and DK shall mutually agree in writing, 120,000 of such DEAC Shares shall not be cancelled and shall be used in connection with the Equity Offering) and (ii) the number of DEAC Shares held by the DEAC Founders set forth in clause (ii) of Section 9.15 below, in each case pro rata to each Founder’s ownership percentage of the aggregate number of DEAC Shares held by the DEAC Founders, effective as of immediately prior to the Closing.

(b)         DEAC Warrants. At the Closing, (i) the DEAC Founders shall transfer 1,141,801 of the DEAC Warrants held by them, to the DK Stockholders, pro rata in respect of the number of shares of New DK Class A Common Stock (received as DK Merger Consideration) held by them as of immediately following the Closing; and (ii) the value of 358,199 DEAC Warrants (agreed as between the Parties to be US$ 2.00 per warrant, or US$ 716,398.00 in the aggregate) shall be added to the valuation based on which the SBT Share Exchange Ratio is calculated (the “SBT Warrants Value”). To the extent that as of immediately following the Closing, the DEAC Founders hold more than 1,858,199 DEAC Warrants, any such DEAC Warrants in excess of such number shall be forfeited and cancelled.

(c)         PIPE Conversion. DEAC hereby agrees to execute and deliver a joinder to each Subordinated Convertible Promissory Note, dated as of December 16, 2019 or December 17, 2019 (collectively, the “Promissory Notes”), executed and delivered by DK to the holders thereof, which joinder shall obligate DEAC to issue DEAC Shares to the holder(s) of each Promissory Note in accordance with the terms thereof as of immediately prior to the Closing, contingent upon the occurrence of the Closing. Immediately prior to the Closing, DK shall be deemed to have issued a number of DK Shares to satisfy the payment of all unpaid and outstanding interest associated with such Promissory Notes, and such DK Shares shall be converted at the DK Merger Effective Time as set forth in Section 2.1(c). Proceeds generated from the Promissory Notes shall not be included in determining whether the condition set forth in Section 11.1(i) has been satisifed unless expressly agreed to in writing by DK.

(d)         DEAC Share Redemption. At the Closing, DEAC shall use its best efforts to cause the Trustee to pay as and when due all amounts payable to stockholders of DEAC holding shares of the Class A Common Stock sold in DEAC’s initial public offering who shall have validly elected to redeem their shares of Class A Common Stock (and who have not rescinded such election) pursuant to DEAC’s Organizational Documents and shall use its best efforts to cause the Trustee to pay, as and when due, the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement

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Section 9.16         DK Stockholder Consent.

(a)         DK shall obtain promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, the written consent of the DK Stockholders holding at least the minimum number of DK Shares required to approve the Transactions pursuant to the DGCL and DK’s certificate of incorporation and bylaws, pursuant to which such DK Stockholders shall approve and adopt this Agreement and the Transactions (the “DK Stockholder Consent”). The DK Stockholder Consent shall be irrevocable with respect to all DK Shares owned beneficially or of record by the consenting DK Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b)         Within five (5) Business Days after the date on which DK obtains the DK Stockholder Consent, the Company shall prepare and mail a notice (the “DK Stockholder Notice”) to every DK Stockholder that did not execute the DK Stockholder Consent. The DK Stockholder Notice shall (i) be a statement to the effect that the DK Board unanimously determined that the Transactions are advisable in accordance with the DGCL and in the best interests of the DK Stockholders and unanimously approved and adopted this Agreement and the Transactions, (ii) provide the DK Stockholders to whom it is sent with notice of the actions taken in the DK Stockholder Consent, including the approval and adoption of this Agreement and the Transactions in accordance with the DGCL and the Organizational Documents of DK and (iii) notify such DK Stockholders of their dissent and appraisal rights pursuant to the DGCL. The DK Stockholder Notice will include therewith a copy of Section 262 of the DGCL, and shall be sufficient in form and substance to start the twenty (20) day period during which a DK Stockholder must demand appraisal of such DK Stockholder’s DK Common Stock as contemplated by the DGCL.

(c)         In the event that the number of Dissenting Shares, if any, is reasonably expected to exceed more than five percent (5%) of the outstanding DK Shares as of immediately prior to the DK Merger Effective Time, the Parties hereby agree to discuss in good faith whether such Dissenting Shares would reasonably be expected to result in: (i) a material dilution in the expected post-Closing ownership levels in New DK of DEAC stockholders and the SBT Security Holders, or (ii) in the cash position of New DK and its Subsidiaries. In the event the Parties mutually agree that there would be such a material dilution or material reduction in such cash position, the Parties shall negotiate in good faith an appropriate remedy to the Losses suffered by the DEAC stockholders and the SBT Security Holders as a result of such dilution or cash reduction.

Section 9.17         Closing Conditions. From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to use its reasonable best efforts to take such actions as are reasonably necessary to expeditiously satisfy the closing conditions set forth in Article XI. Without limiting the foregoing, each Party hereby covenants and agrees to use its reasonable best efforts to work together to effectuate the transactions contemplated by this Agreement as soon as practicable and shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions. Notwithstanding the foregoing, this Section 9.17, shall not (a) require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person to obtain any consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (other than nominal filing, attorneys or application fees), (b) require any Party to waive any of the conditions set forth in Article XI or (c) limit any Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 12.1.

Section 9.18         Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, DK and SBT shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the Equity Offering as may be reasonably requested by DEAC, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the Equity Offering, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Equity Offering (which shall not include pro forma financial information), (iii) providing financial statements and such other financial information regarding DK and/or SBT as applicable, that is readily available or within its possession and as is reasonably requested in connection with the Equity Offering, (iv) taking or appointing a representative of DEAC to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by DEAC to permit the consummation of the Equity Offering and the issuance of shares of New DK Class A Common Stock immediately following the Closing, (v) reasonably assisting DEAC to satisfy the conditions set forth in any document executed in connection with the Equity Offer and (vi) otherwise reasonably cooperating in DEAC’s efforts to consummate the Equity Offering. For the avoidance of doubt, DEAC shall not consummate an Equity Offering for gross proceeds in excess of US$ 304,713,520 (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements without the prior written consent of DK and the SBT Sellers’ Representative, and any such excess proceeds shall be raised on substantially the same terms as those applicable to the Equity Offering as of the date of this Agreement.

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Section 9.19         Release.

(a)         Subject to the last sentence of this Section 9.19(a) effective upon the Closing, each SBT Seller, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge each of SBT and its past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers and their Affiliates who are not SBT and its Subsidiaries), divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to such SBT Seller as an equityholder (whether directly or indirectly) of SBT of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such SBT Seller and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from SBT; provided, that this Section 9.19(a) shall not affect the rights of SBT’s directors and officers to the extent they are entitled to indemnification under the Organizational Documents of SBT or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 9.19(a), nothing in this Section 9.19(a) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or another Ancillary Agreement or any agreement entered into in connection herewith and without derogating from the generality of the above, nothing herein shall derogate from the provisions of Section 9.11 (Certain SBT Receivables) or from any contract or balance not cancelled by this Agreement and owed to any of the persons mentioned above.

(b)         Subject to the last sentence of this Section 9.19(b) effective upon the Closing, each of SBT and its Subsidiaries, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers and their Affiliates which are not SBT and its Subsidiaries), divisions, related companies, successors, joint ventures and assigns hereby release and discharge each of the SBT Sellers and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures (other than SBT and its Subsidiaries), and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to SBT or its Subsidiaries, as to facts, conditions, transactions, events or circumstances prior to the Closing, and SBT and its Subsidiaries and their past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers), divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from the SBT Sellers or the other persons released under this Section 9.19(b). Notwithstanding anything to the contrary in this Section 9.19(b), nothing in this Section 9.19(b) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement (including, for the avoidance of doubt, Article X), any Ancillary Agreement or any other agreement entered into in connection herewith.]

Section 9.20         Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

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Article X
INDEMNIFICATION

Section 10.1         Survival.

(a)         Each representation, warranty, covenant and other obligation contained in this Agreement shall survive the Closing until the applicable survival date specified in this Section 10.1(a), whereupon it shall terminate and no claim may be made in respect of it following such applicable survival date; provided that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.

(i)         The survival date applicable to the DK Fundamental Representations, the SBT Fundamental Representations, the SBT Sellers Fundamental Representations and the representations and warranties contained in Section 7.14(a), shall be the date of expiration of the applicable statute of limitations.

(ii)         The survival date applicable to representations and warranties contained in Section 4.13 (Taxes) and Section 6.11 (Taxes) and any claims for Losses in connection with Seller Taxes shall be the date that is three months following the expiration of the statute of limitations otherwise applicable to claims for tax payments or breach of the Laws governing the liabilities, actions and other matters referred to in such representations and warranties, giving effect to any waivers, tolling or extensions thereof.

(iii)        The survival date applicable to representations and warranties contained in Section 4.6 (Licenses and Compliance) and Section 4.14 (Intellectual Property) shall be the four (4) year anniversary of the Closing Date.

(iv)        Except as provided in Section 10.1(a)(i) and Section 10.1(a)(ii), the survival date applicable to (A) all SBT Non-Fundamental Representations and SBT Sellers Non-Fundamental Representations, and (B) the DK Non-Fundamental Representations, shall be the two (2)-year anniversary of the Closing Date, other than the representations and warranties set forth in Section 4.25 (No Other Representations or Warranties), Section 5.7 (No Other Representations or Warranties) and Section 6.19 (No Other Representations or Warranties), which shall survive the Closing indefinitely.

(v)        Except for the representations and warranties contained in Section 7.14(a), the representations and warranties of DEAC contained in Article VII shall not survive the Closing.

(vi)       The survival date applicable to the covenants and agreements contained in this Agreement shall be (i) with respect to covenants and agreements that require performance in full prior to the Closing (other than the covenants contained in Section 8.2), the Closing Date (following which date no claim can be made in respect of a failure to perform such covenants), (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith and (iii) with respect to the covenants contained in Section 8.2, the date that is one (1) year following the Closing Date.

(vii)      The provisions contained in this Article X and in Article XIII, shall survive the Closing indefinitely.

(b)        No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in Section 10.1(a), which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof. No provision of this Article X shall apply to or limit any claim that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article IV, V, VI or VII of this Agreement, which may be brought at any time until lapse of the applicable statute of limitations provided by Delaware Law.

Section 10.2         Indemnification by the SBT Sellers.

(a)         Following the Closing until the applicable survival dates provided in Section 10.1(a), each SBT Seller shall subject to Section 3.6 and all other limitations set out in this Article X, severally and not jointly, indemnify, defend, hold harmless and reimburse New DK and its Subsidiaries and their respective successors and permitted assigns, in their capacity as such (collectively, the “New DK Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any New DK Indemnified Party in connection with or arising out of:

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(i)         the breach by such SBT Seller of any SBT Sellers Representation made by such SBT Seller; it being understood that for purposes of this Section 10.2(a) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such SBT Sellers Representation shall be disregarded for purposes of determining the quantity of such Losses;

(ii)         the breach by such SBT Seller of any covenant or obligation of such SBT Seller contained in this Agreement.

(b)        Following the Closing until the applicable survival dates provided in Section 10.1(a), each SBT Security Holder shall subject to Section 3.6(c) and all other limitations set out in this Article X, indemnify, defend, hold harmless and reimburse, not jointly but only severally in proportion to such SBT Security Holder’s Cash Transaction Percentage (if any) (or based on another proportion if explicitly stated otherwise herein), each New DK Indemnified Party for, from and against all Losses imposed on or incurred or suffered by any New DK Indemnified Party in connection with or arising out of:

(i)         the breach by SBT of any SBT Representation, it being understood that for purposes of this Section 10.2(b) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such representation or warranty (other than the representations and warranties set forth in Section 4.4(a) and Section 4.4(b) (SBT Audited Financial Statements), Section 4.4(c) (SBT Unaudited Financial Statements) or Section 4.7 (Absence of Certain Changes or Events)) shall be disregarded for purposes of determining the quantity of such Losses, and provided further that with respect to an indemnity relating

(ii)        to a breach of the representation in Section 4.13(y) notwithstanding anything to the contrary herein, in no event shall any SBT Security Holder be required to indemnify for Losses arising as a result of the failure to withhold with respect to any amounts paid, shares or securities issued or any assets delivered to a person other than that particular SBT Security Holder;

(iii)       the breach of any covenant or obligation of SBT contained in this Agreement;

(iv)       any claim, cause of action, right or remedy, or any Action, asserted at any time by any actual or alleged SBT Security Holder relating to the allocation or entitlement to a portion of the consideration paid or to be paid in connection with the Transactions to the SBT Security Holders pursuant to this Agreement, including any assertion of contractual, employment or other rights to receive such consideration and any assertion of rights to own or acquire any such consideration, in each case, in excess of the amount or number of securities allocable to such SBT Security Holder pursuant to this agreement and any Ancillary Agreement; or

(v)        any Seller Taxes.

(c)        Other than with respect to an intentional or willful misrepresentation of material facts that constitutes common law fraud, the SBT Security Holders shall not have any liability pursuant to this Article X in respect of any Losses of the type described in Section 10.2(a) or Section 10.2(b) or Section 10.2(b)(iv) (and with respect to Section 10.2(c)(iv), in respect of any and all Losses pursuant to this Agreement of any type):

(i)         (A) to the extent that the aggregate amount of such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) exceeds $70,000,000 (the “Cap”) (and each SBT Seller or holder of SBT Cashed-Out Options shall not be liable beyond his Cash Transaction Percentage in such amount, if any), and (B) to the extent that the aggregate amount of such Losses with respect to a breach of any SBT Sellers Fundamental Representations and/or SBT Fundamental Representations and/or with respect to Seller Taxes exceeds the value of the SBT Consideration at the Closing;

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(ii)         unless and until the aggregate amount of such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) exceeds $ 5,000,000 (the “Basket Amount”), in which event the SBT Security Holders shall be severally liable for all such Losses, including the Basket Amount;

(iii)        if such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) are less than $ 275,000 in the aggregate (the “Per Claim Amount”), nor shall any Losses excluded pursuant to this clause (iii) be taken into account for purposes of determining whether the Basket Amount has been exceeded in respect of claims made by New DK Indemnified Parties; or

(iv)       to the extent that the aggregate amount of any and all Losses pursuant to this Agreement, including in connection with SBT Fundamental Representations and the SBT Sellers Fundamental Representations and any Seller Taxes, exceeds the value of the SBT Consideration at the Closing it being clarified that the liability of each SBT Security Holder with respect to all Losses under this Agreement shall in no event exceed his or its portion actually received by him or it in such value of the SBT Consideration (it being clarified for the avoidance of doubt that receipt of New DK Options pursuant to the Rolled-Over SBT Options, shall not be regarded as receipt of SBT Consideration for this purpose).

Section 10.3         Indemnification by New DK.

(a)         Following the Closing until the applicable survival dates provided in Section 10.1(a), New DK shall indemnify, defend, hold harmless and reimburse the SBT Sellers and any SBT Optionee that actually exercised its New DK Option at the Closing (“SBT Indemnified Security Holders”) for, from and against all Losses imposed on, incurred or suffered in connection with or arising out of:

(i)         the breach by DK of any DK Representation, it being understood that for purposes of this Section 10.3(a) any qualifications relating to materiality (such as the terms “material”) or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining the quantity of such Losses;

(ii)        the breach of the representations and warranties of DEAC contained in Section 7.14(a); or

(iii)       the breach of any covenant or obligation of DK, DEAC or New DK contained in this Agreement.

(b)        Other than with respect to an intentional or willful misrepresentation of material facts that constitutes common law fraud, New DK shall not have any liability pursuant to this Article X in respect of any Losses of the type described in Section 10.3(a):

(i)         to the extent that the aggregate amount of such Losses (other than in connection with the DK Fundamental Representations) exceeds the Cap;

(ii)        unless and until the aggregate amount of such Losses (other than in connection with the DK Fundamental Representations) exceeds the Basket Amount, in which event New DK shall be liable for all such Losses, including the Basket Amount;

(iii)       other than in connection with the DK Fundamental Representations, that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (iii) be taken into account for purposes of determining whether the Basket Amount or the Cap has been exceeded in respect of claims made by the SBT Sellers Indemnified Parties; or

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(iv)         to the extent that the aggregate amount of such Losses in connection with the DK Fundamental Representations exceeds the value of the SBT Consideration.

(c)         Any amount paid in respect of indemnity claims to the then SBT Indemnified Security Holders or their successor and assigns, shall be paid to the Paying Agent and distributed among them on a pro-rata basis among the SBT Indemnified Security Holders, based on the number of shares of New DK Class A Common Stock actually issued to each such SBT Indemnified Security Holder, divided by the aggregate number of shares of New DK Class A Common Stock issued to all of them.

Section 10.4         Claim Procedures.

(a)         In order for a New DK Indemnified Party or a SBT Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 10.2 or Section 10.3, the Indemnified Party must promptly, but (i) with respect to SBT Non-Fundamental Representations, SBT Sellers Non-Fundamental Representations and DK Non-Fundamental Representations, as applicable, in no event later than the date that is two (2) years following the Closing Date and (ii) with respect to SBT Fundamental Representations, SBT Sellers Fundamental Representations and DK Fundamental Representations, in no event later than the date of expiration of the applicable statute of limitations, provide written notice to the SBT Sellers’ Representative (for claims made by New DK Indemnified Parties) or to New DK (for claims made by SBT Sellers Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 10.2 or Section 10.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith (subject to the limitations in this Agreement), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim (as defined below) to be made so as to preserve any applicable attorney-client or work product privileges.

(b)         In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (other than with respect to Taxes, which in the event of Sellers Taxes or claims relating to Taxes against the applicable SBT Security Holders, shall be controlled in accordance with the provisions of Section 13.5) (a “Third Party Claim”):

(i)         The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(ii)        During the period ending on the earlier of the 30th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of his or its election to assume and control the defense of the Third Party Claim, unless (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (ii) the Third Party Claim arises in connection with any criminal matter, (iii) the Losses sought in connection with such Third Party Claim(s) are reasonably likely to exceed the Cap, or (iv) there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.

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A.         In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article X (subject to the limitations herein) for, from and against the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid in accordance with Section 10.4(b)(iv)A; provided, further, that, if (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to pursue a Third Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of this Section 10.4(b)(ii)A, the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Party arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates which are not indemnifiable hereunder; or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

B.         If the Indemnifying Party (i) does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated (subject to Section 10.7 (Minimizing and Mitigating Losses)) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 10.4(b)(ii)A; provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

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(iii)       The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv)       All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

A.         Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 10.4(b)(ii)A, (2) under the circumstances described in the proviso to the second sentence of such Section, (3) under the circumstances described in Section 10.4(b)(ii)B or (4) in compliance with Section 10.4(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article X in respect of the Third Party Claim.

B.         Third Party Claim Expenses not addressed by Section 10.4(b)(iv)A shall be paid by the Person by which they were incurred.

Section 10.5         Loss and Recoveries.

(a)         No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third Party Claim, (i)  no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article X in respect of, and Losses shall not include, any punitive, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, consequential losses or any other indirect damages that were not reasonably foreseeable as of the date of this Agreement.

(b)         Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted. The Indemnified Party shall, use reasonable best efforts (including through litigation) to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder). In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article X, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)         Purchase Price Adjustment and Financial Statements. No New DK Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses (and such Losses shall not be counted against the Basket Amount or the Cap) to the extent such Losses are included in the calculation of the Estimated SBT Working Capital, Actual SBT Working Capital, Estimated SBT Net Debt or Actual SBT Net Debt pursuant to Section 3.5 or included in and are reasonably apparent from the SBT Audited Financial Statements or the SBT Unaudited Financial Statements).

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(d)         Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss indemnifiable pursuant to this Agreement.

(e)         No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 10.2 or 10.3, as the case may be).

(f)         No Circular Recovery. The SBT Sellers (including any officer or director of any SBT Seller that is an entity) shall not have any right of contribution, indemnification or right of advancement from SBT or DK with respect to any Loss claimed by a New DK Indemnified Party. The SBT Sellers and the SBT Sellers’ Representative shall not make any claim for monetary damages or indemnification against either DK or SBT or any of their respective Subsidiaries with respect to any claim properly brought by a New DK Indemnified Party under this Article X or otherwise relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, other than a claim pursuant to Section 10.3. New DK, DK and SBT and any of their Subsidiaries shall not have a claim against the SBT Sellers in case of any claims against any of them in connection with the Proxy Statement/Prospectus or the Registration Statement, other than a claim pursuant to Section 10.2.

(g)         Effect of Waiver of Condition. No Party’s right to indemnification pursuant to this Article X shall be adversely affected by its waiver of a condition to the Closing set forth in Article XI unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses in connection with or arising out of the facts and circumstances that are the subject of the waiver.

(h)         Opportunity to Remedy Breaches. If a breach or misrepresentation of any representation or a breach of any covenant or undertaking set out in this Agreement is capable of remedy, the Indemnified Party shall only be entitled to be indemnified (subject to all other limitations on liability set out in this Agreement), if the Indemnified Party gives the Indemnifying Party a written notice of such breach or misrepresentation and such breach or misrepresentation is not fully remedied within thirty (30) days after the date on which such notice is served on the Indemnifying Party, if capable of being remedied.

(i)         Several Liability. All liabilities of the SBT Security Holders pursuant to this Agreement are several and not joint and several.

(j)         Post Completion Taxes. Notwithstanding anything herein to the contrary, the Indemnified Party shall not be entitled to be indemnified for any Losses arising out of the breach of any of the representations and warranties in Section 4.13 relating to any Tax period or part of a Tax period starting on or after the Closing, other than (i) in respect of the representations and warranties in Sections 4.13(g), (i) and (n) (for which a claim for indemnity may be made until one (1) year following the Closing Date) and (ii) in respect of the representations and warranties in Sections 4.13(t) and (o) (for which a claim for indemnity may be made until three (3) years following the Closing Date).

(k)         No Tax Liability for Post-Closing Arrangements. Notwithstanding anything to the contrary set out in this Agreement, the SBT Security Holders shall not be liable pursuant to this Agreement for any Tax, including any Seller Taxes or any Taxes in respect of the Pre-Closing Tax Period (but excluding, subject to any other limitations in this Agreement, any Tax: (i) on ordinary course income, (ii) that results from any transfer pricing Law, (iii) that is or results from the imposition of any withholding Tax, (iv) that is a VAT, (v) that results from reclassification of expenses, employees or an item of income from one type to another type of income or (vi) that is the result of any item of deduction being disallowed for purposes of calculating any Tax liability) if the liability in respect of such Tax has been triggered, initiated or arisen as a result of or in connection with any transaction (or any other form of realization for Tax purposes) or arrangement taking place following the Closing, including any re-domiciliation, restructuring, share or asset sale, transfer or assignment (including the transfer of intellectual property or other rights) or employee transfer or assignment, initiated following the Closing by any of New DK, DK, SBT, or any of their respective Subsidiaries at the relevant time. For the avoidance of doubt, this Section 10.5(k) shall not create or increase any indemnification obligation of the SBT Security Holders.

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Section 10.6         Payments.

(a)         The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice. The Parties shall instruct the Escrow Agent to release from the Escrow Account any amounts payable from the Escrow Account in respect of such Loss promptly following the Final Determination of the claims set forth in the related Claim Notice.

(b)         Any indemnification payment pursuant to Section 10.2 shall be effected pursuant to the instructions set forth in the Escrow Agreement and Section 3.6 and in no other manner, and any indemnification payment pursuant to Section 10.3 shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnified Party within ten (10) Business Days after the determination thereof.

(c)         In the event that any Loss is incurred or suffered by an Indemnified Party in a currency other than U.S. Dollars, and the Indemnified Party elects for such claim to indemnification to be paid in U.S. Dollars, such foreign currency Loss shall be converted into U.S. Dollars based on the European Union central bank rate in such other country for the conversion of such currency into U.S. Dollars in effect as of the date of Final Determination of the applicable claim.

(d)         All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2 or Section 10.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes to the extent permitted under applicable Law.

Section 10.7         Minimizing and Mitigating Losses. Each Indemnified Party shall take all reasonable actions to mitigate any indemnifiable Loss (including by taking any reasonable actions requested by the Indemnifying Party), and if the Indemnified Party fails to do so, the Indemnified Party shall not be entitled to be indemnified, defended, held harmless or reimbursed for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.

Section 10.8         Exclusive Remedies and No Rights Against Nonparties.

(a)         Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article X, (ii) claims that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article IV, Article V, VI or Article VII, (iii) claims for specific enforcement or injunction pursuant to Section 14.8 and (iv) claims pursuant to the terms of any Ancillary Agreement. Following the Closing, the claims and remedies specified in clauses (i) through (iv) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.

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(b)         In addition to Section 10.8(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any Ancillary Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and, except with respect to claims of, or causes of action arising from, fraud, no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any Ancillary Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party or another person or otherwise. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 10.8(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 10.8(b) and Section 9.20 (Further Assurances) in connection herewith.

Article XI
CONDITIONS PRECEDENT

Section 11.1         Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver in writing by DK, DEAC and, on behalf of SBT and the SBT Sellers, the SBT Sellers’ Representative (at each such Party’s sole discretion) on or prior to the Closing Date of the following conditions:

(a)         DEAC Stockholder Approval. The DEAC Stockholder Approvals shall have been obtained.

(b)         Antitrust. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) any waiting period or approval or authorization required to be obtained from any Governmental Authority under any other applicable Competition Law for the consummation of the Transactions as set forth on Section 11.1(b) of the SBT Disclosure Letter shall have been expired or been obtained, as applicable.

(c)         Gaming Regulatory Conditions. The approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities as set forth on Section 11.1(c) of the DK Disclosure Letter and Section 11.1(c) of the SBT Disclosure Letter shall have been made, obtained or given and shall be in full force and effect, as applicable.

(d)         No Material Adverse Regulatory Event. There shall not have occurred and be continuing any event or circumstance involving any Gaming Regulatory Authority relating to this Agreement or the Transactions (including any statement or notice by or from a Gaming Regulatory Authority), that has had or is reasonably likely to have (i) a material adverse impact on the eligibility of any of DK and its Subsidiaries, or New DK and its Subsidiaries, to continue to operate under their operating licenses or registrations in any material respect, (ii) an adverse impact in any material respect on any pending material applications of DK and its Subsidiaries, or New DK and its Subsidiaries, filed with a Gaming Regulatory Authority or (iii) otherwise impair the ability of New DK or any of its Subsidiaries to operate the DK Business and the SBT Business in any material respect following the Closing.

(e)         No Injunctions or Restraints. (i) No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions and (ii) no Governmental Authority shall have issued an order or injunction or taken any other action enjoining or otherwise prohibiting the consummation of the Transactions which remains pending (collectively, “Restraints”).

(f)         Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)         Listing. The shares of New DK Class A Common Stock to be issued as SBT Share Consideration and DK Merger Consideration shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

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(h)         Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by each party thereto.

(i)         Minimum Proceeds. At the Closing, DEAC shall have a minimum of $400 million in cash comprising (i) cash held in the Trust Account after giving effect to the DEAC Share Redemption and (ii) proceeds from the Equity Offering; provided that DK and SBT (acting jointly) shall be entitled to waive in writing the condition set forth in this Section 11.1(i).

Section 11.2         Conditions to Obligations of DK. The obligation of DK to effect the Transactions is further subject to the satisfaction or waiver in writing by the DK (at its sole discretion) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.

(i)          Each of (i) the SBT Fundamental Representations and the SBT Sellers Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies, and (ii) the SBT Non-Fundamental Representations and the SBT Sellers Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or SBT Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a SBT Material Adverse Effect.

(ii)         Each of (i) the DEAC Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) the DEAC Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DEAC Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.

(b)         Performance of Obligations. Each of SBT, the SBT Sellers and DEAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(c), Section 3.2(d) and Section 9.14.

(c)         Closing Certificates. DK shall have received (i) a certificate signed on behalf of SBT by an executive officer of SBT as to the satisfaction of the conditions applicable to SBT set forth in Section 11.2(a), Section 11.2(b); (ii) a certificate signed on behalf of SBT by the SBT Sellers Representative as to the satisfaction of the conditions applicable to the SBT Sellers set forth in Section 11.2(a) and Section 11.2(b); and (iii) a certificate signed on behalf of DEAC by an executive officer of DEAC as to the satisfaction of the conditions applicable to DEAC set forth in Section 11.2(a)(i), and Section 11.2(b), in each case dated as of the Closing Date.

(d)         No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect, or DEAC Material Adverse Effect.

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Section 11.3         Conditions to Obligations of SBT and the SBT Sellers. The obligations of SBT and the SBT Sellers to effect the Transactions is further subject to the satisfaction or waiver in writing by the Sellers’ Representative (at his sole discretion) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.

(i)          Each of (i) the DK Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies, (ii) the representations and warranties contained in Section 6.7(c)(i) through (xii) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and (iii) the DK Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DK Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

(ii)         Each of (i) the DEAC Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) all other DEAC Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DEAC Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.

(b)         Performance of Obligations of DK and DEAC. Each of DK and DEAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(d).

(c)         Closing Certificates. The SBT Sellers Representative shall have received: (i) a certificate signed on behalf of DK by an executive officer of DK as to the satisfaction of the conditions applicable to DK set forth in Section 11.3(a) and Section 11.3(b); and (ii) a certificate signed on behalf of DEAC by an executive officer of DEAC as to the satisfaction of the conditions applicable to DEAC set forth in Section 11.3(a)(i)and Section 11.3(b), in each case dated as of the Closing Date.

(d)         No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or a DEAC Material Adverse Effect.

(e)         104H Tax Ruling. The 104H Tax Ruling shall have been obtained from the ITA in form and substance reasonably acceptable to the SBT Sellers’ Representative and its Israeli legal counsel and based on the application made to the ITA in this regard.

(f)         Option Tax Ruling. The Option Tax Ruling or the Interim Option Ruling shall have been obtained from the ITA in substantially the form requested in the application for such ruling.

(g)         DK Stockholder Consent. The DK Stockholder Consent shall have been delivered to the SBT Sellers’ Representative.

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Section 11.4         Conditions to Obligations of DEAC. The obligations of DEAC to effect the Transactions is further subject to the satisfaction or waiver in writing by DEAC (at its sole discretion) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.

(i)          Each of (i) the DK Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. (ii) the representations and warranties contained in Section 6.7(c)(i) through (xii) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and (iii) all other DK Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DK Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

(ii)         Each of (i) the SBT Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) the SBT Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or SBT Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect.

(b)         Performance of Obligations of DK and SBT. Each of DK and SBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(c) and Section 3.2(d).

(c)         Closing Certificates. DEAC shall have received: (i) a certificate signed on behalf of DK by an executive officer of DK as to the satisfaction of the conditions applicable to DK set forth in Section 11.4(a) and Section 11.4(b); and (ii) a certificate signed on behalf of SBT by an executive officer of SBT as to the satisfaction of the conditions applicable to SBT set forth in Section 11.4(a)(i) and Section 11.4(b), in each case dated as of the Closing Date.

(d)         No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or an SBT Material Adverse Effect.

(e)         DK Stockholder Consent. The DK Stockholder Consent shall have been delivered to DEAC.

Section 11.5         Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 11.1, Section 11.2, Section 11.3 or Section 11.3(a)Section 11.4(a), as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 9.16(c).

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Article XII
TERMINATION

Section 12.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of DK, the SBT Sellers’ Representative and DEAC;

(b)            by each of DK, the SBT Sellers’ Representative or DEAC if:

(i)             the Transactions shall not have been consummated on or before midnight New York City time on June 30, 2020 (the “Outside Date”); provided, that the Outside Date may be extended for any additional thirty one (31) days by mutual written consent of DK, the SBT Sellers’ Representative and DEAC, in which case such later date shall be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose action or failure to act has been the primary cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii)            any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any Party if such Party (and in the case of New DK, if Merger Sub) has not complied in all material respects with its obligations under Section 9.4; or

(iii)           if the DEAC Stockholder Approvals shall not have been obtained at the DEAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)            by DK if:

(i)            SBT, the SBT Sellers or DEAC shall have breached or failed to perform any of its or their representations, warranties, covenants or agreements set forth in this Agreement , which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.2(a) or Section 11.2(b) and (B) is incapable of being cured or is not cured by such Party by the earlier of (1) thirty (30) days following receipt of written notice from DK of such breach or failure to perform and (2) the Outside Date; or

(ii)           prior to the time the DEAC Stockholder Approvals are obtained, DEAC shall have made an Adverse Recommendation;

(d)           by the SBT Sellers’ Representative if:

(i)            DK or DEAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and (B) is incapable of being cured or is not cured by such Party by the earlier of (1) thirty (30) days following receipt of written notice from the SBT Sellers’ Representative of such breach or failure to perform and (2) the Outside Date; or

(ii)           prior to the time the DEAC Stockholder Approvals are obtained, DEAC shall have made an Adverse Recommendation;

(e)            by DEAC if DK, SBT or the SBT Sellers shall have breached or failed to perform any of its or their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.4(a) or Section 11.4(b) (as applicable) and (B) is incapable of being cured or is not cured by such Party by the earlier of (1) thirty (30) days following receipt of written notice from DEAC of such breach or failure to perform and (2) the Outside Date; or

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(f)            by the SBT Sellers’ Representative or DEAC if the DK Stockholder Consent shall not have been delivered to the SBT Sellers’ Representative and DEAC by the end of the day following the date of this Agreement.

Section 12.2         Termination Fees.

(a)            In the event that this Agreement is terminated pursuant to Section 12.1 (other than if circumstances giving rise to a termination right pursuant to Section 12.1(c) or Section 12.1(e) are in existence where, in each case, the primary reason for the effectiveness of such termination right was the breach or failure to perform by SBT or the SBT Sellers of any of their respective representations, warranties, covenants or agreements and the failure to cure them (if capable of being cured) within thirty (30) days after receiving written notice of such breach or failure to perform), then within two (2) Business Days of such termination, DK shall pay to SBT the SBT Termination Fee by wire transfer in immediately available funds to an account specified in writing by SBT.

(b)            DK and SBT hereby expressly acknowledge and agree that: (i) the SBT Termination Fee is payable in accordance with the terms of this Section 12.2 and regardless of any fault or breach by DK or any other Person; (ii) upon any valid termination of this Agreement where the SBT Termination Fee becomes due and payable, the payment of the SBT Termination Fee pursuant to Section 12.2(a) shall be in full and complete satisfaction of any and all monetary damages of SBT and its Affiliates, and their respective directors, officers and other Representatives that may be claimed by SBT and its Affiliates against DK, its Subsidiaries and any of its or their respective directors, officers and other Representatives, arising out of or related to this Agreement or the Transactions, including as a result of any breach of this Agreement by DK, the termination of this Agreement by DK, the failure to consummate the Transactions by DK, and any claims or actions under applicable Law arising out of such breach, termination or failure; (iii) in no event shall SBT or its Affiliates, or any of their respective directors, officers or other Representatives, be entitled to seek or obtain any recovery or judgment in excess of the SBT Termination Fee against DK, its Subsidiaries and any of its or their respective directors, officers and other Representatives; (iv) the payment required pursuant to this Section 12.2 is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate SBT in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (v) the amount of the SBT Termination Fee is fair, after taking into account the value of the Transactions and all the costs and expenses already incurred by the parties before entering into this Agreement; provided, that, notwithstanding anything to the contrary in this Section 12.2(b), payment by DK of the SBT Termination Fee pursuant to Section 12.2(a) shall not relieve DK from any liability or damage resulting from fraud or any willful and material breach of this Agreement (in which case damages may be claimed by SBT against DK beyond the SBT Termination Fee); provided, however, that such SBT Termination Fee shall be credited towards any future award of damages awarded to SBT pursuant to any claim against DK based on fraud or any willful and material breach of this Agreement.

Section 12.3         Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of the penultimate sentence of Section 9.3, Section 9.6, Section 12.2, this Section 12.3 and Article XIV, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for fraud or any willful and material breach of this Agreement.

Article XIII
TAX MATTERS

Section 13.1         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred on the Transactions (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by New DK, on the one hand, and the SBT Sellers, on the other hand (provided, that the total amount paid out-of-pocket by the SBT Sellers in respect of such Taxes shall be 50% of such Taxes). The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary).

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Section 13.2         Israeli Tax Rulings. SBT and certain SBT Sellers intend to prepare and file with the ITA an application for a ruling permitting any such SBT Seller who elects to become a party to such a Tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax, if applied, with respect to such SBT Consideration Shares (and if deemed necessary by such Electing Holder, any SBT Earnout Shares) that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such share portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the ITO (the “104H Tax Ruling”). DEAC, DK and New DK, as applicable shall reasonably cooperate with SBT, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the 104H Interim Ruling, provided that any costs associated with the application for the 104H Tax Ruling shall be paid by SBT. Each written submission or application for the 104H Tax Ruling or the Interim 104H Ruling shall be in a form approved in good faith by DK prior to submission (such approval not to be unreasonably withheld, conditioned or delayed). Upon the obtaining of the 104H Tax Ruling or the 104H Interim Ruling, as applicable, DEAC, New DK, SBT and any trustee appointed pursuant to the 104H Tax Ruling shall furnish to the ITA a customary approval letter, prepared by SBT and approved in good faith by each Person that will furnish such letter, of the terms of such ruling. Notwithstanding the provisions of Section 13.6, if the 104H Tax Ruling or the 104H Interim Ruling shall be received at least three (3) Business Days prior to the applicable withholding date, then the provisions of the 104H Tax Ruling or the 104H Interim Ruling shall apply with respect to each Electing Holder and, solely for purposes of Israeli Taxes, all applicable withholding and reporting procedures with respect to the consideration payable hereunder shall be made in accordance with the provisions of the 104H Tax Ruling or 104H Interim Ruling, as applicable, and Section 104H of the ITO.

Section 13.3         Straddle Period Allocation.

In the case of any Straddle Period, the amount of any Taxes that are not determined on a periodic basis that are in respect of a Pre-Closing Tax Period will be determined based on a closing of the books as of the end of the Closing Date (and for such purpose, and for determining liabilities for Taxes under this Agreement, the Tax period of any entity will be deemed to terminate at such time), provided, however, that any Taxes arising as a result of any non-ordinary course actions taken (or caused to be taken) by DK, DEAC or new DK on the Closing Date after the Closing shall not be allocated to a Pre-Closing Tax Period. The amount of any Taxes that are determined on a periodic basis for a Straddle Period that are in respect of a Pre-Closing Tax Period will be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 13.4        Tax Returns. Following the Closing, New DK shall cause to be prepared and filed all Tax Returns required to be filed by SBT and its Subsidiaries and shall cause to be delivered to the SBT Sellers’ Representative for review and comment a draft of any such Tax Returns that are with respect to any Pre-Closing Tax Period or Straddle Period (a “Pre-Closing Tax Return”) at least forty five (45) days prior to the applicable filing deadline (or, if the deadline is within 30 days after the Closing Date, as early as is commercially reasonable prior to the filing deadline), together with a calculation of the Taxes allocable to the Pre-Closing Tax Period pursuant to Section 13.3. New DK shall in good faith implement any reasonable comments made by the SBT Sellers’ Representative, provided such comments are made in writing as soon as reasonably practicable (and in any event within twenty (20) days of the Pre-Closing Tax Return and calculation being provided to the SBT Sellers’ Representative), provided further that such comments either (i) do not increase the amount of any Seller Taxes and do not have an adverse impact with respect to Taxes of New DK, SBT or their Subsidiaries or (ii) are required under applicable Law. Except as required under applicable Law, no Pre-Closing Tax Return shall filed, refiled or amended without the written consent of the SBT Sellers’ Representative (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that notwithstanding anything else to the contrary in this Agreement, no SBT Security Holder shall be liable for indemnification with respect any Taxes arising as a result of the filing, re-filing or amending a Pre-Closing Tax Return that is not prepared and filed in accordance with the provisions of this Section 13.4.

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Section 13.5         Tax Contests. New DK shall promptly notify the SBT Sellers’ Representative following receipt of any notice of audit or other proceeding relating to any Tax matter for which the applicable SBT Security Holders may be required to indemnify any Person pursuant to this Agreement. The SBT Sellers’ Representative shall have the right to control any such Tax audit or other proceeding for which the SBT Sellers may be required to indemnify any Person pursuant to this Agreement (any such audit, a “Seller Controlled Audit”). With respect to any Seller Controlled Audit, New DK shall have the right to participate (at its own expense) in such audit or other proceeding, and the SBT Sellers’ Representative shall not settle or compromise such Tax audit or proceeding without the prior written consent of New DK, such consent not to be unreasonably withheld, conditioned or delayed.

Section 13.6         Withholding. Notwithstanding anything to the contrary in this Agreement, but subject to Section 13.2, New DK, DK, the Paying Agent, the Escrow Agent, the 102 Trustee and any other Person acting on their behalf (each, a “Payor”) shall be entitled to withhold from any amount of consideration payable or otherwise deliverable to any SBT Seller or any other (including any portion of the Escrow Amount and any other payment therefrom) such amounts as New DK or DK reasonably determines are required to be deducted and withheld with respect to the making of any such payment under any applicable Law, the 104H Interim Ruling or the 104H Tax Ruling, if obtained, unless New DK or DK is provided with an exemption from such withholding in respect of each such payment, or, with respect to Israeli withholding tax, a withholding certificate from the ITA which determines the withholding tax rate or tax amount, to the full satisfaction of New DK and DK (and for the avoidance of doubt, with respect to Israeli Taxes, a Valid Tax Certificate is required for exemption with respect to Israeli Tax Residents) at least five (5) Business Days prior to the date of such payment). Any amount so withheld and paid over to the appropriate Tax Authority shall be deemed to have been paid over to the applicable SBT Seller or other Persons for all purposes of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, and subject to the 104H Interim Ruling and the 104H Tax Ruling, if the Paying Agent provides a Payor prior to the Closing Date an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”) with respect to Israeli Taxes, the SBT Cash Consideration, as may be adjusted, payable to Israeli Tax Residents shall be paid to and retained by the Paying Agent for the benefit of each such Israeli payment recipient for a period of one-hundred eighty (180) days from the Closing Date or any other payment date, as applicable (or, with respect to the Escrow Amount and the Adjustment and Expense Fund, ninety (90) days from the date on which such amounts or any remaining balance thereof is released), or an earlier date required in writing by a payment recipient or the ITA (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA, no payments shall be made by the Paying Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than five (5) Business Days prior to the applicable Withholding Drop Date a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate. If any payment recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than five (5) Business Days before the applicable Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount or the Adjustment and Expense Fund, prior to the applicable Withholding Drop Date and fails to submit a Valid Tax Certificate no later than five (5) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount or the Adjustment and Expense Fund, shall be calculated according to the withholding rate under applicable Israeli Law, which amount shall be calculated in New Israel Shekels based on the euro-NIS exchange rate known on the date the payment is actually made to such recipient. For the avoidance of doubt, (i) no withholding on account of Israeli Taxes shall apply with respect to a SBT Security Holder who is not an Israeli Tax Resident (and with respect to an SBT Seller who is an Israeli Tax Resident, any withholding, if any, shall be only in accordance with Sections 13.2 and 13.6); and (ii) New DK shall have no right of recourse, set off, claim or otherwise against any amount paid to the Paying Agent (for the benefit of any SBT Security Holder) pursuant to this Agreement, which amount shall be released to the applicable SBT Security Holder or 102 Trustee as applicable, by the Paying Agent in accordance with the terms of this Agreement and the Paying Agent Agreement. A “Valid Tax Certificate” means a valid and applicable certificate or ruling issued by the ITA that is sufficient to reasonably enable the Paying Agent to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to a payment recipient. An "Israeli Tax Resident" shall mean a taxpayer that did not properly execute the declaration set forth in Exhibit G at least five (5) Business Days prior to the payment date.

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Section 13.7         Payor. Subject to the the 104H Interim Ruling and the 104H Tax Ruling, with respect to any consideration paid hereunder to an SBT Seller, the Payor shall first deduct or withhold any amounts, if required, pursuant to Section 3.16 from the cash portion of such SBT Seller’s consideration to the extent sufficient to cover such amounts and then reduce the amount of the share consideration issuable to such Person on account of such deduction or withholding as provided in Section 13.6. Each Person hereby waives, releases and absolutely and forever discharges the Payor or anyone acting on its behalf from and against any and all claims for any Losses in connection with the forfeiture or sale of any portion of SBT Consideration Shares otherwise deliverable to such SBT Seller under this Agreement, to the extent such forfeiture or sale is required pursuant to this Section 13.7. To the extent that a Payor is unable, for whatever reason, to sell the SBT Consideration Shares required to finance applicable deduction or withholding requirements, then the Paying Agent shall be entitled to hold all of the SBT Consideration Shares deliverable to the applicable SBT Seller until the earlier of: (a) the receipt of a Valid Tax Certificate from the SBT Seller fully exempting the Payor from tax withholding; or (b) such time when the Payor is able to sell the portion of such SBT Consideration Shares otherwise deliverable to such SBT Seller that is required to enable the Payor to comply with such applicable deduction or withholding requirements. Any reasonable costs or expenses incurred by the relevant Payor in connection with such sale shall be borne by, and deducted from the payment to, the applicable SBT Seller.

Section 13.8         Tax Refunds. Any refund of Taxes of SBT or any of its pre-Closing Subsidiaries that arose in a Pre-Closing Tax Period (or any application of such a refund as a payment of, or a credit against, Taxes in a Tax period beginning after the Closing Date) (a “Pre-Closing Tax Refund”), will be credited to the SBT Sellers and holders of SBT Cashed-Out Options, each based on its or his Cash Transaction Percentage. New DK will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest received thereon, to the Paying Agent (for the benefit of the SBT Sellers and holders of SBT Cashed-Out Options) upon receipt (or use) of such Pre-Closing Tax Refund by any of New DK or its Subsidiaries including, following the Closing, SBT, or any of its Affiliates. No Pre-Closing Tax Refund shall be credited or paid under this Section 13.8 to the extent that (i) such Pre-Closing Tax Refund was taken into account in SBT Working Capital, in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements or (ii) any New DK Indemnified Party was not indemnified for any Losses of the type described in Section 10.2(a) or (b) as a result of the limitations on such indemnification provided in this Agreement, provided that any Pre-Closing Tax Refund amount in excess of such non indemnifiable Losses shall be refunded to the SBT Sellers and holders of SBT Cashed-Out Options.

Article XIV
GENERAL PROVISIONS

Section 14.1         Definitions. For purposes of this Agreement:

“102 Trustee” means a trustee appointed by SBT or its Subsidiaries as the trustee of the SBT Plan or the Amended Plan and SBT Options thereunder, as applicable and required pursuant to Section 102(b)(2) of the ITO, the Option Tax Ruling or Interim Option Ruling.

“104H Interim Ruling” shall mean an interim approval confirming, among other matters, that New DK and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration made with respect to an Electing Holder.

“ABC Laws” means (a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998 (the “FCPA”); (c) the Bribery Act 2010; and (d) any other applicable anti-corruption laws of any jurisdiction in which SBT and its Subsidiaries is conducting or has conducted business.

“Accredited Investor” shall mean each DK Stockholder who is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act , or is otherwise excluded from the calculation of the number of purchasers under Rule 501(e)(1) under the Securities Act.

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“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Actual SBT Net Debt Amount” means the Cash Balances of SBT and its Subsidiaries less the Indebtedness of SBT as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter) calculated in accordance with Section 3.5 of the SBT Disclosure Letter.

“Actual SBT Working Capital” means the Working Capital of SBT and its Subsidiaries as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter), calculated in accordance with Section 3.5 of the SBT Disclosure Letter (Post-Closing Adjustment to the Initial SBT Cash Consideration).

“Adjustment and Expense Fund” means an amount in cash equal to € 8,000,000 to be held for the benefit of the SBT Sellers and holders of Cashed-Out SBT Options by the Paying Agent in accordance with the terms of this Agreement and the Paying Agent Agreement, of which an amount equal to € 6,000,000 is designated for costs and expenses of the SBT Security Holders and the SBT Sellers’ Representative in accordance with Section 3.4 (the “Expense Fund Amount”), and the remaining amount of € 2,000,000 (the “Adjustment Fund Amount”) is designated to cover for any payments required to be made to New DK in respect of the Actual Adjustment Amount pursuant to Section 3.4(d), if any, provided that if following the final and binding determination or agreement of the Actual Adjustment Amount in accordance with Section 3.5, (i) the Actual Adjustment Amount owed to be paid to New DK pursuant to Section 3.4(d), if any, is lower than the Adjustment Fund Amount, then the Adjustment Fund Amount shall be deemed to be equal to such final and binding Actual Adjustment Amount and any excess amount of the Adjustment Fund Amount beyond the Actual Adjustment Amount shall be deemed to be added to and be part of the Expense Fund Amount, (ii) the Actual Adjustment Amount owed to be paid to New DK pursuant to Section 3.4(d), if any, is greater than the Adjustment Fund Amount, then such excess amount shall be made available from the then available Expense Fund Amount, in addition to the Adjustment Fund Amount for purposes of making the payment of the Actual Adjustment Amount or (iii) no Actual Adjustment Amount is owed to be paid to New DK pursuant to Section 3.4(d), the entire Adjustment Fund Amount shall be deemed to be added to and be part of the Expense Fund Amount and the Adjustment Fund Amount shall be deemed to be equal to zero.

“Adjustment Fund Release Date” means the date on which the Actual Adjustment Amount has been determined or agreed and became final and binding in accordance with Section 3.5, provided that if following such final and binding determination or agreement, the Actual Adjustment Amount is required to be paid to New DK pursuant to Section 3.4(d), the “Adjustment Fund Release Date” shall mean the date on which the Actual Adjustment Amount has been paid in full to New DK.

“Affiliate”, with respect to any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Aggregate Strike Price Amount” means an amount equal to the aggregate exercise price per share of all Vested SBT Options (including Out-of-the-Money Vested SBT Options) and Exchanged SBT Option (New DK Options) granted by New DK in respect of any Rolled-Over SBT Option pursuant to this Agreement, which in each case are exercised immediately before, concurrently with or soon following the Closing and that the exercise price therefore was paid to New DK, SBT or any of their respective Subsidiaries.

“AML Laws” means (a) the Proceeds of Crime Act 2002; (b) the Money Laundering Regulations 2007; (c) the Terrorism Act 2000; and (d) any other applicable anti-money laundering laws of any jurisdiction in which SBT and its Subsidiaries is conducting or has conducted business.

“Ancillary Agreements” means the Stockholders Agreement, the Escrow Agreement, the Paying Agent Agreement, the Earnout Escrow Agreement, the Trust Agreement and other agreements related to the Transaction.

“Ancillary Transactions” means the transactions contemplated by each of the Ancillary Agreements.

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“Applicable Gaming Law” means all applicable laws, statutes, regulations, bye-laws, subordinate legislation, regulatory policy (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct (including the LCCP and RTS) which are relevant to SBT and its Subsidiaries and/or the SBT Business or to DK and its Subsidiaries and/or the DK Business (as applicable) and which, in each case, have a binding legal effect.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Law to close.

“Cash Balances” means cash in hand or credited to any account or cash equivalent of SBT and its Subsidiaries, including assets in liquid or easily realizable form with a maturity of less than three months from the Closing Date and any accrued and unpaid interest thereon as calculated in accordance with Section 3.5 of the SBT Disclosure Schedule, but excluding Trapped Cash.

“Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a) through 3.1(a)(ii) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the SBT Cash Consideration items set out in Section 3.1(a)(iii) and (iv) divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a) through (ii) (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.

“Cash Transaction Percentage” means, with respect to a SBT Seller or a holder of Cashed-Out SBT Options, (A) other than in respect of the Aggregate Strike Price Amount and the Collected Amount Purchase Price, (i) in case of a SBT Seller, a percentage obtained by dividing (a) thirty percent (30)% of the SBT Shares held by such SBT Seller immediately prior to the Closing by (b) a number equal to (x) thirty percent (30%) of all SBT Shares held by all SBT Sellers immediately prior to Closing; plus (y) all SBT Shares exercisable under the Cashed-Out SBT Options; and (ii) in case of a holder of Cashed-Out SBT Options, a percentage obtained by dividing (a) the number of SBT Shares exercisable under such Cashed-Out SBT Options of such holder, by (b) a number equal to (x) thirty percent (30%) of all SBT Shares held by all SBT Sellers immediately prior to the Closing plus (y) all SBT Shares exercisable under all Cashed-Out SBT Options; and (B) in respect of the Aggregate Strike Price Amount and the Collected Amount Purchase Price, each SBT Seller’s number of SBT Shares sold by it hereunder divided by the number of SBT Shares sold by all SBT Sellers hereunder.

“Cashed-Out SBT Options Exercise Price Per SBT Share” means the exercise price of all Cashed-Out SBT Options divided by a number that equals thirty percent (30%) of all of the SBT Shares sold by all SBT Sellers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means any domestic or foreign antitrust, competition and merger control Law that is applicable to the Transactions.

“Confidentiality Agreements” means (i) the Mutual Non-Disclosure Agreement, dated as of October 11, 2018, by and between DK and SBT; and (ii) the Mutual Non-Disclosure Agreement, dated as of October 1, 2018, by and between DK and DEAC; and (iii) the Mutual Non-Disclosure Agreement, dated as of June 19, 2019, by and between SBT and DEAC.

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“Contract” means any legally binding written or oral agreement, deed, mortgage, lease, license, instrument, note, license, commitment, permit (other than licenses and permits with or by a Governmental Authority) undertaking, arrangement or contract, including all amendments thereto.

“Data Protection Authorities” means any Governmental Authority responsible for the enforcement of Data Protection Legislation

“Data Protection Legislation” means all laws and regulations of any jurisdiction applicable to SBT and its Subsidiaries or DK and its Subsidiaries, as relevant, concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data, including the GDPR.

“DEAC Founders” means, collectively, Harry E. Sloan and Eagle Equity Partners LLC.

“DEAC Founder Group” means Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker and Harry E. Sloan.

“DEAC Fundamental Representations” means those representations set forth in Section 7.1, Section 7.2, Section 7.3 and Section 7.16.

“DEAC Liquidation Value” means the quotient obtained by dividing (I) the aggregate amount on deposit in the Trust Account as of two (2) Business days prior to the Closing, including interest not previously released to DEAC to fund DEAC’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay DEAC’s taxes, by (II) the total number of Class A DEAC Shares that were sold in DEAC’s initial public offering and outstanding as of two (2) Business days prior to the Closing.

“DEAC Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that prevents or materially impairs or materially delays, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of DEAC, DEAC Newco and Merger Sub to perform their obligations under the Agreement or to consummate the Transactions other than, any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets; (ii) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by DEAC upon the written request or instruction of DK or SBT or as expressly required by this Agreement; or (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof.

“DEAC Non-Fundamental Representations” means any representation made by DEAC, DEAC Newco and Merger Sub in Article VII that is not a DEAC Fundamental Representation.

“DEAC Share Redemption” means the election of an eligible (as determined in accordance with DEAC’s Organizational Documents) stockholder of DEAC to redeem all or a portion of the DEAC Shares held by such stockholder at a per-share price, payable in cash, equal to such stockholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with DEAC’s Organizational Documents) in connection with the DEAC Stockholder Approvals.

“DEAC Stockholder Meeting” means a meeting of the stockholders of DEAC.

“Dissenting Shares” means DK Shares that are outstanding immediately prior to the DK Merger Effective Time and which are held by DK’s stockholders who shall have not voted in favor of the DK Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares in accordance with the DGCL and who, as of the DK Merger Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

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“DK Benefit Plan” means any Benefit Plan which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by DK or any of its Affiliates.

“DK Business” means the business of DK and its Subsidiaries as conducted on the date of this Agreement.

“DK Common Stock” means the common stock of DK, par value $0.001 per share.

“DK Data Room” means the virtual data room containing documents and information relating to the business of the DK and its Subsidiaries made available by DK on the Merrill DatasiteOne datasite up to and including 5:00 p.m. New York time on the second Business Day prior to the date of this Agreement, the contents of which are contained on a USB prepared by DK and provided to SBT prior to the execution of this Agreement.

“DK Fundamental Representations” means those representations set forth in Sections 6.1(a), 6.2, 6.3(a), 6.3(b) and 6.18.

“DK IP” means the Registered Intellectual Property Rights which are owned by DK or its Subsidiaries.

“DK Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of DK and its Subsidiaries (taken as a whole), or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent, or materially impair or materially delay, individually or in the aggregate, the ability of DK and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets (including any such conditions or markets in the countries or states where the DK Business is conducted); (ii) hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by DK or any of its Subsidiaries upon the written request or instruction of SBT or as expressly required by this Agreement; (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof; or (vii) any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided, that with respect to (vii), the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); except, in the case of sub clauses (i), (ii), (iii) and (vi), to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect DK and its Subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which DK and its Subsidiaries operate or have a presence.

“DK Material Licenses” means the Daily Fantasy Sports, gaming and sports betting licenses listed in Section 4.6 of the DK Disclosure Letter.

“DK Non-Fundamental Representations” means any representation made by DK in Article VI that is not a DK Fundamental Representation.

“DK Preferred Stock” means the Series E-1 Preferred Stock of DK, par value $0.001 per share, and the Series F Preferred Stock of DK, par value $0.001 per share.

“DK Relevant License” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to DK and its Subsidiaries or any officers, directors or employees thereof which are necessary to operate the DK Business and/or its IT Systems in accordance with the Applicable Gaming Laws.

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“DK Representations” means the DK Fundamental Representations and the DK Non-Fundamental Representations.

“DK Shares” means all of the shares in the capital of DK, further details of such shares issued and outstanding as of the date hereof being set out in Section 14.1 of the DK Disclosure Letter.

“DK Stock Plans” means the DK 2017 Equity Incentive Plan and the DK 2012 Stock Option and Restricted Stock Plan, as amended.

“DK Stockholders” means the holders of DK Shares.

“DK Warrants” means warrants to purchase shares of DK Common Stock.

“Employment Laws” means all national laws, common law, statutes, directives, bye-laws, orders, regulations or other subordinate legislation relating to or connected with (i) the employment of employees and/or their health and safety at work or (ii) the use of or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment or their health and safety at work.

“Encumbrance” means any charge, mortgage, pledge, security, lien, option, power of sale, usufruct, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing excluding (other than in respect of the SBT Shares, the New DK Shares or the DK Shares): (a) any encumbrances arising in the ordinary course of business of SBT and its Subsidiaries or DK and its Subsidiaries (as applicable) or arising by operation of Law, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrance arising or incurred in the ordinary course of business, (c) encumbrances in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or encumbrances in respect of Taxes not yet due and payable, (d) with respect to leasehold interests, mortgages and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, or (e) with respect to licenses, the rights granted to the licensee under the agreement pursuant to which the licenses is granted, (f) Encumbrance on goods in transit incurred pursuant to documentary letters of credit arising in the ordinary course of business, (g) Encumbrance on the rights of SBT and its Subsidiaries pursuant to any contract disclosed in the SBT Disclosure Letter or pursuant to the terms of any SBT Relevant License or DK Relevant License; (h) Encumbrances created in favor of third parties in the ordinary course of trading (e.g. charge-back arrangements and the like). Notwithstanding the above, any such Encumbrances arising under the (i) post-Closing Organizational Documents of New DK in respect of New DK Shares, or (ii) the Organizational Documents of the Subsidiaries of New DK following the Closing, in respect of such Subsidiaries’ shares or (iii) the Organizational Documents of SBT, in respect of the SBT Shares, shall not be deemed Encumbrances.

“Environmental Laws” means all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of the environment, or human health and safety solely as it relates to occupational exposure to Hazardous Materials, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials but excluding for the avoidance of doubt Laws concerning products liability or FDA regulatory matters.

“Equity Offering” means the private placement equity offering conducted by DEAC prior to the Closing, including (i) pursuant to the Subscription Agreements entered into on or piror to the date hereof and (ii) any private placement offering conducted by DEAC after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” means the interest-bearing deposit account in the name of the Escrow Agent to be opened in accordance with the Escrow Agreement.

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“Escrow Agent” means an escrow agent designated by DK and the SBT Sellers’ Representative and reasonably acceptable to DEAC.

“Escrow Amount” means an amount in cash equal to $25,000,000.

“Estimated SBT Net Debt Amount” means the SBT Sellers’ Representative’s good faith estimate of the Actual SBT Net Debt Amount.

“Estimated SBT Working Capital” means the SBT Sellers’ Representative good faith estimate of the Actual SBT Working Capital.

“Estimated SBT Working Capital Adjustment” means the amount by which the Estimated SBT Working Capital is greater than the Target SBT Working Capital (in which case such excess amount will be added to the SBT Cash Amount for the purposes of Section 3.2; or the amount by which the Estimated SBT Working Capital is less than the Target SBT Working Capital (in which case such shortfall amount shall be deducted from the SBT Cash Amount for the purposes of Section 3.2).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Receivables” means amounts owing to SBT or any of its Subsidiaries: (i) from 10 Bet or its Affiliates in respect of invoices raised on or before 31 December 2017 (inclusive); (ii) from Adjarabet (operated by Cosmos LLC and Sabarco LLC) or any of its Affiliates.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any), including (for the avoidance of doubt) the Governmental Authorities issuing the DK Material Licenses and the SBT Material Licenses.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) of the EU (together with Laws implementing or supplementing such regulation).

“Gibraltar Regulator” means the Licensing Authority (Gambling Division) of HM Government of Gibraltar and the Gibraltar Gambling Commissioner.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any Gaming Regulatory Authority and any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality.

“Grey Market” means a jurisdiction whose (a) Laws do not specifically prohibit or permit internet gaming and/or internet sports betting, or (b) Laws do specifically prohibit internet gaming and/or internet sports betting, but Governmental Authorities in that jurisdiction have not, or had not at the relevant time, (1) taken affirmative concrete action to actively enforce those Laws (including, but not limited to, instituting criminal or civil actions or proceedings against operators in that jurisdiction, issuing formal cease and desist letters to an internet gaming and/or internet sports betting operator, or affirmatively notifying any Governmental Authority outside that jurisdiction that internet gaming and/or sports betting is specifically prohibited), or (2) issued unequivocal official pronouncements that internet gaming and/or internet sports betting is not legal in that jurisdiction; but for the avoidance of doubt, excludes jurisdictions whose Laws specifically permit internet gaming and/or internet sports betting, but with respect to which all required regulatory approvals were not, or had not been at the relevant time, secured by the relevant person or entity.

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“Hazardous Material” means all substances or materials regulated or designated as hazardous, toxic, explosive, dangerous, flammable, radioactive, solid or hazardous waste, or a pollutant or contaminant under any Environmental Law, including petroleum, petroleum products, or petroleum waste, asbestos, polychlorinated biphenyls, mold, radon and any other substance regulated under Environmental Laws due to a potential for causing harm.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“IFRS” means the International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among such Person and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Indebtedness of SBT” means, with respect to SBT and its Subsidiaries, and without duplication, (i) finance leases (but without regards to the effects of IFRS 16 (leases)), loans and other financing indebtedness (including acceptance credits, or similar facilities); (ii) financial obligations in respect of or evidence by bonds, debentures, notes, debt or overdrafts or other arrangement (including but not limited to inventory financing, or sale and leaseback arrangements, receivables sold or discounted), in each case, that the purpose of which is to raise money; (iii) monetary obligations in respect of foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial futures transactions); (iv) financial obligations in respect of any letter of credit or similar financial assurance to the benefit of financiers against the financial loss of such person, other than SBT or any of its Subsidiaries; (v) any declared and/or accrued but unpaid dividends of SBT; (vi) any obligation in respect of the consideration for acquiring the remaining shares of Gaming Tech Ltd not owned by SBT or any of its Subsidiaries, including associated costs and fees; (vii) any transaction costs and advisory fees (excluding those fees and expenses agreed to be borne by DEAC pursuant to Section 9.6 of the Agreement) and transaction bonuses (including Taxes thereon and the employer portion of any payroll taxes related thereto) of SBT or any of its Subsidiaries; (viii) any accrued and unpaid interest, prepayment penalties, tax liabilities or other costs of discharge relating to matters falling within clauses (i) to (iv) above but in all cases gross of any capitalized debt issue costs or loan arrangement fees; (ix) vacation accruals relating to periods greater than one year (which will be calculated to represent 30% of the aggregate vacation accruals); (x) liabilities for provisions for corporate Taxes of SBT and any of its Subsidiaries, as booked in accordance with Section 2.12(b) of Section 3.5 of the SBT Disclosure Letter , and (xi) any other amounts required to be included in Indebtedness of SBT in accordance with Section 3.5. In each case of i to xi, together with accrued interest thereon, and prepared in accordance with Section 3.5 of the SBT Disclosure Letter, Indebtedness of SBT shall be expressed as a positive figure if it represents a net liability. Indebtedness of SBT shall not include anything taken into account as Working Capital of SBT or any of its Subsidiaries or any balance between SBT or any of its Subsidiaries or between any of such Subsidiaries.

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“Intellectual Property Rights” means all worldwide industrial and intellectual property rights of every kind and nature however denominated, throughout the world, arising from or in respect of any of the following:

(a)            patents (including all letters patent, design patents, reissues, divisions, continuations, continuations-in-part, renewals, substitutes, patent disclosures and extensions), and similar government-issued rights (including but not limited to utility models, community designs, industrial designs, and any other form of protection for inventions or innovations of any type);

(b)            trademarks, trade names, service marks, service names, corporate names, slogans, brands, trade dress and logos, business names and trade names, any and all registered or unregistered words, devices or symbols that serve as an indication of source when used in connection with goods, services or the business, together with all translations, adaptations, derivations, and combinations thereof and the goodwill and activities associated therewith;

(c)            works of authorship protectable under the copyright Laws of any country (registered and unregistered), including copyrights in Software, databases, algorithms and compilations;

(d)            trade secrets (under any applicable Law) or similar forms of protection for Confidential Information;

(e)            domain names;

(f)            moral rights and economic rights of authors and inventors; and

(g)            any and all registrations, applications, recordings, common-law rights, statutory rights, and all other intellectual property rights of any nature relating to any of the foregoing.

“Interim Option Ruling” means an interim ruling that SBT shall seek to receive prior to Closing if the Option Tax Ruling is not granted prior to Closing which shall confirm, among other things, that: (i) New DK and any Person acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made or consideration delivered pursuant to this Agreement in relation to any SBT Options, to the 102 Trustee, Escrow Agent or Paying Agent, including in respect of the payment of any portion of the SBT Cash Consideration and the New DK Options (Exchanged SBT Options); and (ii) the roll-over of the Rolled-Over SBT Options into New DK Options in accordance with the terms of this Agreement shall not be a taxable event.

“IOM Substance Regulations” means Part 6A of the Isle of Man Income Tax Act, 1970, as may be amended or interpreted, and the regulations and guidance published in connection therewith.

“IRS” means the Internal Revenue Service.

“Israeli Optionees” means an SBT Optionee who is an employee or directly engaged officer of SBT’s Israeli Subsidiary, Gaming Tech Ltd., and is a resident for Tax purposes in Israel.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment and all associated documentation.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

“Knowledge” of any person that is not an individual means, (i) with respect to DK regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the DK Disclosure Letter, (ii) with respect to SBT regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the SBT Disclosure Letter and (iii) with respect to DEAC regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the DEAC Disclosure Letter.

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“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect.

“LCCP” means the license conditions and codes of practice issued by the UKGC, as amended from time to time.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 10.4(b)(iii) and reasonable and documented out of pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to the applicable of Section 10.2 or Section 10.3 (but no other legal fees and expenses), in all cases except as excluded under Section 10.5(a).

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

“Malta Regulator” means the Malta Gaming Authority.

“Market Value” means, with respect to a share of New DK Class A common stock, the average of the volume-weighted average price of such share as displayed on the Company’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day, for the twenty (20) consecutive trading days preceding the relevant Release Date.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New DK Class A Common Stock” means shares of Class A common stock of New DK, par value $0.0001 per share.

“New DK Class B Common Stock” means shares of Class B common stock of New DK, par value $0.0001 per share.

“New DK Equity Plan” means the 2020 New DK Incentive Award Plan adopted for the purpose of granting incentive awards to employees and other service providers of New DK and its Subsidiaries following the consummation of the Transactions.

“New DK Options” means all issued and outstanding options to purchase or otherwise acquire shares of New DK Class A Common Stock (including, for the avoidance of doubt, Exchanged SBT Options).

“New DK Shares” means shares of New DK Class A Common Stock and New DK Class B Common Stock.

“New Jersey Regulator” means the New Jersey Division of Gaming Enforcement.

“Non-Accredited Investor” means each DK Stockholder who is not an Accredited Investor.

“Northern Territory Regulator” means the Northern Territory Racing Commission.

108

“Notified Claim” means a Relevant Claim that is notified during the applicable survival period to make such claim pursuant to Section 10.1 of this Agreement, by New DK to the SBT Sellers’ Representative in accordance with this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC SDN List” means the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC.

“Open Source Licenses” means any license that requires, as a condition of modification, licensing, conveyance or distribution of Software subject to such license, that such Software or other Software combined, linked or distributed with or derived from such Software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form or on a royalty-free basis (including for the purpose of making additional copies or derivative works).

“Option Tax Ruling” means a ruling from the ITA confirming that: (i) New DK and any Person acting on its behalf shall be exempt from Israeli withholding tax in respect of any payment or other consideration delivered pursuant to this Agreement in relation to any SBT Options held by Israeli Optionees, including in respect of the SBT Cash Consideration and the DK Options; (ii) that the assumption of the Rolled-Over SBT Options and their conversion into New DK Options (Exchanged SBT Options) will not trigger an Israeli taxable event and that the tax route which will apply to the DK Options held by Israeli Optionees shall be the capital gain route under Section 102 of the ITO; and (iii) that any payment of a portion of the Escrow Amount or the Adjustment and Expense Fund to Israeli Optionees shall be taxed only upon the actual payment by the Escrow Agent or Paying Agent, as applicable, to the 102 Trustee or the applicable SBT Optionee (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues that are raised by the ITA in light of the factual background of the ruling request).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Authority.

“Organizational Documents” means with respect to any person (other than an individual), (a) the memorandum of association, articles of association, certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such person and (b) all bylaws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such person.

“Out-of-the-Money Vested SBT Options” means any Vested SBT Option which exercise price is equal to or greater than the applicable SBT Closing Cash Price Per SBT Share of the SBT Shares underlying such SBT Option, or that otherwise it has been agreed in writing between SBT and such SBT Optionee that its Vested SBT Options shall be regarded as Out-of-the-Money Vested SBT Options.

“Outstanding Claim” means a Notified Claim that has not been Resolved (as defined in Section 3.6(i) of this Agreement).

“Paying Agent” means a paying agent designated by the SBT Sellers’ Representative and reasonably acceptable to DK and DEAC.

“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the account name, account number, bank name, bank sort code, if applicable, bank location and other details specified by the payee and necessary to effect payment (including, where relevant, the SWIFT number) whether by telegraphic or other electronic means of transfer to the payee.

“Permitted DK Issuance” means, any issuance by DK between the date of this Agreement and the Closing, of: (i) employee stock options or other equity incentives granted in the ordinary course and in accordance with past practice representing not more than 6.5% of the issued and outstanding share capital of DK, on a fully-diluted and as-converted basis on the date of this Agreement; or (ii) shares of DK Common Stock (or warrants or options exercisable into shares of DK Common Stock) issued or granted in respect of venture debt or as part of a strategic commercial agreement with a strategic unrelated third party partner of DK and its Subsidiaries, which the board of directors of DK approves in good faith to be desirable to DK, for not more than 0.5% of the issued and outstanding share capital of DK, on a fully-diluted and as-converted basis on the date of this Agreement.

109

“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, including by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Personnel” means, with respect to any Person, such Person’s officers, directors, employees, agents, representatives, subcontractors, independent contractors and any other person acting on behalf of such Person;

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to DEAC Stockholders for approval at the DEAC Stockholders Meeting, which will also be used as a prospectus of New DK with respect to the issuance of shares of New DK Class A Common Stock in connection with the Transactions.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC (including any pre-effective or post-effective amendments or supplements thereto) registering the public offering and sale of shares of New DK Class A Common Stock to be issued in connection with the Transactions and the DEAC Warrants to be issued in the Equity Offering.

“Related Party” means (A) with respect to SBT: (a) any SBT Seller, or any Affiliate of such SBT Seller (other than SBT and its Subsidiaries); (b) any member of the immediate family of any of the individuals mentioned in the foregoing clause (A)(a); and (c) any other person (other than SBT or any of its Subsidiaries) in which any of the SBT Sellers or their immediate family member holds, beneficially or otherwise, more than 50% of the voting or equity interest; and (B) with respect to DK: (a) any stockholder of DK and its Affiliates (other than DK and DK’s Subsidiaries); (b) any member of the immediate family of any of the persons mentioned in the foregoing clause (B)(a); and (c) any other person (other than DK or any of DK’s Subsidiaries) in which any of the above-mentioned in the foregoing (a) and (b) hold, beneficially or otherwise, more than 50% of the voting or equity interest.

“Related Party Non-Trade Payables” means the aggregate of all outstanding loans or other financing liabilities (including for the avoidance of doubt interest accrued but not paid and any termination or break fees which would become payable if these amounts were settled as at the Effective Time) owed by SBT and its Subsidiaries to any Related Party as of the Effective Time, but excluding any items included in calculating the Working Capital as determined in accordance with Section 3.5 of SBT Disclosure Letter.

“Related Party Non-Trade Receivables” means the aggregate of all outstanding financial assets, financial receivables or other non-trade receivables (including for the avoidance of doubt, interest accrued but not received) owed by any Related Party to SBT and its Subsidiaries as of the Effective Time, but excluding any items included in calculating the Working Capital as determined in accordance with Section 3.5 of the SBT Disclosure Letter.

110

“Relevant Claim” means any claim by New DK pursuant to Section 10.2 of this Agreement;

“Relevant SBT Options Date” means at the close of business on December 22, 2019.

“Reporting Accountants” means an independent firm of internationally recognized chartered accountants to be agreed upon by the SBT Sellers’ Representative and DK within seven (7) days of receipt of notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of the SBT Seller’s Representative or DK following such seven (7) day period, by or on behalf of the President, for the time being, of the Institute of Chartered Accountants in England and Wales (provided that the firm nominated by the President of the Institute of Chartered Accountants in England and Wales, shall be the London, UK branch of one of the “big 5” accounting firms (EY, Deloitte, KPMG, PWC or BDO).

“Representatives” means, with respect to any person, such person’s officers, directors, managers, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“RTS” means the remote gaming and software technical standards issued by the UKGC, as amended from time to time.“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBT Benefit Plan” means any Benefit Plan which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by SBT or any of its Affiliates.

“SBT Business” means the business of the SBT and its Subsidiaries as conducted on the date of this Agreement.

“SBT Closing Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a) (A) through (E) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the Initial SBT Cash Consideration items set out in Section 3.2(a)(i)F divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a) A through E (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.

“SBT Common Stock” means the ordinary shares of SBT, par value $0.10 per share.

“SBT Data Room” means the virtual data room containing documents and information relating to the business of the SBT and its Subsidiaries made available by SBT on the Merrill DatasiteOne datasite up to and including 5:00 p.m. New York time on the second Business Day prior to the date of this Agreement, the contents of which are contained on a USB prepared by SBT and provided to DK prior to the execution of this Agreement.

“SBT Fundamental Representations” means those representations set forth in Sections 4.1(a)(i), 4.2(a), 4.2(b), 4.2(c) and 4.3(a) and 4.24.

“SBT IP” means the Intellectual Property Rights which are owned by SBT or any of its Subsidiaries.

“SBT Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of SBT and its Subsidiaries (taken as a whole), or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of SBT and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets (including any such conditions or markets in the countries or states where the SBT Business is conducted); (ii) hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by SBT or any of its Subsidiaries upon the written request or instruction of DK or as expressly required by this Agreement; (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof; or (vii) any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided, that with respect to (vii), the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); except, in the case of sub clauses (i), (ii), (iii) and (vi), to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect SBT and its Subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which SBT and its Subsidiaries operate or have a presence.

111

“SBT Material Licenses” means the SBT B2B and operating licenses listed in Section 13.3 of the SBT Disclosure Letter.

“SBT Net Debt Statement” means the statement as agreed or determined in accordance with Section 3.5 of the SBT Disclosure Letter.

“SBT Non-Fundamental Representations” means any representation made by SBT in Article IV that is not a SBT Fundamental Representation.

“SBT Optionee” means any Person who holds, either directly or through the 102 Trustee, SBT Options immediately prior to Closing.

“SBT Options” means all issued and outstanding options to purchase or otherwise acquire SBT Shares (whether or not vested and whether or not their exercise price is greater than, equal to or lower than the Cash Price Per SBT Share) which were granted under the SBT Plan and which are outstanding and in effect immediately prior to the Closing and held by any person.

“SBT Pension Schemes” means any SBT Benefit Plan which provides pension or retirement benefits, long service awards, redundancy payments, termination indemnities, gratuities or jubilees or providing other benefits that are treated as defined benefit obligations under applicable accounting principles.

“SBT Plan” means SBT’s 2011 Global Share Option Plan and its Israeli Appendix (Appendix A).

“SBT Relevant License” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to SBT and its Subsidiaries or any officers, directors or employees thereof which are necessary to operate the SBT Business and/or IT Systems in accordance with the Applicable Gaming Laws.

“SBT Representations” means the SBT Fundamental Representations and the SBT Non-Fundamental Representations.

“SBT Security Holder” means each of the SBT Sellers and the SBT Optionees.

“SBT Sellers Fundamental Representations” means those representations set forth in Sections 5.1, 5.2 and 5.3.

“SBT Sellers Non-Fundamental Representations” means any representation made by the SBT Sellers in Article VII that is not a SBT Sellers Fundamental Representation.

112

“SBT Sellers Representations” means the SBT Sellers Fundamental Representations and the SBT Sellers Non-Fundamental Representations.

“SBT Share Exchange Ratio” means the quotient of (I) (A) € 407,211,831 (where such amount shall be converted into US$ based on the Euro-US$ average exchange rate for the consecutive seven (7) Business Day period ending on the fifth (5th) Business Day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on NASDAQ at market close at the end of each of such seven (7) Business Days)) plus the SBT Warrants Value, divided by (B) the sum of (i) the number of all outstanding SBT Shares as of immediately prior to the Closing plus (ii) the number of SBT Shares to be issued assuming the exercise of all SBT Options that are vested as of immediately prior to the Closing on a net exercise basis (provided, that all Cashed-Out SBT Options and Out-of-the-Money Vested SBT Options shall be excluded from this clause (ii)), divided by (II) the DEAC Liquidation Value.

“SBT Termination Fee” means a cash amount in immediately available funds equal to $3,000,000.

“SBT Working Capital Adjustment” means the amount by which the Actual SBT Working Capital is greater than the Target SBT Working Capital (in which case such excess amount will be added to the SBT Cash Amount for the purposes of Section 3.1; or the amount by which the Actual SBT Working Capital is less than the Target SBT Working Capital (in which case such shortfall amount shall be deducted from the SBT Cash Amount for the purposes of Section 3.1).

“SBT Working Capital Statement” means the statement prepared in accordance with the general and specific accounting principles and treatments set forth in Section 3.5 of the SBT Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Taxes” means any and all liabilities for Taxes (including withholding Taxes and any Taxes arising from any transactions done prior to Closing):

(i) of SBT and its Subsidiaries (1) with respect to any Pre-Closing Tax Period (determined in accordance with Section 13.3), and (2) arising as a result of or in relation to the purchase of shares in Gaming Tech Ltd. by SBT prior to Closing;

(ii) of any Person for which SBT or any of its Subsidiaries may become liable (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) as a result of being a member of a consolidated, combined or unitary group prior to the Closing, or (B) as a transferee or successor under Law, by contract or otherwise as a result of events, actions or facts that occured prior to Closing;

(iii) of New DK, DK, SBT or any of its Subsidiaries in respect of any failure to withhold or deduct from payments by New DK to the SBT Security Holders under this Agreement an amount of Tax levied by a jurisdiction other than the United States, provided that in no event shall any SBT Security Holder be required to indemnify for failure to withhold or deduct from payments to recipients other than that particular SBT Security Holder; and

provided, however, that Seller Taxes shall not include any liabilities for Taxes taken into account as Indebtedness of SBT or in SBT Working Capital for the purpose of the adjustments pursuant to Section 3.5, in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements, in each case without duplication and if and to the extent the SBT Consideration was reduced as a result of the existence of such liabilities.

“Software” means all computer programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to computer programs.

113

“Stockholders Agreement” means that certain Stockholders Agreement, in the form attached hereto as Exhibit E.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary”, with respect to any person, means (i) another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% of the equity interests of which) is owned directly or indirectly by such first person or (ii) another person of which such first person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Target SBT Working Capital” means € 6,000,000.

“Tax” or “Taxes” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference and statutory, governmental, supra-governmental, national, federal, state, provincial, local or municipal impositions, charges, duties, imposts, contributions, levies, withholdings or liabilities in each case in the nature of taxation (including, without limitation, any social security or national insurance contributions or payroll taxes) wherever and whenever imposed, and any penalty, fine, surcharge; interest, charges or costs relating to it or to any failure to file any return or maintain any documentation required for the purpose of any taxation.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, declaration, remittance, notice, schedule, form, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Trapped Cash” means any cash which, at the Closing, is not capable of being lawfully spent, distributed, loaned or released by SBT within 15 Business Days from Closing, including but not limited to any restricted deposits (such as bank required guarantees provided to Related Parties).

“Unvested SBT Options” means any SBT Option (or portion thereof) that is outstanding and is unvested as of immediately prior to the Closing, excluding for the avoidance of doubt any SBT Option (or portion thereof) that, as a result of the Transactions contemplated herein will accelerate in full and no longer be subject to any further vesting (while ignoring the requirement that a Transaction (as defined in SBT Plan) is a vesting requirement).

“VAT” means any value added tax, goods and services tax, sales or use tax or similar tax.

“Vested SBT Option” means any SBT Option (or portion thereof) that is outstanding and is vested as of immediately prior to the Closing, after taking into account any SBT Option (or portion thereof) that, as a result of the transaction contemplated herein will accelerate in full and no longer be subject to any further vesting. For the avoidance of doubt, an SBT Option will be deemed vested based on its time vesting schedule only (as may be accelerated in accordance with the terms of any option agreement) and without regards to a “Transaction” (as defined in the SBT Plan) required to take effect as a condition to the ability to exercise such option.

“Working Capital” means, in respect of SBT and its Subsidiaries, the aggregate amount (which may be positive or negative) as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter) of (a) all current assets of SBT and its Subsidiaries, including trade receivables, prepayments, and VAT receivables but excluding Cash Balances (and amounts to be excluded from Cash Balances), Excluded Receivables, and any other amounts expressly required to be excluded in accordance with Section 3.5 of the SBT Disclosure Schedule; minus (b) all current liabilities of SBT and its Subsidiaries including trade payables, payroll payables and accruals, VAT payable but excluding amounts included within Indebtedness of SBT, deferred taxes and any other amounts expressly required to be excluded in accordance with Section 3.5 of the SBT Disclosure Letter.

“Working Hours” means 9.00 A.M. to 5.00 P.M. on a Business Day.

TABLE OF DEFINED TERMS

Term	Section

Actual Adjustment Amount	3.4(c)
Adverse Recommendation	9.2
Alternative Acquistion	8.5(a)
Agreement	Preamble
Amended and Restated New DK Bylaws	1.1(b)
Amended and Restated New DK Charter	1.1(b)
Amended Plan	3.3(d)(ii)
Appointment Notice	3.5(d)(ii)
A&R DK Charter	1.6(b)
Assumed DK Stock Plans	2.3(d)
Basket Amount	10.2(c)(ii)
Burdensome Condition	9.4(c)
Cancelled Shares	2.1(b)
Cap	10.2(c)(i)
Cashed-Out SBT Options	3.3(a)
Certificate of Merger	1.2(a)
Chosen Courts	14.8
Claim Notice	10.4(a)
Claimed Amount	3.6(f)
Class A DEAC Shares	7.2(a)
Class B DEAC Shares	7.2(a)
Closing Date	1.5
Closing Date Lockup Shares	3.6(c)
Closing	1.5
Collected Amount Purchase Price	9.11(b)
Collected Amount	9.11(b)
Continuing Employees	9.10(b)
DEAC Audited Financial Statements	7.9(a)
DEAC Balance Sheet Date	7.9(a)
DEAC Board	Recital
DEAC Cap Expenses	7.13
DEAC Disclosure Letter	Article VII
DEAC Earnout Shares	1.8(a)
DEAC Financial Statements	7.9(a)
DEAC NewCo Common Stock	7.2(c)
DEAC NewCo	Recital
DEAC Record Date	9.1(a)
DEAC SEC Reports	7.8
DEAC Shares	7.2(a)
DEAC Special Meeting	9.2
DEAC Stockholder Approvals	7.3(a)
DEAC Trustee	8.6
DEAC Unaudited Financial Statements	7.9(a)
DEAC Warrant	7.2(a)
DEAC	Preamble

Term	Section

DGCL	1.1(a)
Disagreement Notice	3.5(d)(i)
Disclosure Letters	14.14
DK	Preamble
DK Audited Financial Statements	6.4(a)
DK Balance Sheet Date	6.4(a)
DK Board	Recital
DK Book-Entry Shares	2.2(a)
DK Class A Common Stock	1.6(b)
DK Class B Common Stock	1.6(b)
DK Charter	Recital
DK Certificates	2.2(a)
DK Continuing Employees	9.10(a)
DK Disclosure Letter	Article VI
DK Material Contracts	6.10(a)
DK Merger Consideration	2.1(c)
DK Merger Effective Time	1.2(a)
DK Merger	Recital
DK Option	2.3
DK/SBT Earnout Group	1.8(a)
DK Earnout Shares	1.8(a)
DK/SBT Escrowed Earnout Shares	1.8(a)
DK Securities	6.2(a)
DK Share Exchange Ratio	2.1(c)
DK Stockholder Consent	9.16(a)
DK Stockholder Notice	9.16(b)
Draft SBT Net Debt Statement	3.5(a)
Draft SBT Working Capital Statement	3.5(a)
Dual Class Structure	Recital
Earnout Escrow Account	1.8(b)(i)
Earnout Escrow Agent	1.8(b)(i)
Earnout Escrow Agreement	1.8(b)(i)
Equity Investors	Recital
Escrow Agreement	Section 7.14(c)
Escrow Fund	3.6(b)
Estimated Adjustment Amount	3.4(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchanged DK Option	2.3(a)
Export and Sanctions Regulations	4.22
Final Release Date	3.6(c)
Final Released Amount	3.6(f)
Former Founder Shares	1.8(a)
Indemnified Parties	9.5(a)
Indemnified Party	10.4(a)
Independent Accountant	1.8(b)(ii)
Initial Release Date	3.6(f)
Initial Released Amount	3.6(f)
Initial SBT Cash Consideration	3.2(a)(G)
Interim Option Ruling	13.2(b)
Last Comments Date	3.5(g)(ii)
Lockup End Date	3.6(c)
Lockup Shares	3.6(c)
Material Adverse Effect	10.2(a)(i)

Term	Section

Material	10.2(a)(i)
Merger Sub Common Stock	7.2(b)
Merger Sub	Preamble
NASDAQ Listing Application	9.9
Nevada Articles of Merger	1.1(a)
New DK Board of Directors	1.7(a)
New DK Indemnified Parties	10.2(a)
New DK	Recital
Nonparty	10.8(b)
NRS	1.1(a)
NV Merger	Recital
NV Merger Effective Time	1.1(a)
Option Tax Ruling	13.2(b)
Outside Date	12.1(b)(i)
Owned IT Systems	4.16
Parties	Preamble
Party	Preamble
Paying Agent Agreement	3.4(a)
Payor	13.6
Per Claim Amount	10.2(c)(iii)
Permitted Transfer	3.6(c)
Pre-Closing Tax Return	13.4
Promissory Notes	9.15(c)
Proxy Statement/Prospectus	9.1(a)
Release Date	3.6(f)
Release Notice	1.8(b)(ii)
Released Amount	3.6(f)
Relevant SBT Contractor	4.11(n)
Relevant SBT Employee	4.11(a)
Resolved	3.6(i)
Restraints	11.1(d)
Rolled-Over SBT Options	3.3(b)
SBT	Preamble
SBT Audited Financial Statements	4.4(a)
SBT Balance Sheet Date	4.4(a)
SBT Board	Recital
SBT Cash Amount	3.1(a)(i)
SBT Cash Consideration	3.1(vi)
SBT Consideration Shares	3.1(c)
SBT Continuing Employees	9.10(a)
SBT Disclosure Letter	Article IV
SBT Employee	4.11(b)
SBT Financial Documents	4.19(a)
SBT Financial Facilities	4.19(a)
SBT Grantees	Section 9.10(c)
SBT Group Lease Documents	4.17(b)
SBT Group Properties	4.17(a)
SBT Material Contracts	4.10(a)
SBT Option Waiver Letter	3.3(a)
SBT Pre-Closing Restructuring	8.7
SBT Policies	4.20
SBT Seller Representative Indemnitees	9.12(f)
SBT Sellers	Preamble
SBT Sellers’ Representative	9.12(a)

Term	Section

SBT Shares	4.2(a)
SBT Unaudited Financial Statements	4.4(c)
SBT Warrants Value	9.15(b)
Schemes	4.11(b)
Second Released Amount	3.6(f)
Second Released Date	3.6(f)
Seller Controlled Audit	13.5
Subscription Agreement	Section 7.14(c)
Surviving Company	1.2(b)
Third Party Claim Expenses	10.4(b)(iv)
Third Party Claim	10.4(b)
Third Party Target	7.17
Third Released Amount	3.6(f)
Third Released Date	3.6(f)
Transaction Proposals	9.2
Transactions	Recital
Transferor	3.6(c)
Trust Account	7.10
Trust Agreement	7.10
U.S. GAAP	6.4(a)
UKGC	4.6(c)
Unclaimed Amount	3.6(f)
104H Trustee	1.8(a)

Section 14.2     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or by e-mail of a .pdf attachment (for which a confirmation email is obtained), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to DK, to:

DraftKings Inc.
222 Berkeley St
Boston, MA 02116
Attention: Stanton Dodge
Email: sdodge@draftkings.com

with copies to (which shall not constitute a notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
Email: millersc@sullcrom.com

if to SBT, to:

SBTech (Global) Limited
33-37 Athol Street,
Douglas, IM1 1LB Isle of Man
Attention: David Yatom Hai, Adv.
Email: david.y@sbtech.com

with a copy to (which shall not constitute a notice):

Herzog Fox & Neeman

Asia House,
4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Gil White; Ran Hai
Email: white@hfn.co.il; ranh@hfn.co.il

if to the SBT Sellers’ Representative, to:

Shalom Meckenzie
27 Hagderot St.,
Savion 5652627, Israel
Email: shalom@sbtech.com

with a copy to (which shall not constitute a notice):

Herzog Fox & Neeman
Asia House,
4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Gil White; Ran Hai
Email: white@hfn.co.il; ranh@hfn.co.il

if to DEAC, to:

Diamond Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
E-mail: elibaker@geacq.com

with a copy to (which shall not constitute a notice):

Winston & Strawn LLP
333 South Grand Avenue, 38th Floor
Los Angeles, CA 90071
Attention: Joel L. Rubinstein
Email: JRubinstein@winston.com

Section 14.3     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” The phrase “made available,” when used in reference to anything made available to DK, SBT, SBT Sellers, DEAC or their Representatives shall be deemed to mean uploaded to and made available to DK, SBT, SBT Sellers, DEAC and their Representatives in the on-line data room or otherwise being in the possession of DK, SBT, SBT Sellers, DEAC or their Representatives (and in such case accessible without limitation to DK, SBT, SBT Sellers and DEAC). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 14.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 14.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the SB Disclosure Letter, DK Disclosure Letter, DEAC Disclosure Letter, the Ancillary Agreements and the Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Ancillary Agreements and the Confidentiality Agreement and, except with respect to the Indemnified Parties, who are intended third party beneficiaries of the provisions of Section 9.5, are not intended to confer upon any person other than the Parties any rights, benefits or remedies.

Section 14.6     Governing Law. Except to the extent the laws of the state of Nevada are mandatorily applicable to the Transactions, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 14.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties (but in relation to the SBT Sellers, the prior written consent of the SBT Sellers’ Representative on their behalf shall be sufficient), and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 14.8     Specific Enforcement; Consent to Jurisdiction. The Parties agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”)). In addition, each of the Parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 14.8, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 14.2 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 14.2 shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 14.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, this Section 14.8 shall not apply to any procedures, resolutions or determination by the Reporting Accountants in accordance with Section 3.5 with respect to the matters set out in Section 3.5, and the provisions of Section 3.5 and not this Section 14.8 shall govern all matters contemplated to be determined by the Reporting Accountants.

Section 14.9     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.9.

Section 14.10   Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 14.11   Amendment. Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the Parties (except that the SBT Sellers’ Representative written agreement to such amendment, modification or supplement shall bind the SBT Sellers to such amendment), whether before or after approval of the matters presented in connection with the Transactions; provided that after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by a Party’s shareholders without such further approval.

Section 14.12   Further Assurances. The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 14.13   Extension; Waiver.

(a)            At any time prior to the Closing, each Party may (and the SBT Sellers’ Representative may, on behalf of the SBT Sellers): (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provision to Section 14.11 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party (and in case of any SBT Seller, signed by the SBT Sellers’ Representative on his or its behalf).

(b)            The failure of any Party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such Party of such right.

Section 14.14     Disclosure Letters. All capitalized terms not defined in the SBT Disclosure Letter, DK Disclosure Letter or DEAC Disclosure Letter (collectively, the “Disclosure Letters”), as applicable, shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of SBT, DK and DEAC, as applicable, set forth in this Agreement are made and given subject to, and are qualified by, the SBT Disclosure Letter, DK Disclosure Letter or DEAC Disclosure Letter, as applicable. Unless the context shall otherwise require, any disclosure set forth in one section or subsection of the Disclosure Letters shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article IV, Article VI or Article VII, as applicable, of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of Article IV, Article VI or Article VII, as applicable. The Disclosure Letters may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the Disclosure Letters relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Letters shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to SBT, DK or DEAC, as applicable, their respective Subsidiaries or any other party, (c) has resulted in or would result in a SBT Material Adverse Effect, DK Material Adverse Effect or DEAC Material Adverse Effect, as applicable, or (d) is outside the ordinary course of business. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

[Signature page follows]

IN WITNESS WHEREOF, DK, SBT, the SBT Sellers, the SBT Sellers Representative and DEAC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DraftKings Inc.

By:	/s/ Jason Robins
	Name:	Jason Robins
	Title:	CEO

SBTech (Global) Limited

By:	/s/ Richard Carter
	Name:	Richard Carter
	Title:	Authorized Individual

Shalom Meckenzie

/s/ Shalom Meckenzie

By:	Shalom Meckenzie

Randolph John Anderson

/s/ Randolph John Anderson

By:	Randolph John Anderson

J. Gleek Properties Ltd.

By:	/s/ Julian Gleek
	Name:	Julian Gleek
	Title:	Director

SBT Sellers’ Representative

By:	/s/ Shalom Meckenzie

Diamond Eagle Acquisition Corp.

By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer

DEAC NV Merger Corp.

By:	/s/ Eli Baker
	Name:	Eli Baker
	Title:	Secretary

DEAC Merger Sub Inc.

By:	/s/ Eli Baker
	Name:	Eli Baker
	Title:	Secretary

EXHIBIT A

Amended and Restated New DK Charter

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DRAFTKINGS INC.

The undersigned, being a duly authorized officer of DraftKings Inc., a Nevada corporation, pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes (the “NRS”), DOES HEREBY CERTIFY:

FIRST. The name of the Corporation is DraftKings Inc. The original Articles of Incorporation of the Corporation (the “Articles of Incorporation”) were filed with the Secretary of State of the State of Nevada, under the Corporation’s original name, DEAC NV Merger Corp., on the 13th day of December, 2019. On ___________, 2020, in order to effect the merger of Diamond Eagle Acquisition Corp., a Delaware corporation with and into the Corporation, the Corporation filed (i) Articles of Merger with the Secretary of State of the State of Nevada and (ii) a certificate of merger with the Secretary of State of the State of Delaware.

SECOND. Pursuant to Section 78.390 of the NRS, the Board of Directors of the Corporation duly adopted resolutions (i) setting forth the proposed Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of the Corporation, (ii) recommending the Amended and Restated Articles to the stockholders of the Corporation, and (iii) seeking the required consent and approval, under the NRS, of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

THIRD. Thereafter, pursuant to resolutions of the Board of Directors of the Corporation, the Amended and Restated Articles were submitted to the holders of a majority of the shares of outstanding capital stock of the Corporation entitled to vote thereon, and pursuant to Section 78.320 of the NRS the holders of a majority of such shares voted to authorize the Amended and Restated Articles of the Corporation.

FOURTH. These Amended and Restated Articles restate, integrate and further amend the provisions of the Articles of Incorporation.

FIFTH. The text of the Articles of Incorporation is hereby amended and restated to read herein as set forth in full:

ARTICLE I

NAME

The name of the corporation is DraftKings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Nevada is [address]. The name of the Corporation’s resident agent at that address is [●]. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE III

PURPOSE

The purpose for which this Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the laws of the State of Nevada and to exercise any powers permitted to corporations under the laws of the State of Nevada.

ARTICLE IV

CAPITAL STOCK

Section 1. Capital Stock

(a)           Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is [●] shares, of which [●] shares shall be shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), [●] shares shall be shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and [●] shares shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

(b)           Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock and each class of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Sections 78.2055 and 78.207 of the Nevada Revised Statutes (the “NRS”) or any successor provision thereof.

(c)           Facts or Events Ascertainable outside of Articles of Incorporation. Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside the Articles of Incorporation if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in the articles of incorporation (including any duly filed certificate of designation relating thereto), all to the full extent permitted by the NRS.

(d)           No Cumulative Voting. Holders of a class or series of capital stock of the Corporation shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not, unless specifically provided in a certificate of designations for such class or series, be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

Section 2. Preferred Stock.

The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide, by resolution or resolutions adopted by such Board of Directors and a certificate of designations filed pursuant to Section 78.1955 of the NRS, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such class or series, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the full extent permitted by Chapter 78 of the NRS, or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:

(a)           are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the certificate of designations establishing such class or series or as are determined in a manner specified in such certificate of designations;

(b)           are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

(c)           are entitled to a preference with respect to any distribution of assets of the Corporation its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the certificate of designations establishing such class or series or as is determined in a manner specified in such certificate of designations;

(d)           are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(e)           are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the resolutions of the Board of Directors establishing such class or series;

(f)            are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(g)           are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(h)           are entitled to such voting rights, if any, as are specified in the resolutions of the Board of Directors establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such certificate of designations) at all times or upon the occurrence of specified events; and

(i)            are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Section 3. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the NRS and, to the extent permitted thereunder, such additional rights as are set forth below:

(a)           Voting. Except as otherwise expressly provided by these Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is not prohibited at such time under these Amended and Restated Articles) of the stockholders of the Corporation; (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of these Amended and Restated Articles to the contrary, so long as both shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of these Amended and Restated Articles so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of Common Stock as compared to those of the other class of Common Stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock whose relative rights, preferences, qualifications, limitations or restrictions are adversely affected.

(b)           Class B Common Stock.

(i) Issuance of Additional Shares. From and after the effective time of these Amended and Restated Articles (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered in the name of, (A) Jason Robins (the “Founder”) and (B) any entities, directly or indirectly, wholly-owned by (or in the case of a trust solely for the benefit of) the Founder (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).

(ii) Mandatory Cancellation of Class B Common Stock. All outstanding shares of Class B Common Stock shall (A) automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be canceled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation in the event that shares of Class A Common Stock that are then held by the Permitted Class B Owners (including without limitation all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards held by the Founder) represent less than 33% of the Base Class A Shares (as defined below); and (B) be subject to cancelation by the Corporation (without consideration) one year after the date that both of the following conditions (the “Trigger Conditions”) apply (the “Founder Termination Anniversary Date”):

(1) the earliest to occur of (a) the Founder’s employment as Chief Executive Officer being terminated for Cause (as defined below) or due to death or Permanent Disability (as defined below) and (b) the Founder resigns (other than for Good Reason (as defined below)) as the Chief Executive Officer of the Corporation; and

(2) either (a) the Founder no longer serves as a member of the Board of Directors or (b) the Founder serves as a member of the Board of Directors, but his service to the Corporation is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board of Directors prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class B Common Stock shall not be cancelled pursuant to this clause (B) unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary.

For purposes of this Section 3,

“Base Class A Shares” shall mean the number of shares of Class A Common Stock held by the Permitted Class B Owners equal to (i) the number of issued and outstanding shares of Class A Common Stock held by the Permitted Class B Owners as of immediately following the Effective Time, plus (ii) all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards held by the Founder as of immediately following the Effective Time (“Founder Awards”), less (iii) any shares of Class A Common Stock that are subject to Founder Awards that have performance-based vesting conditions that subsequently fail to vest; provided, however, that in the event of any transfer of shares of Class A Common Stock held by the Permitted Class B Owners pursuant to divorce settlement, order or decree or domestic relations settlement, order or decree, if any, the amount of Base Class A Shares determined under this definition shall be reduced by fifty percent (50%) immediately prior to such transfer.

“Cause” shall mean (a) willful conduct that is materially injurious to the Corporation or any of its affiliates (whether monetary or otherwise) or the commission of any other material act or omission involving dishonesty with respect to the Corporation; (b) conviction of a felony or of any misdemeanor involving a crime of moral turpitude; (c) fraud, misappropriation of money, assets, or other property of the Corporation, embezzlement, or the like; (d) insubordination or other willful refusal to comply with any lawful request of the Board of Directors, including, without limitation, failure to cooperate in any investigation conducted and/or undertaken by the Corporation that has reasonable and legitimate objectives; or (e) material breach of any of his obligations, duties or agreements to the Corporation, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after receipt of written notice of the need to cure;

“Good Reason” shall mean [insert definition from an employment agreement to be negotiated and entered into between the Corporation and the Founder].

“Permanent Disability” shall mean a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(c)           Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, the holders of Class A Common Stock shall be entitled, on a per share basis, to such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor. Dividends shall not be declared or paid on the Class B Common Stock and holders of Class B Common Stock shall have no entitlement in respect of dividends thereon.

(d)           Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock shall be entitled, pro rata on a per share basis, to all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class B Common Stock shall not be entitled to any assets of the Corporation of whatever kind available until distribution has first been made to all holders of Class A Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(e)            Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f)            No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons (provided that shares of Class B Common Stock may be issued only to, and registered in the name of, the Permitted Class B Owners), and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Transfers of Class B Common Stock.

(a)           A holder of Class B Common Stock may not Transfer (as defined below) shares of Class B Common Stock, other than (i) to a Permitted Class B Owner or (ii) upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree (in each case, a “Permitted Transfer”); provided that in each case, the Founder shall be deemed to retain the sole voting power to vote such transferred Class B Common Stock.

For purposes of this Section 5, “Transfer” of a share of Class B Common Stock shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time shall not be considered a “Transfer” within the meaning of this Article IV.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

For purposes of this Section 5, “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(b)           Any purported transfer of shares of Class B Common Stock in violation of this Section 5 shall be null and void. If, notwithstanding the limitations set out in this Section 5, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock and the purported transfer shall not be recognized by the Corporation’s transfer agent.

(c)           Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in each case in violation of the limitations set out in this Section 5, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation, to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d)           The Board of Directors shall have all powers necessary to implement the limitations set out in this Section 5, including without limitation, the power to prohibit transfer of any shares of Class B Common Stock in violation thereof.

(e)           All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock with respect to the election of directors, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors; provided that the initial number of directors of the Corporation shall be eleven (11); provided, further, that from and after the time that a Founder beneficially owns less than a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles (the “Voting Stock”), such number of directors may be modified by the affirmative vote of the holders of at least two-thirds of the voting power of the Voting Stock.

Section 3. Removal; Vacancies. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, dated as of [●], 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), any individual director, or the entire Board of Directors, may be removed from by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles.

Except as otherwise required by law and subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, even though less than a quorum. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 4. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

For the purposes of these Amended and Restated Articles, “Founder Control” means that shares representing a majority of the voting power of the Voting Stock is beneficially owned by the Founder.

Section 5. Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

MATTERS RELATING TO STOCKHOLDERS

Section 1. Action by Written Consent. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that from and after the time that a Founder beneficially owns less than a majority of the voting power of the Voting Stock, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 1, Article VI shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

Section 2. Special Meeting of Stockholders. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board of Directors or by the Chief Executive Officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at such time that the Corporation is not under Founder Control, only by the Chairman of the Board of Directors or by the Chief Executive Officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, and may not be called by any other person or persons.

Section 3. Meeting Location. Meetings of stockholders may be held within or outside the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no Director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VIII

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

Section 1. Control Share Acquisition Exemption. The Corporation shall not be governed by the control share acquisition provisions of Nevada law, Sections 78.378 through 78.3793 of the NRS or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.378 through 78.3793 of the NRS, if and for so long as, Sections 78.378 through 78.3793 of the NRS shall apply to the Corporation.

Section 2. Combinations With Interested Stockholders. The Corporation shall not be governed by the provisions of Sections 78.411 through 78.444 of the NRS, or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.411 through 78.444 of the NRS, if and for so long as, Sections 78.411 through 78.444 of the NRS shall apply to the Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Amended and Restated Articles or the Bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of the Amended and Restated Articles or the Bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article IX.

ARTICLE X

AMENDMENT

Notwithstanding any other provisions of these Amended and Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by these Amended and Restated Articles (or by any certificate of designations hereto), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X, XI or XII shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles but only in the manner now or hereafter prescribed in these Amended and Restated Articles, the Corporation’s Bylaws or the NRS, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE XI

CORPORATE OPPORTUNITIES

In anticipation that the Corporation and the Founder may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Founder (including service of the Founder as a director of the Corporation), the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Founder, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of these Amended and Restated Articles (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

Section 1. Right to Compete. To the fullest extent permitted by the laws of the State of Nevada, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in his or her capacity as an employee of the Corporation or its subsidiaries; (b) no holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any holder of Class A Common Stock or Class B Common Stock or any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Section 1, Article XI shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director.

Section 2. Corporate Opportunities. To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with these Amended and Restated Articles, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 3. Liability. No holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article XI.

ARTICLE XII

UNSUITABLE PERSONS

Section 1. Finding of Unsuitability.

(a)           The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board of Directors in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) delivery to such Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting), finding that the Board of Directors has determined in good faith (following consultation with independent gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of the arbitration process described below (if applicable); provided, further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board of Directors were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, such disagreement with respect to whether the Board of Director’s determination(s) were made in good faith shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Corporation, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Boston, Massachusetts, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the avoidance of doubt, the only question before the arbitrator shall be whether such determinations were made by the Board in good faith. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board of Directors may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board of Directors regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting. Following (x) the Board of Directors determining in good faith (following consultation with independent gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board of Directors adopted by a unanimous affirmative vote of all of the disinterested members of the Board of Directors), that such Person is an Unsuitable Person and it is necessary for such Person to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were made in good faith by the Board of Directors, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of Purchase Price in Article I); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45)-day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board of Directors determines in good faith (following consultation with independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b)           In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board of Directors above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including without limitation any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including without limitation observer and information rights) conferred by the underlying Equity Interests.

(c)           The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XII, other than an Alternate Private Transaction (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person in the case of Third Party Transferees, by unsecured promissory note in the case of the Corporation, or combination of both in the case of the Corporation in such proportion as the Corporation may determine in its sole and absolute discretion and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under these Amended and Restated Articles, the Bylaws of the Corporation, the Stockholders Agreement and applicable federal and state securities laws) and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of relevant documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). Under any promissory note, an amount equal to one-third of the principal amount and the interest accrued thereon shall be due and payable no later than three (3) months following the Transfer Date, and the remaining principal amount of any such promissory note together with any unpaid interest accrued thereon shall be due and payable no later than one (1) year following the Transfer Date; provided that in the event that the Corporation does not have funds available to make the first payment, the Corporation and the Unsuitable Party agree to negotiate an alternate payment structure (including whether or not the promissory note or payment obligation should be secured by assets of the Corporation) in good faith (except that in the event that the Corporation and the Unsuitable Person are unable to reach an amicable solution as to such alternate payment structure, the original payment schedule and terms set out in first part of this sentence shall remain in force, and the applicable amounts under the promissory note shall be due and payable in accordance with the payment schedule set out above). The unpaid principal of any such promissory note shall bear interest at the rate of five percent (5%) per annum, and such promissory note shall contain such other reasonable and customary terms and conditions as the Corporation reasonably determines necessary or advisable, provided that they do not include any unduly burdensome or unreasonably adverse terms to the Unsuitable Person, it being agreed that such terms may include, without limitation, prepayment at the maker’s option at any time without premium (other than the interest agreed herein) or penalty and subordination if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.

(d)           To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XII promptly following any such determination.

Section 2. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XII, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XII, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XII and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation.

Section 3. Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of these Amended and Restated Articles or the Bylaws of the Corporation or otherwise. Notwithstanding the provisions of this Article XII, the Corporation, the Unsuitable Person and any of his or its Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice, enter into an agreement or other arrangement (including based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard) , including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s ownership or control of all or a portion of its Equity Interests over time (and, in such event, the terms of such agreement or arrangement as agreed by such Unsuitable Person or Affiliate of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XII.

Section 4. Further Actions. Nothing contained in this Article XII shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or delayed issuance or threatened delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XII. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XII, provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the Stockholders (as defined in the Stockholders Agreement) than the provisions of this Article XII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board of Directors shall have exclusive authority and power to administer this Article XII and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article XII. Subject to the arbitration provisions set forth in Section 1(a) of this Article XII, all such actions which are done or made by the Board of Directors in compliance with the provisions of this Article XII and applicable law shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article XII to a committee of the Board of Directors as it deems necessary or advisable.

Section 5. Legend. The restrictions set forth in this Article XII shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.

Section 6. Compliance with Gaming Laws. All Persons owning or controlling Company Interests shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies. Any transfer of Equity Interests may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported transfer thereof in violation of such requirements shall be void ab initio.

Section 7. Definitions. The purposes of this Article XII, the following definitions apply.

“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

“Equity Interest” means Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board of Directors in good faith (it being agreed that in case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such share for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).

“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 1(a) of Article XII of these Amended and Restated Articles to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of these Amended and Restated Articles.

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XII of these Amended and Restated Articles, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.

“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board of Directors deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XII of these Amended and Restated Articles. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XII of these Amended and Restated Articles, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity Interests imposed in good faith by the Corporation, including how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a stockholder who (i) fails or refuses to file an application within thirty (30) days (or such shorter period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Corporation (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License (in each of (ii) through (iv) above, only if such denial, disqualification or determination by a Gaming Authority is final and non-appealable), or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Corporation or any Affiliated Company.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

IN WITNESS WHEREOF, DraftKings Inc. has caused this certificate to be signed by [●] its [●], on the [●] day of [●], 2020.

DRAFTKINGS INC.

By:
Name:
Title:

EXHIBIT B

Amended and Restated New DK Bylaws

DRAFTKINGS INC.

AMENDED AND RESTATED BYLAWS

(the “Corporation”)

Article I

Stockholders

1.             Annual Meeting. The annual meeting of stockholders of the Corporation for the election of directors to succeed directors whose terms expire and for the transaction of such other business as may properly come before such meeting shall be held each year at the place, date and time determined by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.             Special Meetings. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”). The notice for every special meeting shall state the place (if any), date, hour and purposes of the meeting. Except as otherwise required by law, only the purposes specified in the notice of the special meeting shall be considered or dealt with at such special meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

3.             Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Nevada, as may be designated in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications, including by webcast, in accordance with applicable law. The Board of Directors may also, in its sole discretion, determine that stockholders and proxy holders may attend and participate by means of remote communications in a stockholder meeting held at a designated place. As to any meeting where attendance and participation by remote communications authorized by the Board of Directors in its sole discretion (including any meeting held solely by remote communications), and subject to such guidelines and procedures as the Board of Directors may adopt for any meeting, stockholders and proxy holders not physically present at such meeting of the stockholders shall be entitled to: (i) participate in any meeting of the stockholders; and (ii) be deemed present in person and vote at such meeting of the stockholders whether such meeting is to be held at a designated place or solely by means of remote communications, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.

4.             Notice of Meetings. Except as otherwise provided by law or the Articles of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Nevada Revised Statutes (the “NRS”)) by the stockholder to whom the notice is given, and such notice shall be deemed to be given at the time, if delivered by electronic mail when directed to an electronic mail address at which the stockholder has consented to receive notice, and if delivered by any other form of electronic transmission when directed to the stockholder. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived (i) in writing signed by the person entitled to notice thereof or (ii) by electronic transmission made by the person entitled to notice, either before or after such meeting. Notice will be waived by any stockholder by his or her attendance thereat in person, by remote communications, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

5.             Quorum. The holders of a majority of the voting power of all shares of the Corporation’s capital stock issued, outstanding and entitled to vote at a meeting, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum. If, on any issue, voting by the holders of classes or series is required by Chapter 78 or 92A of the NRS, the Articles of Incorporation or these amended and restated bylaws (these “Bylaws”), the holders of at least a majority of the voting power, present in person, by means of remote communications, or represented by proxy, within each such class or series is necessary to constitute a quorum of each such class or series. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

6.             Adjournments. Any meeting may be adjourned from time to time by the Chairperson of the Board of Directors or by the vote of the holders of a majority of the votes properly cast upon the question, whether or not a quorum is present, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

7.             Organization.

(a)                Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the Chief Executive Officer or the President, or in the absence of the Chief Executive Officer and President by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(b)               The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.

(c)               The chairperson of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

8.             Voting and Proxies.

(a)               Unless otherwise provided in Chapter 78 of the NRS, the Articles of Incorporation, or the resolution providing for the issuance of preferred stock or series of common stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation (if any such authority is so vested), each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date. So long as the Articles of Incorporation provide for more or less than one vote for any share on any matter, every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

(b)               All matters at any meeting at which a quorum is present, except the election of directors, shall be decided by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of the Articles of Incorporation, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter. The election of directors shall be decided by the affirmative vote of the holders of at least a plurality of the votes of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors, unless otherwise expressly provided by the Articles of Incorporation. The stockholders do not have the right to cumulate their votes for the election of directors. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

(c)               Stockholders may vote either in person or by written proxy or express directly or by written proxy their consent or dissent to a corporate action taken without a meeting. Each such proxy shall be valid until its expiration or revocation in a manner permitted by the laws of the State of Nevada. A proxy may be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient to support an irrevocable power. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

9.             Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of electronic communication or if attendance at and participation in the meeting is permitted by means of remote communications, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on or a reasonably acceptable electronic network, and the information required to access such list shall be provided with the notice of the meeting.

10.           Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 10 of Article I and the Stockholders Agreement, dated as of [•], 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”).

(b) For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors (or a committee thereof), (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors (or a committee thereof) or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 10 of Article I is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 10 of Article I.

In addition to any other requirements under applicable law and these Bylaws, even if such matter is already the subject of any notice to the stockholders or public announcement by the Board of Directors, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action.

To be timely, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (which, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, has occurred on [•], 2020); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the close of business on the later of (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

A Stockholder Notice must contain the following information:

(i)	whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”);

(ii)	the name and address of all Interested Persons;

(iii)	a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons;

(iv)	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof;

(v)	a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice;

(vi)	a representation whether any Interested Person, will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(vii)	a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of the Corporation; and

(viii)	any other information relating to such Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be supplemented and updated from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date.

Any Stockholder Notice relating to the nomination of directors must also contain:

(i)	the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation);

(ii)	each nominee’s signed consent to serve as a director of the Corporation if elected; and

(iii)	whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).

The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation.

Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders (and, in the event that such proposal is to amend these Bylaws, the language of the proposed amendment) and (ii) a brief written statement of the reasons why such stockholder favors the proposal, including any material interest in such proposal of any Interested Person.

Notwithstanding anything in this Section 10(b) of Article I to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed.

(c) For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 10(b) of Article I hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

(d) For purposes of this Section 10 of Article I, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) Only persons who are nominated in accordance with either the procedures set forth in this Section 10 of Article I or the terms and conditions of the Stockholders Agreement, shall be eligible for election as directors of the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 10 of Article I. This Section 10 of Article I shall not apply to stockholders proposals made pursuant to Rule 14a-8 under the Exchange Act. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over shares of common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 10 of Article I and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 10 of Article I, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Article II

Directors

1.             Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.             Election and Qualification. The total number of directors constituting the entire Board of Directors shall be fixed in the manner provided in the Articles of Incorporation. Directors need not be stockholders.

3.            Vacancies: Reduction of Board. Subject to the provisions of the Articles of Incorporation and the terms and conditions of the Stockholders Agreement, a majority of the Directors then in office, whether less than a quorum or otherwise, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of Directors.

4.             Tenure. Except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws, Directors shall hold office until the next annual meeting of the stockholders and their successors are duly elected and qualified or until their earlier resignation or removal. Any Director may resign by delivering his or her written resignation to the Board of Directors or to the Chief Executive Officer, President or Secretary of the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.             Removal. A director may be removed from the Board of Directors by the stockholders of the Corporation only as provided in the Articles of Incorporation and in accordance with the terms and conditions of the Stockholders Agreement.

6.             Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place (if any) as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, in writing, by the Chairperson, the Chief Executive Officer, the President, or two or more Directors (or the sole Director, if applicable), and designating the time, date and place (if any) thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

7.             Notice of Meetings. Notice of the time, date and place (if any) of all special meetings of the Board of Directors shall be given to each Director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address at least forty-eight (48) hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful, and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

8.             Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

9.             Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law or by the Articles of Incorporation.

10.           Action without a Meeting. Unless otherwise restricted by the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or committee thereof may be taken without a meeting if all members of the Board of Directors or committee thereof consent thereto in writing or by electronic transmission, and such writings or electronic transmissions are filed with the records of the meetings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a vote of the Board of Directors or committee thereof for all purposes.

11.           Committees. The Board of Directors, by vote of a majority of the Directors then in office, may establish one or more committees, each committee to consist of one or more Directors, and may delegate thereto some or all of its powers except those which by law or by the Articles of Incorporation may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these Bylaws for the Board of Directors. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the members present at a meeting of the committee at the time of such vote if a quorum is then present shall be the act of such committee. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.

12.           Compensation. Directors who are not salaried officers of the Corporation may receive a fixed sum per meeting attended or a fixed annual sum, or both, and such other forms of reasonable compensation as may be determined by resolution of the Board of Directors. All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Any director may serve the Corporation in any other capacity and receive proper compensation therefor. If the Board of Directors establishes the compensation of directors pursuant to this Section 12, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

13.           Chairperson. The Chairperson of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairperson of the Board of Directors shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.

14.           Protection of Confidential Information; Recusal from Meetings. Each director acknowledges that as part of his or her service to the Corporation, and the exercise of his or her fiduciary duties on behalf of the Corporation, the director may receive confidential information of the Corporation (and its customers, strategic partners, vendors and suppliers). This confidential information includes, without limitation, nonpublic financial information, business and market strategy reports and presentations, pricing information, research and development activities, plans and strategies (including reports and presentations to the Board of Directors), invention disclosures, patentable and unpatentable inventions, technical specifications and information, and other scientific data, laboratory notebooks, unpublished patent or invention disclosures blueprints, biological and chemical compounds and properties, scientific reports, technical specifications and data, whether in hard copy or electronic media. Each director shall not use or disclose such confidential information for any purpose other than to promote and serve the best interests of the Corporation and its stockholders.

Article III

Officers

1.             Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Treasurer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

2.             Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected by the Board of Directors. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

3.             Qualification. No officer need be a stockholder or Director. Any two or more offices may be held by the same person.

4.             Tenure. Except as otherwise provided by the Articles of Incorporation, each of the officers of the Corporation shall hold his or her office until his or her successor is duly elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.             Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office.

6.             Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

7.             Chief Executive Officer. The Board of Directors may elect a chief executive officer who, subject to the direction of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation, and shall perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as may be provided by law.

8.             President and Vice Presidents. The President shall be the chief operating officer of the Corporation and shall have general charge of its business operations, subject to the direction of the Board of Directors. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders or Board of Directors if the President is unable to do so for any reason.

Any Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers and responsible of and be subject to all the restrictions upon the President.

9.             Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

10.           Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors in books kept for that purpose. In his or her absence from any such meeting an Assistant Secretary, or if he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.

The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors, Chief Executive Officer or the President.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

11.           Other Powers and Duties. Subject to these Bylaws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board of Directors.

Article IV

Capital Stock

1.             Certificates of Stock and Uncertificated Shares. Unless the Board of Directors has provided by resolution that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares, each stockholder shall be entitled to a certificate of stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Such certificate shall be signed by the Chairperson or Vice-Chairperson of the Board of Directors or the Chief Executive Officer, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall, at the option of the Board of Directors or as otherwise stated in the Articles of Incorporation, be permitted to issue fractional shares.

2.             Record Holders. Except as may otherwise be required by law, by the Articles of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.

3.             Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the resolution fixing the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.             Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article V

Indemnification

1.             Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Corporation or is or was a director or officer of the Corporation serving at the Corporation's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against expenses, including without limitation attorneys’ fees, costs, expenses, judgments, fines, and amounts paid in settlement (collectively, “Expenses”), actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether or not an action, suit or proceeding by or in the right of the Corporation, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee.

2.             Indemnification Against Expenses. The Expenses of Indemnitees must be paid or reimbursed by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit, proceeding or claim described in Section 1 of this Article V, to the fullest extent permitted by Nevada law.

3.             Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

4.             Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

5.             Non-Exclusivity of Indemnification Rights. The rights of indemnification set out in this Article V shall be in addition to and not exclusive of any other rights to which any Indemnitee may be entitled under the Articles of Incorporation, Bylaws, any other agreement with the Corporation, any action taken by the stockholders or disinterested directors of the Corporation, or otherwise. The indemnification provided under this Article V shall inure to the benefit of the heirs, executors, and administrators of an Indemnitee.

6.             Amendment. The provisions of this Article V may be amended as provided in Article VI; provided, however, no amendment or repeal of such provisions which adversely affects the rights of a director or officer under this Article V with respect to his or her acts or omissions prior to such amendment or repeal, shall apply to him without his or her consent.

Article VI

Miscellaneous Provisions

1.             Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.

2.             Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

3.             Notices and Waivers Thereof. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, whenever by law or under the provisions of the Articles of Incorporation or these Bylaws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or upon delivery, if given by courier service. Notice to Directors or stockholders may also be given by telephone, telegram, facsimile, electronic mail, electronic transmission or similar medium of communication or as otherwise may be permitted by these Bylaws. If such notice is delivered to a Director or stockholder by electronic mail, such notice shall be deemed given when directed to the electronic mail address provided by such Director or stockholder, and if such notice is delivered by any other electronic transmission, such notice shall be deemed given when directed to such Director or stockholder.

Whenever any notice is required to be given by law or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof, in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole and express purpose of objecting, at the time of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.             Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the Chief Executive Officer, President, Treasurer or Secretary, or by any other officer of the Corporation designated by the Board of Directors or Chief Executive Officer, except as the Board of Directors may generally or in particular cases otherwise determine.

5.             Voting of Securities. Unless otherwise provided by the Board of Directors, the Chief Executive Officer, President, Treasurer or Secretary may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

6.             Resident Agent. The Board of Directors may appoint a resident agent in any jurisdiction upon whom legal process may be served in any action or proceeding against the Corporation.

7.             Corporate Records. The original or attested copies of the Articles of Incorporation, these Bylaws and the records of all meetings of the incorporator, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent. The books of the Corporation may be kept at such place or places within or without the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in these Bylaws.

8.             Articles of Incorporation. All references in these Bylaws to the Articles of Incorporation shall be deemed to refer to the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

9.             Amendments. These Bylaws may be amended or repealed or additional Bylaws adopted by the stockholders or by the Board of Directors; provided that (a) the Board of Directors may not amend or repeal this Section 9 of Article VI or any provision of these Bylaws which by law, by the Articles of Incorporation or by these Bylaws requires action by the stockholders, and (b) any amendment or repeal of these Bylaws by the Board of Directors and any Bylaw adopted by the Board of Directors may be amended or repealed by the stockholders.

10.           Conflicts. In the event of any conflict between these Bylaws or any stockholders, voting, investor rights or other agreement to which the Corporation and the holders of shares of any class or series of capital stock of the Corporation are a party, then such agreement shall govern. In the event of any conflict between these Bylaws and the Articles of Incorporation, the Articles of Incorporation shall govern.

* * * * * * * * * * * * * * * *

Adopted by the Board of Directors: [•], 2020.

EXHIBIT C

Amended and Restated Certificate of Incorporation of the Surviving Company

[ELEVENTH] AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF DraftKings Inc.

First.  The name of the corporation is DraftKings Inc.

Second.  The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent 19904. The name of its registered agent at such address is National Registered Agents, Inc.

Third.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth.  The corporation shall have the authority to issue [●] shares of Common Stock, par value of [$0.001] per share.

Fifth.  The board of directors of the corporation (hereinafter the “Board”) is expressly authorized to adopt, amend or repeal by-laws of the corporation.

Sixth.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

Seventh.  The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation. Each director shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

Eighth.  Any action required or permitted to be taken by the holders of any class or series of stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

Ninth.  The corporation eliminates the personal liability of each member of its Board or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended from time to time. Any repeal or modification of this Article Ninth shall not increase the personal liability of any director of this corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Tenth.  Indemnification.

(a)  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (b)   hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in Article Ninth.  and this Article Tenth.  shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law of Delaware so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article Ninth.  and this Article Tenth.  , the General Corporation Law of Delaware or otherwise (hereinafter an “undertaking”).

(b)  Right of Indemnitee to Bring Suit. If a claim under paragraph (a)  above is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. If the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware, then in (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) such failure shall be a defense, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon such a final adjudication. Neither the failure of the corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is entitled to be indemnified or to such advancement of expenses under Article Ninth.  and this Article Tenth.  or otherwise shall be on the indemnitee. Notwithstanding anything contained to the contrary in Article Ninth.  and this Article Tenth.  , no potential indemnitee shall be entitled to advancement of expenses under this Certificate of Incorporation or the by-laws of the corporation, unless authorized by a majority of the disinterested members of the Board, in any action involving a proceeding by the corporation directly against the indemnitee for any claim by the corporation against the indemnitee involving a breach of fiduciary duty of the indemnitee to the corporation, or gross negligence, bad faith, intentional misconduct, unlawful conduct or other forms of misconduct by the indemnitee where the corporation is seeking damages against the indemnitee.

(c)  Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred by this Article Ninth.  and this Article Tenth.  shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-laws of the corporation, contract or agreement, vote of stockholders or disinterested directors or otherwise.

(d)  Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

(e)  Indemnification of Employees or Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article Eighth with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this ____ day of _______________, 2020.

[Jason Robins, President]

EXHIBIT D

Amended and Restated Bylaws of the Surviving Company

SECOND AMENDED AND RESTATED BYLAWS
OF
Draftkings Inc.

ARTICLE I

Stockholders

Section 1.1.          Annual Meetings. An annual meeting of stockholders of DraftKings Inc. (the “Corporation”) for the election of directors and for the transaction of any other proper business shall be held at such date, time and place (either within or without the State of Delaware) or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the Corporation’s board of directors (the “Board of Directors”) from time to time.

Section 1.2.          Special Meetings. Special meetings of stockholders of the Corporation (a) may be called at any time by the chairperson of the Board of Directors (the “Chair”), if any, the vice chairperson of the Board of Directors (the “Vice Chair”), if any, the president of the Corporation (the “President”) or the Board of Directors, to be held at such date, time and place (either within or without the State of Delaware) or may not be held at any place, but may instead be held solely by means of remote communication, as may be stated in the notice of the meeting, and (b) shall be called by the secretary of the Corporation (the “Secretary”) upon the written request, stating the purpose of the meeting, of stockholders of the Corporation who together own of record a majority of the outstanding shares of each class of stock of the Corporation entitled to vote at such meeting. The call for the meeting shall state the place (if any), date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

Section 1.3.          Notice of Meetings.

(a)          Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders of the Corporation and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders of the Corporation entitled to vote at the meeting, if such date is different from the record date for determining stockholders of the Corporation entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting as of the record date for determining the stockholders of the Corporation entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder of the Corporation at such stockholder’s address as it appears on the records of the Corporation.

(b)          In addition, if a stockholder of the Corporation has consented to receive notices by a form of electronic transmission, then, so long as such consent has not been properly revoked by such stockholder or deemed revoked pursuant to Section 232(a) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), such notice (i) by facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which such stockholder has consented to receive notice, (ii) by a posting on an electronic network together with separate notice to such stockholder of such specific posting shall be deemed given, upon the later of (A) such posting, and (B) the giving of such separate notice, and (iii) by any other form of electronic transmission, shall be deemed to be given when directed to such stockholder.

(c)          For purposes of these bylaws (these “Bylaws”), “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(d)          Notice shall be deemed to have been given to all stockholders of the Corporation of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as may be amended from time to time, and Section 233 of the DGCL.

Section 1.4.          Adjournments and Postponements.

(a)          Subject to applicable law, any meeting of stockholders of the Corporation, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, if any, thereof, and the means of remote communications, if any, and notice need not be given of any such adjourned meeting if the time and place and/or means of remote communication (as applicable) thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of the Corporation of record entitled to vote at such meeting.

(b)          In addition, subject to applicable law, any meeting of stockholders of the Corporation, annual or special, may be postponed by the Board of Directors at any time before such meeting has been convened, and such postponement shall be considered a cancellation of the originally noticed meeting. Notice of the postponed meeting shall be given to each stockholder of the Corporation of record entitled to vote at the meeting.

Section 1.5.          Quorum.

(a)          At each meeting of stockholders of the Corporation, except where otherwise provided by applicable law or the certificate of incorporation, as may be amended, restated or amended and restated from time to time in accordance with its terms and applicable law (the “Charter”) or these Bylaws, the holders of a majority of the voting power of all shares of capital stock issued, outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, either (i) the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4(b) of these Bylaws until a quorum of such class shall be so present or represented or (ii) the chairperson of the meeting may on his or her own motion adjourn the meeting from time to time in the manner provided by Section 1.4(b) of these Bylaws until a quorum of such class shall be so present and represented without the approval of the stockholders of the Corporation who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting.

(b)          Shares of the Corporation’s own capital stock belonging, on the record date for determining stockholders of the Corporation entitled to vote at the meeting, to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6.          Organization. Meetings of stockholders of the Corporation shall be presided over by the Chair, if any, or, in the absence of the Chair or if the Chair is unable to act, by the Vice Chair, if any, or, in the absence of the Vice Chair or if the Vice Chair is unable to act, by the President or, in the absence of the President or if the President is unable to act, by a vice president of the Corporation or, in the absence of the foregoing persons or if the foregoing persons are unable to act, by a chairperson designated by the Board of Directors or, in the absence of such designation or if such designee is unable to act, by a chairperson chosen at the meeting. The Secretary or, in the absence of the Secretary or if the Secretary is unable to act, an assistant secretary of the Corporation, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary of the Corporation or if neither is able to act, the chairperson of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

Section 1.7.          Voting; Proxies.

(a)          Unless otherwise provided in the Charter, each stockholder of the Corporation entitled to vote at any meeting of stockholders of the Corporation shall be entitled to one vote for each share of capital stock of record according to the books of the Corporation held by such stockholder who has voting power upon the matter in question.

(b)          Each stockholder of the Corporation entitled to vote at a meeting of stockholders of the Corporation or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest.

(c)          A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally; provided, however, that a stockholder of the Corporation may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. Voting at meetings of stockholders of the Corporation need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock of the Corporation entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.

(d)          Any election of Directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote or different vote is required by law, by the Certificate of Incorporation or by these Bylaws. In all other matters, unless otherwise provided by applicable law or by the Charter or these Bylaws, the affirmative vote of the holders of a majority of the shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders of the Corporation.

Section 1.8.          Fixing Date for Determination of Stockholders of Record.

(a)          In order that the Corporation may determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof or, if necessary, any postponement thereof effected pursuant to Section 1.4(b) of these Bylaws, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders of the Corporation entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders of the Corporation entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business in the State of Delaware on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business in the State of Delaware on the day next preceding the day on which the meeting is held. A determination of stockholders of the Corporation of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any adjournment of the meeting or, if necessary, any postponement of the meeting effected pursuant to Section 1.4(b) of these Bylaws; provided, however, that the Board of Directors may fix a new record date for determination of stockholders of the Corporation entitled to vote at the adjourned or, if necessary, any postponed meeting, and in such case shall also fix as the record date for stockholders of the Corporation entitled to notice of such adjourned or postponed meeting the same or an earlier date as that fixed for determination of stockholders of the Corporation entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned or postponed meeting.

(b)          In order that the Corporation may determine the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, to its principal place of business, to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded or otherwise (taking into account any processes and procedures instituted by the Corporation pursuant to Section 6.6 of these Bylaws). Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders of the Corporation entitled to consent to corporate action in writing without a meeting shall be at the close of business in the State of Delaware on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)          In order that the Corporation may determine the stockholders of the Corporation entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to the effectiveness of such action. If no record date is fixed, the record date for determining stockholders of the Corporation for any such purpose shall be at the close of business in the State of Delaware on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.9.          List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten days before every meeting of stockholders of the Corporation, a complete list of the stockholders of the Corporation entitled to vote at the meeting; provided, however, if the record date for determining the stockholders of the Corporation entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders of the Corporation entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder of the Corporation for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders of the Corporation entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder of the Corporation during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10.         Consent of Stockholders in Lieu of Meeting.

(a)          Unless otherwise provided in the Charter, any action required by applicable law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery (i) to its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (ii) to its principal place of business, (iii) to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded or (iv) otherwise (taking into account any processes and procedures instituted by the Corporation pursuant to Section 6.6 of these Bylaws).

(b)          No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by this Section 1.10 within sixty days of the first date on which a written consent is so delivered to the Corporation.

(c)          A facsimile, message via electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder of the Corporation or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written and signed for the purposes of this Section 1.10; provided, that any such facsimile, message via electronic mail or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the facsimile, message via electronic mail or other electronic transmission was transmitted by the stockholder of the Corporation or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such facsimile, message via electronic mail or other electronic transmission. No consent given by such facsimile, message via electronic mail or other electronic transmission shall be deemed to have been delivered until such consent is: (i) reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery (A) to its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (B) to its principal place of business, (C) to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded or (D) otherwise (taking into account any processes and procedures instituted by the Corporation pursuant to Section 6.6 of these Bylaws); or (ii) stored electronically pursuant to Section 6.6 of these Bylaws. Notwithstanding the foregoing limitations on delivery, consents given by facsimile, message via electronic mail or other electronic transmission, may be otherwise delivered to the principal place of business of the Corporation, to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded or otherwise (taking into account any processes and procedures instituted by the Corporation pursuant to Section 6.6 of these Bylaws) if, to the extent and in the manner provided by resolution of the Board of Directors, these Bylaws or the Charter. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(d)          Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.

(e)          Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

ARTICLE II

Board of Directors

Section 2.1.           Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by applicable law or the Charter. The Board of Directors shall consist of one or more members (each of whom shall be a natural person), the number thereof to be determined from time to time by the Board of Directors. Directors need not be stockholders of the Corporation.

Section 2.2.           Election; Term of Office; Death; Resignation; Removal; Vacancies.

(a)           Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary. Such resignation shall be effective when it is delivered unless the resignation specifies a later effective date or an effectiveness determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

(b)           Any director or the entire Board of Directors may be removed, with or without cause, by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

(c)           Unless otherwise provided in the Charter or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders of the Corporation having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders of the Corporation and his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 2.3.           Regular Meetings. Subject to Section 2.5 of these Bylaws, regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4.           Special Meetings. Subject to Section 2.5 of these Bylaws, special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chair, if any, the Vice Chair, if any, the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5.           Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the Charter or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6.           Quorum; Vote Required for Action. Unless the Charter provides otherwise, at all meetings of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Charter or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7.           Organization. Meetings of the Board of Directors shall be presided over by the Chair, if any, or, in the absence of the Chair or if the Chair is unable to act, by the Vice Chair, if any, or, in the absence of the Vice Chair or if the Vice Chair is unable to act, by the President or, in the absence of the President or if the President is unable to act, by a vice president of the Corporation or, in the absence of the foregoing persons or if the foregoing persons are unable to act, by a chairperson designated by the Board of Directors at the meeting. The Secretary or, in the absence of the Secretary or if the Secretary is unable to act, an assistant secretary of the Corporation, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary of the Corporation, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.          Action by Directors Without a Meeting. Unless otherwise restricted by the Charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 2.8 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 2.9.          Compensation of Directors. Unless otherwise restricted by the Charter or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III

Committees

Section 3.1.          Committees. The Board of Directors, by vote of a majority of the Directors then in office, may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if any) to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders of the Corporation, any action or matter (other than the election or removal of directors) expressly required by applicable law to be submitted to stockholders of the Corporation for approval; (b) adopting, amending or repealing these Bylaws; or (c) removing or indemnifying directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.

Section 3.2.           Committee Rules; Quorum. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend or repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1.           Officers; Election. Bi-annually, the Board of Directors shall elect a President, a Treasurer and a Secretary, and it may, if it so determines, elect from among its members a Chair and a Vice Chair. The Board of Directors may also elect one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, a treasurer or one or more assistant treasurers or such other officers of the Corporation as the Board of Directors may deem desirable and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices of the Corporation may be held by the same person unless the Charter or these Bylaws provide otherwise. The election of an officer of the Corporation shall not in and of itself create any contractual rights.

Section 4.2.           Term of Office; Death; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer of the Corporation, each officer of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer of the Corporation may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall be effective when it is delivered unless the resignation specifies a later effective date or an effectiveness determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer of the Corporation with or without cause at any time by a vote of a majority of the entire number of Directors then in office. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.

Section 4.3.           Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors that is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders of the Corporation, the Board of Directors and any committees in a book to be kept for that purpose. Unless otherwise required by applicable law, all contracts or other agreements, understandings, arrangements or instruments of the Corporation shall be executed on behalf of the Corporation by the President or any vice president of the Corporation, such other employee of the Corporation authorized in writing by the President or any vice president of the Corporation, with such limitations or restrictions as may be authorized by the Board of Directors. In case any officer is absent, or for any other reason that the Board of Directors may deem necessary or desirable, the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director. The Board of Directors may require any employee of the Corporation (including, without limitation, any officer of the Corporation) or any agent of the Corporation to give security for the faithful performance of his or her duties.

ARTICLE V

Stock

Section 5.1.           Stock Certificates. The shares of stock in the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares of the Corporation represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution or resolutions by the Board of Directors, every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile or other reliable reproduction. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated shares of the Corporation and the rights and obligations of the holders of certificates representing stock of the same class and series of stock of the Corporation shall be identical.

Section 5.2.           Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or, if applicable, uncertificated shares of the Corporation in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Miscellaneous

Section 6.1.           Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.

Section 6.2.           Seal. The Corporation may have a corporate seal that shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 6.3.           Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given under applicable law or any provision of the Charter or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders of the Corporation, directors or members of a committee of directors of the Corporation need be specified in any written waiver of notice unless so required by the Charter or these Bylaws.

Section 6.4.           Indemnification.

(a)          Indemnification of Directors and Officers. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of the Corporation, its stockholders, a third party or otherwise (a “Proceeding”), by reason of the fact that he is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense (including, but not limited to, attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, including expenses incurred in seeking such indemnification. In addition, the Corporation shall grant such indemnification to each of its Directors and officers with respect to any matter in a Proceeding as to which his liability is limited pursuant to the Certificate of Incorporation of the Corporation. However, such indemnification shall exclude (i) indemnification with respect to any improper personal benefit which a Director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the Director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with this Corporation with respect to their activities prior to said transaction, unless specifically authorized by the Board of Directors or stockholders of this Corporation. Such indemnification shall include prompt payment of expenses reasonably incurred by a Director or officer in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this Section 6.4, which undertaking shall be an unsecured general obligation of the Director or officer and may be accepted without regard to his or her ability to make repayment.

(b)          Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to an advancement of expenses, pursuant to the provisions of this Section 6.4, to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(c)          Nature of Indemnification Rights. The indemnification rights provided in this Section 6.4 shall be a contract right and shall not be deemed exclusive of any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled by law or under any bylaw, agreement, vote of stockholders or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person. A Director or officer shall be entitled to the benefit of any amendment of the DGCL which enlarges indemnification rights hereunder, but any such amendment which adversely affects indemnification rights with respect to prior activities shall not apply to him without his consent unless otherwise required by law. Each person who is or becomes a Director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Section 6.4.

(d)          Amendment. The provisions of this Section 6.4 may be amended as provided in Section 6.8; provided, however, no amendment or repeal of such provisions which adversely affects the rights of a Director or officer under this Section 6.4 with respect to his acts or omissions prior to such amendment or repeal, shall apply to him without his consent.

Section 6.5.           Interested Directors; Quorum. No contract or other agreement, understanding, arrangement or instrument or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or equivalents, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or other agreement, understandings arrangement or instrument or transaction, or solely because his or her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or other agreement, understanding, arrangement or instrument or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or other agreement, understanding, arrangement or instruments or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or other agreement, understanding, arrangement or instruments or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and the contract or other agreement, understanding, arrangement or instruments or transaction is specifically approved in good faith by vote of the stockholders of the Corporation; or (c) the contract or other agreement, understanding, arrangement or instruments or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders of the Corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or other agreement, understanding, arrangement or instruments or transaction.

Section 6.6.           Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger (as such term is defined in Section 219(c) of the DGCL), books of account, and minute books, may be kept on, or be in the form of, any information storage device or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible form within a reasonable time, and with respect to the stock ledger, that the records so kept satisfy clauses (i) through (iii) of Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled by law to inspect such records in accordance with law.

Section 6.7.           Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Charter. Whenever these Bylaws may conflict with any applicable law or the Charter, such conflict shall be resolved in favor of such law or the Charter, as applicable.

Section 6.8.           Amendment or Repeal. These Bylaws may be amended or repealed or additional Bylaws adopted by the stockholders or by the Board of Directors; provided that (a) the Board of Directors may not amend or repeal Section 6.4 or this Section 6.8 or any provision of these Bylaws which by law, by the Certificate of Incorporation or by these Bylaws requires action by the stockholders, and (b) any amendment or repeal of these Bylaws by the Board of Directors and any Bylaw adopted by the Board of Directors may be amended or repealed by the stockholders.

EXHIBIT E

Form of Stockholders Agreement

FORM OF STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2020, is entered into by and among DraftKings Inc., a Nevada corporation (the “Company”), DK Stockholder Group, DEAC Stockholder Group, SBT Stockholder Group and each other Person who after the date hereof acquires Common Stock of the Company and becomes party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the DK Stockholder Group, DEAC Stockholder Group and SBT Stockholder Group, the “Stockholders”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of December 22, 2019 (as the same may be further amended, modified or otherwise supplemented from time to time, the “BCA”), by and among Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), DK, SB Tech, the SBT Sellers (as defined in the BCA), DEAC NV Merger Corp. (“DEAC Newco”), a Nevada corporation, and Merger Sub (as defined in the BCA), DEAC merged with and into DEAC Newco, with DEAC Newco surviving such merger and changing its name to DraftKings Inc. (“New DK”);

WHEREAS, as of immediately prior to the consummation of the transactions contemplated by the BCA (the “Transactions”), DEAC had 40,000,000 shares of Class A common stock issued and outstanding and 10,000,000 shares of Class B common stock issued and outstanding, of which an aggregate of 80,000 shares of such Class B common stock were transferred to DEAC’s independent directors (the “DEAC Independent Directors”) and the remaining 9,020,000 shares of such Class B common stock (the “DEAC Founder Shares”) were held by the DEAC Founder Group;

WHEREAS, concurrently with the consummation of the Transactions, the Class B common stock of DEAC (including the DEAC Founder Shares) automatically converted into shares of Class A common stock of DEAC on a one-for-one basis pursuant to the Amended and Restated Certificate of Incorporation of DEAC, dated as of May 10, 2019;

WHEREAS, in connection with consummation of the Transactions, (i) the Company adopted the A&R Charter (as defined herein) and became the new publicly-traded parent company of DK and SB Tech, and (ii) the DK Stockholder Group and SBT Stockholders Group received shares of Class A Common Stock and Class B Common Stock (as such terms are defined herein) as consideration in the Transactions in respect of their equity interests held in DK and SB Tech, respectively, as of immediately prior to the consummation of the Transactions; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations associated with the ownership of shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.01       Definitions.

The following definitions shall apply to this Agreement:

“A&R Bylaws” means the amended and restated bylaws of the Company adopted on the date of this Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“A&R Charter” means the articles of incorporation of the Company, as filed on the date of this Agreement with the Secretary of the State of Nevada and as the same may be amended, modified, supplemented or restated from time to time.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.

“BCA” has the meaning set forth in the recitals.

“Board” has the meaning set forth in Section 2.01(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“CEO” means Jason Robins, the chief executive officer of the Company, or any entities wholly-owned by him.

“Class A Common Stock” means the shares of class A common stock, with a par value of $.0001 per share, of the Company.

“Class B Common Stock” means the shares of class B common stock, with a par value of $.0001 per share, of the Company.

“Closing” means the closing of the Transactions.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock, Class B Common Stock and any other shares of common stock of the Company issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event).

“Company” has the meaning set forth in the preamble.

“Company Equity Interest” means Common Stock or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.

“Company Material Adverse Effect” has the meaning set forth in Section 4.03(d).

“control” (i) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.

“DEAC Founder Group” means Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker and Harry E. Sloan.

“DEAC Founder Group Representative” means [•].

“DEAC Founder Shares” has the meaning set forth in the recitals.

“DEAC Independent Directors” has the meaning set forth in the recitals.

“DEAC Lock-up Period” has the meaning set forth in Section 3.01(b).

“DEAC Stockholder” means any Person who is a member of the DEAC Stockholder Group.

“DEAC Stockholder Group” means the DEAC Founder Group and the DEAC Independent Directors.

“Demanding Holders” has the meaning set forth in Section 6.02(a).

“Director” has the meaning set forth in Section 2.01(a).

“DK” means DraftKings Inc., a Delaware corporation and, upon the Closing, a wholly-owned subsidiary of the Company.

“DK Stockholder” means any Person who is a member of the DK Stockholder Group.

“DK Stockholder Group” means the Persons set forth on Schedule 1 hereto.

“DK Stockholder Group Representative” means [•].

“DK/SBT Lock-up Period” has the meaning set forth in Section 3.01(a).

“Encumbrances” has the meaning set forth in the BCA.

“Escrow Agent” means [•].

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any Gaming Authority and any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.

“Independent Accountant” has the meaning set forth in Section 6.02(b).

“Interest” means the capital stock or other securities of the Company or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Company Equity Interests.

“Issuance” has the meaning set forth in Section 4.01(a).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Maximum Number of Securities” has the meaning set forth in Section 6.02(c).

“Minimum Amount” has the amount set forth in Section 6.02(a).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Organizational Documents” means the A&R Bylaws and the A&R Charter.

“own” or “ownership” (and derivatives of such terms) means (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended), and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 6.03(a).

“Private Placement Warrants” means the 6,333,334 warrants purchased by the DEAC Founder Group pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of May 10, 2019, by and among DEAC, Eagle Equity Partners, LLC and Harry E. Sloan.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (i) Common Stock and the shares of Common Stock issued or issuable upon the conversion of Common Stock; (ii) the Private Placement Warrants, including the shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants; (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Stockholder as of the date hereof, including the Earnout Shares, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws;

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering, not to exceed $75,000.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant or other agent of such Person.

“SB Tech” means SB Tech (Global) Limited, a company limited by shares, incorporated in Gibraltar, continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V and, upon the Closing, a wholly-owned subsidiary of the Company.

“SBT Stockholder” means any Person who is a member of the SBT Stockholder Group.

“SBT Stockholder Group” means the SBT Sellers (as such term is defined in the BCA).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Groups” means the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group.

“Stockholders” means the DK Stockholders, the SBT Stockholders and the DEAC Stockholders.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Common Stock.

“Transactions” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the BCA, the Escrow Agreement and any other agreements related to the Transactions.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of, any Interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any Interest owned by a Person.

“Underwriter” or “Underwriters” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offerings Cap” has the meaning set forth in Section 6.02(a).

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock as displayed on the Company’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

Article II.
CORPORATE GOVERNANCE

Section 2.01         Board of Directors.

(a)          Board Composition. Upon the Closing, the total number of directors constituting the full board of directors of the Company (the “Board”) shall be eleven (11) directors (each a “Director”).

(b)          Director Nomination Rights.

i.             Upon the Closing, the Board shall be comprised of:

(A)           Eight (8) Directors, initially nominated by the DK Stockholder Group, which nominees shall include the Chief Executive Officer of the Company and at least four (4) of whom qualify as “independent” directors under NASDAQ listing rules;

(B)            Two (2) Directors, initially nominated by SM (as defined below) at his sole discretion, which nominees shall include at least one (1) individual who qualifies as an “independent” director under NASDAQ listing rules; and

(C)            One (1) Director, initially nominated by the DEAC Stockholder Group, and subject to approval by the DK Stockholder Group, such approval not to be unreasonably withheld, who shall qualify as an “independent” director under NASDAQ listing rules; provided, however, that any of Harry E. Sloan, Jeff Sagansky and Eli Baker shall be deemed approved by the DK Stockholder Group to the extent that such Person would otherwise qualify as an “independent” director under NASDAQ listing rules.

ii.             As promptly as reasonably practicable following the Closing, the Company shall enter into an indemnification agreement with each Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by a Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request in his or her capacity as a Director. The Company shall not amend, alter or repeal any right to indemnification or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable law, contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

iii.            The Company shall (A) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (B) for so long as a Director nominated pursuant to this Section 2.01 serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

iv.            Each Director nominated pursuant to this Section 2.01(b) shall serve until the earlier of (A) his or her death, disability, retirement, resignation or removal from the Board and (B) the first annual meeting of stockholders of the Company following the date of appointment of such Director.

v.             In connection with the first annual meeting of stockholders of the Company following the date of this Agreement and for each annual meeting of stockholders thereafter, the person who served as the SBT Sellers’ Representative (as such term is defined in the BCA) as of the date of the BCA (“SM”) shall have the right to nominate one (1) Director to serve on the Board (which person does not need to qualify as an “independent” director under NASDAQ listing rules), whose identity shall be subject to the Board’s approval not to be unreasonably withheld, conditioned or delayed, so long as SM holds, together with his wholly-owned Affiliates and immediate family members (and any of their wholly-owned Affiliates) and any trust whose sole beneficiaries are SM and/or his immediate family members (together, the “SM Group”), at the time of such annual meeting at least nine percent (9%) of the issued and outstanding shares of Class A Common Stock in the aggregate.

vi.            If the term of a Director appointed by SM pursuant to Section 2.01(b)(v) terminates due to his or her death, disability, retirement, resignation or removal from the Board before the next annual meeting of the stockholders of the Company, then at the request of SM, and provided that SM holds, together with the SM Group, at such time at least nine percent (9%) of the issued and outstanding shares of Class A Common Stock in the aggregate, such Director shall be replaced by another Director nominated by SM, whose identity shall be subject to the Board’s approval not to be unreasonably withheld, conditioned or delayed (and who does not need to qualify as an “independent” director under NASDAQ listing rules). Subject to Board approval, the appointment of such replacement Director shall be effected as promptly as reasonably practicable following the nomination of such replacement Director by SM.

vii.           Subject to applicable law, the CEO undertakes to attend, whether in person or by proxy, the annual stockholders meeting(s) at which the appointment of any Director nominated by SM pursuant to Section 2.01(b)(v) is on the agenda, and to vote his shares in favor of the election of such Director.

(c)           Committee Composition. The composition of each committee of the Board shall be in compliance with applicable NASDAQ independence requirements.

Article III.
RESTRICTIONS ON TRANSFER

Section 3.01         General Restrictions on Transfer.

(a)            Except as permitted by Section 3.02, for a period of 180 days from the date hereof (the “DK/SBT Lock-up Period”), no DK Stockholder nor SBT Stockholder shall Transfer any shares of Common Stock beneficially owned or owned of record by such Stockholder.

(b)           Except as permitted by Section 3.02, no DEAC Stockholder shall Transfer any shares of Common Stock beneficially owned or owned of record by such DEAC Stockholder until the earliest of: (i) the date that is one (1) year from the Closing; (ii) the last consecutive trading day where the Volume Weighted Average Share Price equals or exceeds $15.00 per share for at least twenty (20) out of thirty (30) consecutive trading days, commencing not earlier than 180 days after the date hereof or (iii) at the time the Company consummates a transaction after the Transactions which results in the Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “DEAC Lock-up Period”).

(c)            Except as permitted by Section 3.02, the CEO shall not Transfer any shares of Common Stock beneficially owned or owned of record by the CEO until the date that is two (2) years from the Closing (the “CEO Lock-up Period”).

(d)           Following the expiration of the DK/SBT Lock-up Period, DEAC Lock-up Period or CEO Lock-up Period, as applicable, the shares of Common Stock beneficially owned or owned of record by such Stockholder may be sold without restriction under this Agreement, other than the restriction set forth in Section 3.03(c) below.

Section 3.02         Permitted Transfers

(a)            Transfer to Third Party Purchaser. The provisions of Section 3.01 shall not apply to any Transfer by any Stockholder pursuant to a merger, stock sale, consolidation or other business combination of the Company with a Third Party Purchaser that results in a change in control of the Company.

(b)           Transfers for Estate Planning. Notwithstanding Section 3.01, any Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder, shall be permitted to make the following Transfers:

i.              any Transfer of shares of Common Stock by such Stockholder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such shares of Company Stock to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Stockholder’s Family Group may occur without compliance with the provisions of this Agreement or to a charitable organization; and

ii.             upon the death of any Stockholder who is a natural Person, any distribution of any such shares of Common Stock owned by such Stockholder by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 3.02(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Stockholder had been the transferor.

(c)            Transfers to Affiliates. Notwithstanding Section 3.01, each Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock or Earnout Shares owned by such Stockholder to any of its wholly-owned Affiliates or to a person or entity wholly owning such Stockholder.

Section 3.03         Miscellaneous Provisions Relating to Transfers

(a)           Legend. In addition to any legends required by Applicable Law, each certificate representing Common Stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

(b)           Prior Notice. Prior notice shall be given during the DK/SBT Lock-up Period or the DEAC Lock-up Period, as applicable, to the Company by the transferor of any Transfer of any Common Stock permitted by Section 3.02(b) or Section 3.02(c). Prior to consummation of any such Transfer during the DK/SBT Lock-up Period or the DEAC Lock-up Period, as applicable, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Agreement are assigned in accordance with the terms of this Agreement, the transferring Stockholder shall cause the transferee to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Common Stock, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Stockholder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Stockholder and as a member of the Stockholder Group of the transferor) under this Agreement, of the transferor thereof.

(c)           Compliance with Laws. Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (including any Earnout Shares) except as permitted under the Securities Act and other applicable federal or state securities laws.

(d)           Null and Void. Any attempt to Transfer any Common Stock (including any Earnout Shares) that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.

(e)           Removal of Legends. In connection with the written request of a Stockholder, following the expiration of the DK/SBT Lock-up Period or DEAC Lock-up Period, as applicable to such Stockholder, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Stockholder’s and/or its Affiliates’ or permitted transferee’s ownership of Common Stock, and the Company shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Common Stock upon which it is stamped, if (i) such shares of Common Stock are registered for resale under the Securities Act and the registration statement for such Company Equity Interests has not been suspended pursuant to Section 6.04 hereof or as otherwise required by the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder, (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144, or (iii) such shares of Common Stock are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such shares of Common Stock or (B) Rule 144 becoming available for the resale of such shares of Common Stock without volume or manner-of-sale restrictions, the Company, upon the written request of the Stockholder or its permitted transferee and the provision by such person of an opinion of reputable counsel reasonably satisfactory to the Company and the Company’s transfer agent, shall instruct the Company’s transfer agent to remove the legend from such shares of Common Stock (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by the Stockholder or its permitted transferee to the transfer agent referred to above) shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by any Stockholder or its permitted transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such shares of Common Stock (endorsed or with stock powers attached, signatures guaranteed, or otherwise in form necessary to affect the reissuance and/or transfer) and, to the extent required, a seller representation letter representing that such shares of Common Stock may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to the Company and the transfer agent, deliver or cause to be delivered to the holder of such Company Equity Interests a certificate representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends.

Article IV.
REPRESENTATIONS AND WARRANTIES

Section 4.01         Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to the Company and each other Stockholder as of the date of this Agreement that:

(a)            if such Stockholder is not a natural Person, such Stockholder is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)           the execution and delivery of this Agreement, the performance of by such Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of such Stockholder, and that such Stockholder has duly executed and delivered this Agreement;

(c)           this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(d)           the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority, except as set out in the BCA or any Ancillary Agreement (as defined in the BCA);

(e)           the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law applicable to such Stockholder, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party and which has not been obtained prior to or on the date of this Agreement;

(f)            except for this Agreement, the BCA or any Ancillary Agreement (as defined in the BCA), such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Company Equity Interests, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder); and

(g)           such Stockholder has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Stockholders under this Agreement.

Section 4.02         Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that as of the date of this Agreement:

(a)           the Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)           the execution and delivery of this Agreement, the performance of by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of the Company, and the Company has duly executed and delivered this Agreement;

(c)           this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(d)           the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority, except as set out in the BCA or any Ancillary Agreement (as defined in the BCA);

(e)           the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party;

(f)            except for this Agreement, the BCA or any Ancillary Agreement (as defined in the BCA), the Company has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with any Stockholder); and

(g)           the Company has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Stockholders under this Agreement.

Article V.
TERM AND TERMINATION

Section 5.01         Termination. This Agreement shall terminate upon the earliest of:

(a)           the date on which none of the DEAC Stockholders nor the SBT Stockholders hold any Common Stock;

(b)           the dissolution, liquidation, or winding up of the Company; or

(c)           upon the unanimous agreement of the Stockholders.

Section 5.02         Effect of Termination.

(a)           The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not affect:

i.              the existence of the Company;

ii.             the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

iii.            the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

iv.            the rights contained herein which are intended to survive termination of this Agreement.

(b)          The following provisions shall survive the termination of this Agreement: this Section 5.02, Section 6.05, Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05, Section 8.09, Section 8.10, Section 8.13, Section 8.14 and Section 8.15.

Article VI.
Registration Rights

Section 6.01         Registration Statement.

The Company shall, as soon as practicable after the Closing, but in any event within thirty (30) days following the date of this Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Stockholders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 6.01 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) sixty (60) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 6.01 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Stockholder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 6.01 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 6.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Stockholders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 6.01, but in any event within three (3) Business Days of such date, the Company shall notify the Stockholders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 6.01 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 6.02         Underwritten Offering.

(a)           In the event that (i) following the expiration of the DK/SBT Lockup Period, any DK Stockholder or any SBT Stockholder and/or (ii) following the expiration of the DEAC Lockup Period, any DEAC Stockholder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement and reasonably expect aggregate gross proceeds in excess of [$75,000,000] (the “Minimum Amount”) from such Underwritten Offering, then the Company shall, upon the written demand of such Stockholders (any such Stockholder a “Demanding Holder” and, collectively, the “Demanding Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Company after consultation with the Demanding Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Underwritten Offerings pursuant to this Section 6.02 for each of the DK Stockholders Group, the SBT Stockholder Group and the DEAC Stockholder Group (and not more than six (6) Underwritten Offerings for all Stockholders in the aggregate) (the “Underwritten Offerings Cap”); provided further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 6.02.

(b)           Notice. In addition, the Company shall give prompt written notice to each other Stockholder regarding such proposed Underwritten Offering, and such notice shall offer such Stockholder the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to the Company within five (5) Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder. In connection with any Underwritten Offering contemplated by this Section 6.02, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 6.05) and other rights and obligations as are customary in underwritten offerings of equity securities. No Demanding Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Demanding Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(c)           Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all Common Stock or other equity securities that the Company or any other Stockholder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

i.              first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

ii.             second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

iii.            third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), Common Stock or other equity securities of (x) other Stockholders who have elected to participate in the Underwritten Offering pursuant to Section 6.02(a) or (y) persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.

(d)           A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 6.02 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering (including, without limitation, for purposes of the Underwritten Offerings Cap); provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders in such Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, such Underwritten Offering shall not count against the Underwritten Offerings Cap. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 6.02(d).

Section 6.03         Piggyback Registration Rights.

(a)            If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 6.02 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Stockholders as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within one (1) Business Day after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Stockholders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of Section 6.03(b).

(b)          Subject to Section 6.03(a), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 6.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 6.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(c)           If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Stockholders participating in the Piggyback Registration that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 6.01 and 6.02, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

i.             If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration:

(A)          first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B)           second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 6.02 and 6.03 hereof; and

(C)           third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

ii.            If the Registration is pursuant to a request by persons or entities other than the Stockholders, then the Company shall include in any such Registration

(A)          first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders, which can be sold without exceeding the Maximum Number of Securities;

(B)           second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 6.02 and 6.03 hereof;

(C)           third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(D)           fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

iii.            Any Stockholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 6.03.

(d)           For purposes of clarity, any Registration effected pursuant to Section 6.03 hereof shall not be counted as a Registration effected under Section 6.02 hereof.

Section 6.04         Company Procedures.

(a)           General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

i.              prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

ii.             prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders included in such Registration, and to one legal counsel selected by such Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders included in such Registration or the legal counsel for any such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.

iii.             prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Stockholders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

iv.            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

v.             provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

vi.            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

vii.            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

viii.          notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 6.04(c) hereof;

ix.             permit a representative of the Stockholders (such representative to be selected by a majority of the participating Stockholders), the Underwriters, if any, and any attorney or accountant retained by such Stockholders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Stockholder or Underwriter or any information regarding any Stockholder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Stockholder or Underwriter and providing each such Stockholder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

x.              obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Stockholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Stockholders;

xi.             on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Stockholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Stockholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Stockholders;

xii.            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

xiii.            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

xiv.           if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

xv.            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Stockholders, in connection with such Registration.

(b)           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Stockholders that the Stockholders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Stockholders.

(c)           Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

(d)           Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”). If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”. In the event the Company exercises its rights under the preceding sentence, the Stockholders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Stockholders of the expiration of any period during which it exercised its rights under this Section 6.04(d). Notwithstanding anything to the contrary in this Section 6.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.

(e)           Reporting Obligations. As long as any Stockholder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Stockholder, the Company shall deliver to such Stockholder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 6.05       Indemnification and Contribution

(a)           The Company agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Stockholder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Stockholder.

(b)           In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders of Registrable Securities, and the liability of each such Stockholder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c)           Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)           The indemnification provided for under this Article VI shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Stockholder’s indemnification is unavailable for any reason.

(e)           If the indemnification provided under Section 6.05 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 6.05(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6.05(a), (b) and (c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection Section 6.05(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 6.05(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.05(e) from any person who was not guilty of such fraudulent misrepresentation.

Section 6.06       Miscellaneous Registration Rights Provisions

(a)           Prior to the expiration of the DEAC Lock-up Period or the DK/SBT Lock-up Period, as applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with such Transfer of Registrable Securities pursuant to Section 3.02.

(b)           Other Registration Rights. The Company represents and warrants that no Person, other than a Stockholder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Article VII.

UNSUITABLE PERSONS; COMPLIANCE WITH GAMING LAWS

Section 7.01       Each Stockholder hereby acknowledges and agrees that it is bound by and that it shall comply with the terms of Article XII (Unsuitable Persons) of the A&R Charter.

Article VIII.
MISCELLANEOUS

Section 8.01       Release of Liability.

In the event any Stockholder shall Transfer all of the Common Stock (together with the transfer or surrender of all Earnout Shares, if any) held by such Stockholder in compliance with the provisions of this Agreement (including, without limitation, if accompanied with the assignment of rights and obligations hereunder, the execution and delivery by the transferee of a Joinder Agreement) without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct.

Section 8.02       Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) when delivered in person or by a nationally recognized overnight courier (with written confirmation of receipt), (b) upon receipt of confirmation of successful transmission if sent by facsimile or (c) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to any of the DK Stockholder Group:

DraftKings Inc.
222 Berkeley Street
Boston, MA 02116

Attention: Stanton Dodge

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller

If to any of the SBT Stockholder Group:

SBT Sellers’ Representative (per his address in the BCA)

with a copy to (which shall not constitute notice):

Herzog Fox & Neeman

Asia House

4 Weizmann St.

Tel Aviv 6423904, Israel

Attention: Gil White; Ran Hai

If to the Company to:

DraftKings Inc.
222 Berkeley Street
Boston, MA 02116

Attention: Stanton Dodge

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller

If to any of the DEAC Stockholder Group to:

c/o Diamond Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Jeff Sagansky

with a copy to (which shall not constitute notice)

Winston & Strawn LLP

333 South Grand Avenue, 38th Floor

Los Angeles, CA 90071

Attention: Joel L. Rubinstein

Section 8.03       Interpretation.

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04       Headings.

The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 8.05       Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.06       Entire Agreement.

This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 8.07       Amendment and Modification; Waiver.

This Agreement may be amended only by a written instrument signed by (a) the Company, (b) the DK Stockholder Group Representative (for so long as the DK Stockholder Group continues to own Common Stock), (c) the DEAC Founder Group Representative (for so long as the DEAC Stockholder Group continues to own Common Stock) and (d) the SBT Sellers’ Representative (for so long as the SBT Stockholder Group continues to own Common Stock); provided, however, that no such amendment shall materially adversely change the rights or obligations of any Stockholder disproportionately generally vis a vis other Stockholders party to this Agreement without the written approval of such disproportionately affected Stockholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Company shall not waive any provision of this Agreement without the written consent of (x) the DK Stockholder Group Representative (for so long as the DK Stockholder Group continues to own Common Stock), (y) the DEAC Founder Group Representative (for so long as the DEAC Stockholder Group continues to own Common Stock) and (z) the SBT Sellers’ Representative (for so long as the SBT Stockholder Group continues to own Common Stock).

Section 8.08       Appointment of Representatives

(a)           DK Stockholder Group Representative. Each DK Stockholder hereby irrevocably and unconditionally authorizes and appoints the DK Stockholder Group Representative as representative of the DK Stockholder Group for all purposes of Section 8.07. Any action taken or any exercise of powers under Section 8.07 by the DK Stockholder Group Representative shall be binding on each DK Stockholder for purposes thereof, shall be deemed to be taken or exercised by each DK Stockholder, and the Company and other Stockholders shall be entitled to assume that any action taken by the DK Stockholder Group Representative for purposes of Section 8.07 is binding on all of DK Stockholders, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the DK Stockholder Group Representative. None of the Company or the Stockholders shall be liable to any DK Stockholder for any action taken or omitted to be taken by the DK Stockholder Group Representative. Each DK Stockholder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the DK Stockholder Group Representative in relation to the performance (or non-performance) of any of the rights and duties of the DK Stockholder Group Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the DK Stockholder Group Representative.

(b)           DEAC Founder Group Representative. Each member of the DEAC Founder Group hereby irrevocably and unconditionally authorizes and appoints the DEAC Founder Group Representative as representative of the DEAC Founder Group for all purposes of Section 8.07. Any action taken or any exercise of powers under Section 8.07 by the DEAC Founder Group Representative shall be binding on each member of the DEAC Founder Group for purposes thereof, shall be deemed to be taken or exercised by each member of the DEAC Founder Group, and the Company and other Stockholders shall be entitled to assume that any action taken by the DEAC Founder Group Representative for purposes of Section 8.07 is binding on all of members of the DEAC Founder Group, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the DEAC Founder Group Representative. None of the Company or the Stockholders shall be liable to any member of the DEAC Founder Group for any action taken or omitted to be taken by the DEAC Founder Group Representative. Each member of the DEAC Founder Group hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the DEAC Founder Group Representative in relation to the performance (or non-performance) of any of the rights and duties of the DEAC Founder Group Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the DEAC Founder Group Representative

(c)           SBT Sellers’ Representative. Without derogating from the provisions of Section 9.12 of the BCA, each SBT Stockholder hereby irrevocably and unconditionally authorizes and appoints the SBT Sellers’ Representative as representative of the SBT Stockholder Group for all purposes of Section 8.07. Any action taken or any exercise of powers Section 8.07 by the SBT Sellers’ Representative shall be binding on each SBT Stockholder for purposes thereof, shall be deemed to be taken or exercised by each SBT Stockholder, and the Company and other Stockholders shall be entitled to assume that any action taken by the SBT Sellers’ Representative for purposes of Section 8.07 is binding on all of SBT Stockholders, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the SBT Sellers’ Representative. None of the Company or the Stockholders shall be liable to any SBT Stockholder for any action taken or omitted to be taken by the SBT Sellers’ Representative. Each SBT Stockholder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the SBT Sellers’ Representative in relation to the performance (or non-performance) of any of the rights and duties of the SBT Sellers’ Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the SBT Sellers’ Representative.

Section 8.09       Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that a Stockholder may assign any and all of its rights under this Agreement (whether his personal rights or his rights as a member of the applicable Group (i.e. a member of the DK Stockholder Group, SBT Stockholder Group or DEAC Stockholder Group), together with its Common Stock, to a permitted assignee or transferee in compliance with Article III hereof (and such transferee or assignee shall be deemed to be a member of the any of the above mentioned groups to which the transferor belonged).

Section 8.10       No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11       Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Nevada.

Section 8.12       Equitable Remedies.

Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 8.13       Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.14       Jurisdiction and Venue; Waiver of Jury Trial.

Each party hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Nevada and the United States District Court therein in connection with any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO, AND AGREES NOT TO REQUEST, TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15       Termination of DK Stockholders Arrangements

Each DK Stockholder hereby agrees and agrees to cause its applicable Affiliates to, and the Company hereby agrees to cause DK, to take all reasonable actions necessary to terminate, effective as of the Closing, each of the agreements set forth on Schedule 2 hereto to which such DK Stockholder or any of its Affiliates is a party and any other agreement with DK to which such DK Stockholder or any of its Affiliates is a party and, by its terms, terminates upon a public offering of DK securities. Each DK Stockholder hereby acknowledges and agrees, and agrees to cause its applicable affiliates to acknowledge and agree, that for the purposes of each of the agreements (if any) to which such Stockholder is a party with the Company that, by its terms, is to automatically terminate upon a public offering of any securities of DK, the consummation of the Transactions shall be deemed to constitute such a public offering and that such agreements shall terminate in accordance with such terms, effective as of the Closing.

Section 8.16       Additional Securities Subject to Agreement

Each Stockholder agrees that any other Company Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 8.17       Further Assurances

Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:

DraftKings Inc., a Nevada corporation

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Stockholders:

DK Stockholder Group

[By:
Name:
Title: ]

DK Stockholders Group Representative

Name:

[Signature Page to Stockholders Agreement]

SBT Stockholder Group

Shalom Meckenzie

By: Shalom Meckenzie

Randolph John Anderson

By: Randolph John Anderson

J. Gleek Properties Ltd.

By:
Name:
Title:

SBT Sellers’ Representative

By:	Shalom Meckenzie

[Signature Page to Stockholders Agreement]

DEAC Stockholder Group

[the Independent Directors

By:
Name:
Title: ]

Eagle Equity Partners LLC

By:
Name:
Title:

HARRY E. SLOAN

DEAC Founder Group Representative

Name:

[Signature Page to Stockholders Agreement]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of [•], 2019 (as the same may be amended from time to time, the “Stockholders Agreement”) among DraftKings Inc., a Nevada corporation (the “Company”), the DK Stockholder Group, the Founder Stockholder Group, and the SBT Stockholder Group (as defined thereto).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired the Common Stock (to the extent permitted by the Stockholders Agreement) as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________, 20[ ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ] day of [ ], 20[ ]:

By:
Name:
Title:

SCHEDULE 1

DK STOCKHOLDER GROUP1 2

1:	NTD: To include DK founders, directors, executive officers and 1% and greater stockholders.

[2]	For the avoidance of doubt, shares of Class A Common Stock held by DK Stockholders as acquired in the Equity Offering (as such term is defined in the BCA) shall not constitute shares of Common Stock owned by such Stockholder for purposes of this Agreement.

SCHEDULE 2

DK STOCKHOLDER GROUP CONTRACTS

EXHIBIT F

NV Merger Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated [_____], 2020, by and among Diamond Eagle Acquisition Corp., a Delaware Corporation (“DEAC”) and DEAC NV Merger Corp., a Nevada corporation (“DEAC NewCo”).

WHEREAS, DEAC is a blank check company formed to acquire one or more operating businesses through a business combination transaction;

WHEREAS, prior to the date hereof, DEAC formed DEAC NewCo as a wholly-owned subsidiary of DEAC;

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Business Combination (as defined below), DEAC NewCo shall merge with and into DEAC (the “Merger”) in accordance with the terms of the Nevada Revised Statutes and the Delaware General Corporation Law, with DEAC NewCo surviving such merger;

WHEREAS, as a result of the Merger, the separate existence of DEAC in Delaware will cease;

WHEREAS, DEAC will cause DEAC NewCo to file a registration statement on Form S-4 in connection with the Merger;

WHEREAS, the board of directors of each of DEAC and DEAC NewCo has unanimously approved this Agreement and declared it advisable for DEAC and DEAC NewCo, respectively, to enter into this Agreement.

NOW, THEREFORE, on the terms, and subject to the conditions of this Agreement, DEAC and DEAC NewCo agree as follows:

1.            Effective Time. The Merger will be consummated by DEAC and/or DEAC NewCo filing: (a) a certificate of merger (the “Certificate”) with the Secretary of State of the State of Delaware under the Delaware General Corporation Law; and (b) articles of merger (the “Articles”) with the with the Secretary of State of the State of Nevada under the Nevada Revised Statutes. The Merger will be effective with effect from the filing of the Certificate in the State of Delaware and the Articles in the State of Nevada (the “Effective Time”); provided, that the Certificate and the Articles shall be filed in the State of Delaware and the State of Nevada, respectively, simultaneously with the consummation of the Business Combination.

2.            Merger. At the Effective Time, DEAC will merge with and into DEAC NewCo, and DEAC NewCo shall be the surviving company in the Merger (hereinafter referred to as the “Surviving Company”).

3.            Articles of Incorporation and Bylaws. The Articles of Incorporation attached hereto as Exhibit A shall be the Articles of Incorporation of the Surviving Company. The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Company.

4.            Directors and Officers. The directors of the Surviving Company shall be those who have been voted into office at the special meeting of the DEAC stockholders that was held to approve the Business Combination and related matters, each to hold office in accordance with the Articles of Incorporation of the Surviving Company and the Stockholders Agreement entered into on the date hereof. The officers of DK immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation of the Surviving Company.

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5.            Succession. From and after the Effective Time, the Surviving Company shall succeed, without other transfer, to all of the rights and property of DEAC, and will be subject to all of the debts and liabilities of DEAC.

6.            Further Assurances. From time to time as and when requested by the Surviving Company or by its successors and assigns, the last acting officers of DEAC, or the corresponding directors and officers of the Surviving Company, may, in the name of DEAC, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further actions, as the Surviving Company may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Company title to and possession of all of the property, rights, privileges, immunities, powers and franchises of DEAC (and otherwise to carry out the purposes of this Agreement).

7.            Conversion of Securities.

A.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares of DEAC, each Class A ordinary share of a par value of US$0.0001 each and Class B ordinary share of a par value of US$0.0001 each issued and outstanding in DEAC shall be cancelled and will be automatically converted into one share of common stock in DEAC NewCo.

B.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of DEAC Warrants, each DEAC Warrant (or portion thereof) that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such DEAC Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the amount of Class A ordinary share(s) of DEAC set forth therein, and in substitution thereof, such DEAC Warrant (or portion thereof) shall entitle the holder thereof to acquire such equal number of share(s) of common stock of DEAC NewCo per DEAC Warrant (or portion thereof).

C.	Upon the Effective Time, all issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing the issued and outstanding shares of the Surviving Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Business Combination Transactions” means the transactions contemplated by that certain Business Combination Agreement dated as of December 22, 2019 between DEAC, DraftKings, Inc. (“DK”), SBTech (Global) Limited (“SBT”), certain selling equityholders of SBT, DEAC NV Merger Corp. and DEAC Merger Sub Inc.

“DEAC Warrant” means each warrant entitling the holder thereof to purchase one (1) Class A ordinary share of a par value of US$0.0001 in DEAC on the terms and conditions set forth in the Warrant Agreement.

“Warrant Agreement” means that certain warrant agreement, dated as of May 10, 2019, by and between DEAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, governing the DEAC Warrants.

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8.            Share Certificates. Upon the Effective Time, each certificate (if any) representing issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing the shares of DEAC NewCo.

9.            Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

10.          Governing Law. This Agreement and all rights hereunder shall be interpreted and enforced in accordance with the laws of the State of Nevada, without regard to the conflicts of laws rules thereof.

11.          Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

DIAMOND EAGLE ACQUISITION CORP.

By:

Name:

Title:

DEAC NV MERGER CORP.

By:

Name:

Title:

EXHIBIT G

Declaration of Israeli Tax Resident

SCHEDULE 1

Pro Forma Capitalization Table of New DK